UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CLARK HOLDINGS INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: Common Stock, Par Value $0.01 Per Share
(2)	Aggregate number of securities to which transaction applies: As of September 14, 2011, 12,032,193 shares of Common Stock outstanding and 100,000 shares of common stock subject to options
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for purposes of calculating the registration fee, the maximum aggregate value of the transaction was calculated as the sum of (A) 12,032,193 shares of Common Stock at $0.46 per share, and (B) 100,000 shares of common stock underlying outstanding stock options with exercise prices less than $0.46 per share multiplied by $0.115 (which is the difference between $0.46 per share and the weighted average exercise price per share). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0001161 by the maximum aggregate value of the transaction.
(4)	Proposed maximum aggregate value of transaction: $5,546,308.78
(5)	Total fee paid: $643.93
☒	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CLARK HOLDINGS INC. 121 New York Avenue Trenton, New Jersey 08638

October 4, 2011

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Clark Holdings Inc. (“Clark”) to be held at the offices of Graubard Miller, Clark’s counsel, located at The Chrysler Building, 405 Lexington Avenue, 19th Floor, New York, New York 10174, on Thursday, November 3, 2011 at 9:00 a.m., local time.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of September 1, 2011, by and among Clark, Gores Logistics Holdings, LLC (“Gores Logistics”), an affiliate of The Gores Group, LLC, and Gores Logistics Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Gores Logistics, as such agreement may be amended from time to time (the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub will merge with and into Clark with Clark continuing as the surviving corporation and a wholly owned subsidiary of Gores Logistics (the “Merger”). We are also asking that you grant the authority to vote your shares (i) to authorize Clark’s board of directors, in its discretion, to adjourn the special meeting to a later date or dates, if necessary, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the Merger Agreement at the time of the special meeting, and (ii) to approve, solely on a non-binding, advisory basis, the “golden parachute” arrangements and compensation for certain of Clark’s named executive officers in connection with the Merger. If the Merger Agreement is adopted and the Merger is completed, Clark’s stockholders will be entitled to receive $0.46 in cash, without interest and less any applicable withholding taxes, for each share of Clark common stock owned by them as of the effective time of the Merger.

After careful consideration, our board of directors determined that the Merger Agreement and the terms and conditions of the Merger and the Merger Agreement are advisable and in the best interests of Clark and its stockholders. Our board of directors has approved the Merger Agreement. Our board of directors recommends that you vote “FOR” the adoption of the Merger Agreement at the special meeting. Pursuant to a voting agreement with Gores Logistics, certain of Clark’s executive officers and all of its directors have agreed to vote all of the common stock of Clark beneficially owned by them, whether now owned or hereafter acquired, in favor of the adoption and approval of the Merger Agreement.

The enclosed Notice of Special Meeting and Proxy Statement explain the proposed Merger and provide specific information concerning the special meeting. Please read these materials (including the annexes) carefully.

Your vote is very important, regardless of the number of shares you own.  The proposal to adopt the Merger Agreement must be approved by the holders of a majority of the outstanding shares of Clark common stock entitled to vote at the special meeting. Therefore, if you do not return your proxy card, submit a proxy via the Internet or by telephone or attend the special meeting and vote in person, it will have the same effect as if you voted “AGAINST” adoption of the Merger Agreement. If your shares are held in “street name” by your broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct such broker, bank or nominee to vote your shares. Only stockholders who owned shares of Clark common stock at the close of business on October 3, 2011, the record date for the special meeting, will be entitled to vote at the special meeting. Even if you plan to attend the special meeting, we urge you to promptly submit a proxy for your shares via the Internet or by telephone or by completing, signing, dating and returning the enclosed proxy card. Giving your proxy now will not affect your right to vote in person if you attend the special meeting.

On behalf of your board of directors, thank you for your continued support.

Sincerely, Donald G. McInnes Chairman of the Board, Clark Holdings Inc.

Neither the United States Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger or the Merger Agreement, passed upon the merits or fairness of the Merger or the Merger Agreement or passed upon the adequacy or accuracy of the disclosures in the enclosed Proxy Statement. Any representation to the contrary is a criminal offense.

The enclosed Proxy Statement is dated October 4, 2011 and is first being mailed to stockholders of Clark on or about October 6, 2011.

CLARK HOLDINGS INC.
121 NEW YORK AVENUE
TRENTON, NEW JERSEY 08638

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 3, 2011

To the Stockholders of Clark Holdings Inc.:

NOTICE IS HEREBY GIVEN THAT a special meeting of the stockholders of Clark Holdings Inc., a Delaware corporation (“Clark”), will be held at the offices of Graubard Miller, Clark’s counsel, located at The Chrysler Building, 405 Lexington Avenue, 19th Floor, New York, New York 10174, on Thursday, November 3, 2011 at 9:00 a.m., local time, for the following purposes:

1.  to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of September 1, 2011, by and among Clark, Gores Logistics Holdings, LLC (“Gores Logistics”) and Gores Logistics Sub, Inc. (“Merger Sub”), as such agreement may be amended from time to time (the “Merger Agreement”), pursuant to which, Merger Sub will merge with and into Clark with Clark continuing as the surviving corporation and a wholly owned subsidiary of Gores Logistics (the “Merger”);

2.  to consider and vote upon any proposal to authorize the Clark board of directors, in its discretion, to adjourn the special meeting to a later date or dates, if necessary, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the Merger Agreement at the time of the special meeting;

3.  to consider and vote upon a proposal to approve, solely on a non-binding, advisory basis, the “golden parachute” arrangements and compensation for certain of Clark’s named executive officers in connection with the Merger; and

4.  to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof by or at the direction of Clark’s board of directors.

All stockholders of record of shares of Clark’s common stock at the close of business on October 3, 2011 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on October 3, 2011 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. A complete list of these stockholders will be available at Clark’s principal executive offices, located at 121 New York Avenue, Trenton, NJ 08638, for at least ten days prior to the special meeting. Such list will also be produced and kept at the offices of Graubard Miller, Clark’s counsel, located at The Chrysler Building, 405 Lexington Avenue, 19th Floor, New York, New York 10174, during the special meeting.

Pursuant to a voting agreement with Gores Logistics, certain of Clark’s executive officers and all of its directors have agreed to vote all of the common stock of Clark beneficially owned by them, whether now owned or hereafter acquired, in favor of the adoption and approval of the Merger Agreement.

Your vote is important.  We urge you to complete, sign, date and return your proxy card as promptly as possible by mailing the card in the enclosed postage prepaid envelope, whether or not you expect to attend the special meeting. You may also submit a proxy via the Internet or by telephone by following the instructions on your proxy card. If you are unable to attend in person and you return your proxy card or submit a proxy via the Internet or by telephone, your shares will be voted at the special meeting in accordance with your proxy. If your shares are held in “street name” by your broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct such broker, bank or nominee to vote your shares. Only your broker, bank or other nominee can vote your shares at the special meeting, unless you obtain a valid legal proxy from such broker, bank or nominee.

Our board of directors recommends that you vote “FOR” the adoption of the Merger Agreement, “FOR” any proposal to authorize the Clark board of directors, in its discretion, to adjourn the special meeting to a later date or dates, if necessary, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the Merger Agreement at the time of the special meeting and “FOR” the non-binding proposal to approve the “golden parachute” arrangements and compensation for certain of Clark’s named executive officers in connection with the Merger.

Under Delaware law, if the Merger is completed, holders of Clark’s common stock who do not vote in favor of adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery. In order to exercise your appraisal rights, you must submit a written demand for an appraisal prior to the stockholder vote on the Merger Agreement, not vote in favor of adoption of the Merger Agreement and comply with other Delaware law procedures explained in the accompanying proxy statement.

The Merger is described in the accompanying proxy statement, which we urge you to read carefully. A copy of the Merger Agreement is attached as Annex A to the proxy statement.

Whether or not you plan to attend the special meeting, please submit your proxy by promptly completing, signing, dating and returning the enclosed proxy card in the postage prepaid envelope so that your shares may be represented at the special meeting. Prior to the vote, you may revoke your proxy in the manner described in the proxy statement.

By Order of the Board of Directors

Donald G. McInnes
Chairman of the Board

Trenton, New Jersey
October 4, 2011

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage prepaid envelope, or submit a proxy via the Internet or by telephone by following the instructions on your proxy card. Giving your proxy now will not affect your right to vote in person if you attend the special meeting.

CLARK HOLDINGS INC.

PROXY STATEMENT FOR
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 3, 2011

i

ii

INTRODUCTION

This proxy statement and the accompanying proxy card are being furnished in connection with solicitation of proxies by our board of directors for use at a special meeting of our stockholders to be held at the offices of Graubard Miller, our counsel, located at The Chrysler Building, 405 Lexington Avenue, 19th Floor, New York, New York 10174, on Thursday, November 3, 2011 at 9:00 a.m., local time, and any postponements or adjournments thereof.

Except as otherwise specifically noted in this proxy statement:

•	“Clark” and “we,” “our,” “us” and similar words refer to Clark Holdings Inc., a Delaware corporation, and, unless the context otherwise requires, its operating subsidiaries;
•	“Gores Logistics” refers to Gores Logistics Holdings, LLC, a Delaware limited liability company;
•	“Merger Sub” refers to Gores Logistics Sub, Inc., a Delaware corporation;
•	“Merger Agreement” refers to the Agreement and Plan of Merger, dated September 1, 2011, by and among Clark, Gores Logistics and Merger Sub, as the same may be amended, restated or supplemented from time to time;
•	“merger” refers to the merger of Merger Sub with and into Clark, with Clark continuing as the surviving corporation and a wholly owned subsidiary of Gores Logistics; and
•	“surviving corporation” refers to Clark after the effective time of the merger, as the surviving corporation of the merger.

This proxy statement is dated October 4, 2011 and is first being mailed to stockholders of Clark on or about October 6, 2011.

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this proxy statement and may not contain all of the information that is important to you. To better understand the merger and for a more complete description of the legal terms of the transaction, you should read carefully this entire proxy statement and the Merger Agreement and the other annexes to this proxy statement. Each item in this summary term sheet includes a page reference directing you to a more complete description of the item in this proxy statement.

The Parties to the Merger (page 23)

Clark Holdings Inc.

Clark Holdings Inc., a Delaware corporation, provides non-asset based transportation and logistics services primarily to the print media industry throughout the United States and between the United States and other countries. We currently have two divisions, a domestic division and an international division. Our domestic division operates through a network of operating centers where it consolidates mass market consumer publications so that the publications can be transported in larger, more efficient quantities to common destination points. We refer to each common destination point’s aggregated publications as a “pool.” By building these pools, our domestic division offers cost effective transportation and logistics services for time sensitive publications. Our international division has an operating model similar to that of a traditional freight forwarder. It utilizes three distribution centers to consolidate shipments and arrange for international transportation of time sensitive publications, including books and magazines, utilizing third-party carriers (air, ocean or ground). See “Where You Can Find More Information” beginning on page 81.

Clark was incorporated in the state of Delaware on September 1, 2005. Our principal office is located at 121 New York Avenue, Trenton, New Jersey 08638 and our telephone number at that location is (609) 396-1100.

Gores Logistics Holdings, LLC

Gores Logistics Holdings, LLC, a Delaware limited liability company, is an affiliate of The Gores Group, LLC, or “The Gores Group,” formed to serve as an investment vehicle for partnerships affiliated with The Gores Group in businesses in the transportation and logistics industry. Gores Logistics has not acquired any operating businesses as of the date of this proxy statement. The Gores Group is a private equity firm focused on acquiring controlling interests in mature and growing businesses.

Gores Logistics was formed in the state of Delaware on August 19, 2011. Gores Logistics’ principal office is located at c/o The Gores Group, LLC, 6260 Lookout Road, Boulder, CO 80301 and its telephone number at that location is (303) 531-1000.

Gores Logistics Sub, Inc.

Gores Logistics Sub, Inc., a Delaware corporation, is a wholly owned subsidiary of Gores Logistics, formed solely for the purpose of engaging in the transactions described in this proxy statement. Merger Sub has not engaged in any business activities or conducted any operations other than in connection with such transactions. Upon consummation of the merger, Merger Sub will cease to exist, and Clark will continue as the surviving corporation and a wholly owned subsidiary of Gores Logistics.

Merger Sub was incorporated in the state of Delaware on August 19, 2011. Merger Sub’s principal office is located at c/o The Gores Group, LLC, 6260 Lookout Road, Boulder, CO 80301 and its telephone number at that location is (303) 531-1000.

The Merger (page 24)

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will be merged with and into Clark, with Clark continuing as the surviving corporation and a wholly owned subsidiary of Gores Logistics. If the merger is completed, you will be entitled to receive $0.46 in cash, without interest and less any applicable withholding taxes, in exchange for each share of our common stock that you own as of the effective time of the merger and for which you have not properly exercised appraisal rights.

After the merger is completed, you will have the right to receive the $0.46 per share cash merger consideration, but you will no longer have any rights as a stockholder of ours and will have no rights as a stockholder of Gores Logistics as a result of the merger. Our stockholders will receive the per share cash merger consideration after surrendering their shares in accordance with the instructions contained in the letter of transmittal to be sent to our stockholders shortly after closing of the merger. As a result of the merger, Clark will cease to be a publicly-traded company.

The Merger Agreement is attached as Annex A to this proxy statement. Please read it carefully.

Treatment of Stock Options (page 53)

Immediately prior to the effective time of the merger, each option to purchase shares of our common stock that is outstanding under any of our equity plans will accelerate and become fully vested and exercisable. By virtue of the merger, each stock option outstanding immediately prior to the effective time will be cancelled and converted into the right to receive a cash payment in an amount equal to the product of (i) the amount (if any) by which $0.46 exceeds the applicable per share exercise price, multiplied by (ii) the number of shares of common stock issuable upon exercise of such stock option, without interest and less any applicable withholding taxes. The surviving corporation will make such cash payments on Clark’s behalf.

Reasons for the Merger and Recommendation of Our Board of Directors (page 33)

Our board of directors recommends that you vote “FOR” adoption of the Merger Agreement and “FOR” any proposal to authorize our board of directors, in its discretion, to adjourn the special meeting, if necessary, to solicit additional proxies, and “FOR” the non-binding proposal to approve the “golden parachute” arrangements and compensation for certain of Clark’s named executive officers in connection with the merger. At a meeting of our board of directors on August 27, 2011, after consultation with our management, financial advisors (including our investment banker) and legal counsel, our board of directors determined that the Merger Agreement and the merger are advisable and in the best interests of Clark and its stockholders and approved the Merger Agreement.

In the course of reaching its decision, our board of directors consulted with our management, financial advisors (including our investment banker) and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others:

•	that the all-cash per share merger consideration will provide our stockholders with immediate fair value, in cash, for their shares of Clark common stock;
•	historical market prices, volatility and trading information with respect to the Clark common stock;
•	the financial presentation and opinion, dated August 27, 2011, of Integgra to our board of directors as to the fairness, from a financial point of view and as of the date of its opinion, of the $0.46 per share merger consideration to be received in the merger by holders of Clark common stock;
•	our current and historical financial condition, results of operations, competitive position, strategic options and prospects, as well as the financial plan and prospects if we were to remain an independent public company, including the risks and uncertainties with respect to achieving success in growing our business in light of the current and foreseeable market conditions, including the risks and uncertainties in the United States and global economy generally and the transportation and logistics and print media industries specifically;
•	various strategic alternatives to a sale of Clark and the board of directors’ assessment, with the assistance of its financial advisors (including our investment banker), that no available alternatives to a sale of Clark were reasonably likely to be more favorable to Clark’s stockholders, taking into account risks of execution as well as business, competitive, industry and market risk;
•	the substantial number of potential buyers, both strategic and financial, solicited in connection with a possible transaction;
•	our ability, until 11:59 p.m., Eastern time, on September 30, 2011, to solicit any inquiry or the making of any acquisition proposals from third parties and to participate in any negotiations or discussions with third parties with respect to any acquisition proposals;

•	our ability, at any time before the Merger Agreement is adopted by our stockholders, if our board of directors determines that an acquisition proposal is a superior proposal, to terminate the Merger Agreement and enter into an alternative acquisition agreement with respect to such superior proposal, so long as we comply with certain terms of the Merger Agreement, including paying a termination fee of $194,000 to Gores Logistics and reimbursing Gores Logistics for its expenses up to $175,000;
•	the receipt by Gores Logistics of equity commitment letters from certain existing investment partnerships affiliated with The Gores Group, the terms of the commitment letters and the financial resources available to the investment partnerships;
•	that Clark has been named a third party beneficiary of the equity commitment letters;
•	that there is no financing condition to Gores Logistics’ obligations under the Merger Agreement;
•	Clark’s ability, under certain circumstances pursuant to the Merger Agreement, to enforce specifically the terms of the Merger Agreement; and
•	our board of directors’ belief that prolonging the process of exploring various alternatives could have (i) resulted in the loss of Gores Logistics’ offer, (ii) resulted in erosion of customer and carrier confidence in our financial stability, (iii) negative impacts on the morale of employees, and (iv) distracted employees and management from implementing our operating plan.

Our board of directors also considered a number of uncertainties and risks in its deliberations concerning the merger and the other transactions contemplated by the Merger Agreement, including the following:

•	growth and profits of Clark following the completion of the transactions;
•	the risk that the proposed transactions might not be completed and the effect of the resulting public announcement of termination of the Merger Agreement on the market for our common stock and our business;
•	the significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to complete the merger and related disruptions to the operation of our business;
•	the terms of the Merger Agreement, including the operational restrictions imposed on us between signing and closing (which may delay or prevent us from undertaking business opportunities that may arise pending the completion of the transaction);
•	the possibility that the $194,000 termination fee and up to $175,000 of Gores Logistics’ expenses payable by Clark upon the termination of the Merger Agreement under certain circumstances could discourage other potential acquirers from making a competing bid to acquire Clark;
•	the fact that, while we expect that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, and, as a result, the merger may not be consummated;
•	the fact that Gores Logistics and Merger Sub are newly-formed entities with essentially no assets other than the equity commitment letter and that the investment partnerships affiliated with The Gores Group may default on their obligations under the equity commitment letter;
•	that our directors and executive officers have interests in the merger; and
•	that an all-cash transaction would be taxable to our stockholders that are United States holders for United States federal income tax purposes.

Opinion of Financial Advisor (page 36)

We retained Integgra Advisory Services, LLC, or “Integgra,” to evaluate whether the consideration in the proposed merger was fair, from a financial point of view, to the holders of our common stock. At the meeting of the our board of directors on August 27, 2011, Integgra rendered its written opinion to our board of directors that, as of such date and based upon and subject to the various factors, assumptions, qualifications and limitations set forth in such written opinion, the $0.46 per share cash consideration to be paid to the holders of our common stock in the merger was fair, from a financial point of view, to the holders of our common stock. The written opinion of Integgra, dated August 27, 2011, is sometimes referred to herein as the “Integgra opinion.”

The full text of the Integgra opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the Integgra opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. Stockholders should read this opinion carefully and in its entirety. The Integgra opinion is directed to our board of directors, addresses only the fairness from a financial point of view, to the holders of our common stock of the $0.46 per share cash consideration to be paid to such holders in the proposed merger, and does not address any other aspect of the merger or any other transactions. Integgra provided its opinion for the information and assistance of our board of directors in connection with its consideration of the proposed merger.

The opinion of Integgra does not constitute a recommendation as to how any stockholder should vote with respect to the proposed merger or any other matter.

Financing of the Merger (page 43)

Gores Logistics and Merger Sub have estimated that the total amount of funds necessary to pay the aggregate merger consideration, including the aggregate consideration payable to the holders of our outstanding stock options, and the charges, fees and expenses related to the merger that are payable at the closing, will be approximately $6.8 million.

In addition, Gores Logistics will, simultaneously with the closing of the merger, repay on our behalf the outstanding balance of the credit facility or, subject to the consent of Cole Taylor Bank, extend or refinance the credit facility. Gores Logistics will also either replace any outstanding letters of credit under the credit facility or otherwise satisfy Cole Taylor Bank and the beneficiaries of the letters of credit as to the disposition or retention of such letters or credit. As of September 30, 2011, the outstanding balance on the credit facility was approximately $2.3 million and the applicable interest rate was 6.5%. See “The Merger Agreement — Payoff of Outstanding Loans” beginning on page 47.

Gores Logistics has said it intends to fund the transaction with cash available to it and has represented to us that it will have sufficient funds to make such payments. Consummation of the merger is not conditioned on Gores Logistics obtaining any financing. Gores Logistics has obtained an equity financing commitment of up to $10 million in cash from certain existing investment partnerships affiliated with The Gores Group, in order to fund Gores Logistics’ obligations under the Merger Agreement. Clark has been named as a third party beneficiary of such commitment.

The Special Meeting (page 19)

Date, Time and Place.  A special meeting of our stockholders will be held on Thursday, November 3, 2011, at the offices of Graubard Miller, our counsel, located at The Chrysler Building, 405 Lexington Avenue, 19th Floor, New York, New York 10174, at 9:00 a.m., local time, to consider and vote on:

•	a proposal to adopt the Merger Agreement;
•	any proposal to authorize our board of directors, in its discretion, to adjourn the special meeting to a later date or dates, if necessary, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the Merger Agreement at the time of the special meeting; and
•	a proposal to approve, solely on a non-binding, advisory basis, the “golden parachute” arrangements and compensation for certain of Clark’s named executive officers in connection with the merger.

Stockholders will also consider and act upon such other business that may properly come before the special meeting or any adjournment or postponement thereof.

Record Date and Voting Power.  You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on October 3, 2011, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. The outstanding shares of our common stock at the close of business on the record date are entitled to cast a total of 12,032,193 votes at the special meeting.

Required Vote.  The proposal to adopt the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Any proposal to authorize our board of directors, in its discretion, to adjourn the special meeting, if necessary, to solicit additional proxies and the non-binding proposal to approve the “golden parachute” arrangements and compensation for certain of Clark’s named executive officers in connection with the merger both require the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on the matter.

Pursuant to a voting agreement with Gores Logistics, certain of Clark’s executive officers and all of its directors have agreed to vote all of the common stock of Clark beneficially owned by them, whether now owned or hereafter acquired, in favor of the adoption and approval of the Merger Agreement.

Revocation of Proxies (page 21)

You may change your vote at any time before your proxy card is voted at the special meeting. If your shares are registered in your name, you may revoke your proxy by:

•	delivering a written revocation of the proxy, or a later dated, signed proxy card, to our corporate secretary at our corporate offices at 121 New York Avenue, Trenton, New Jersey 08638, or by fax to the attention of Kevan Bloomgren, Corporate Secretary, at (609) 396-4755, on or before the business day prior to the special meeting;
•	delivering a new, later dated proxy via the Internet or by telephone through 11:59 p.m., eastern time, the day prior to the special meeting;
•	delivering a written revocation or later dated, signed proxy card to us at the special meeting prior to the taking of the vote on the matters to be considered at the special meeting; or
•	attending the special meeting and voting in person.

If you have instructed a broker, bank or other nominee to vote your shares, you may revoke your proxy only by following the directions received from your broker, bank or other nominee to change those instructions.

You will not be able to revoke your proxy after the voting for a matter has concluded. Attendance at the special meeting will not in itself constitute the revocation of a proxy; you must vote in person at the special meeting to revoke a previously delivered proxy.

Interests of our Directors and Executive Officers in the Merger (page 44)

When considering the recommendation of our board of directors, you should be aware that our directors and executive officers have interests in the merger other than their interests as Clark stockholders generally, as described below. These interests may be different from, or in conflict with, your interests as a Clark stockholder. The members of our board of directors were aware of the material facts as to these additional interests, and considered them, when they approved the Merger Agreement. These interests include the following:

•	the accelerated vesting and cash out of stock options upon completion of the merger;
•	the release and cash out, upon completion of the merger, of an aggregate of 1,173,438 shares of our common stock that are held in escrow and would otherwise have been subject to forfeiture if the last sales price of our common stock had not equaled or exceeded $11.50 per share for any 20 trading days in any 30 trading day period prior to February 12, 2013;
•	the receipt of enhanced severance payments and benefits by our chief financial officer upon a qualifying termination of employment in connection with the merger;

•	following the effective time of the merger, the provision of “tail” indemnification and directors’ and officers’ liability insurance applicable to the period prior to the effective time of the merger;
•	the payment, upon completion of the merger, of a success fee to AlixPartners, LLP, or “AlixPartners,” a strategic advisory firm engaged by us from November 2010 to September 2011, of which our former interim president and chief operating officer is a director; and
•	the “golden parachute” arrangements and compensation for our chief financial officer in connection with the merger.

“Golden parachute” compensation is the amount of compensation that a named executive officer could receive that is based on or otherwise related to the merger, as described more fully under “The Merger —  Interests of our Directors and Executive Officers in the Merger — Golden Parachute Compensation” on page 46.

Solicitation of Acquisition Proposals (page 57)

Under the Merger Agreement, until 11:59 p.m., Eastern time, on September 30, 2011, which we refer to as the “go-shop period,” we had the right to initiate, solicit and encourage alternative acquisition proposals, including by way of providing non-public information to any person, and engage or enter into, continue or otherwise participate in discussions or negotiations with any person with respect to such proposals. For the definition of “acquisition proposal,” see “The Merger Agreement — Solicitation of Acquisition Proposals” beginning on page 57.

Except with respect to an acquisition proposal that we received during the go-shop period that our board of directors believed in good faith (after consultation with its financial advisor) could reasonably be expected to result in a superior proposal, at 12:00 a.m., Eastern time, on October 1, 2011, which we refer to as the “no-shop period start date,” we were required to immediately cease any discussions or negotiations with any persons that had been ongoing with respect to any acquisition proposals and, until the effective time of the merger or, if earlier, the termination of the Merger Agreement, we are not permitted to solicit any inquiry or the making of any acquisition proposals, participate in any discussions or negotiations with any person relating to an acquisition proposal, provide any non-public information concerning us and our subsidiaries to any person relating to an acquisition proposal, enter into any agreement or agreement in principal with respect to any acquisition proposal, or otherwise facilitate any effort or attempt to make an acquisition proposal.

Notwithstanding the foregoing restrictions, at any time prior to the time our stockholders adopt the Merger Agreement, if we receive a bona fide written acquisition proposal from any person that did not result from a breach of the foregoing restrictions, we may contact such person to clarify the terms and conditions of such proposal and we may provide non-public information concerning us and our subsidiaries requested by such person and engage in discussions or negotiations with such person, subject to certain conditions, including that our board of directors determines in good faith that failure to take such action could be inconsistent with the directors’ fiduciary duties under applicable law and that such acquisition proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal. For the definition of “superior proposal,” see “The Merger Agreement — Solicitation of Acquisition Proposals” beginning on page 57.

At any time before the Merger Agreement is adopted by our stockholders, we may terminate the Merger Agreement and enter into any acquisition, merger or similar agreement with respect to such superior proposal, which we sometimes refer to as an “alternative acquisition agreement,” if our board of directors determines that the acquisition proposal is a superior proposal and we comply with certain terms of the Merger Agreement, including paying a termination fee of $194,000 to Gores Logistics and reimbursing Gores Logistics for its expenses up to $175,000. See “The Merger Agreement — Termination of the Merger Agreement, Termination Fees, Expenses and Remedies” beginning on page 64.

Conditions to the Closing of the Merger (page 62)

Each party’s obligation to consummate the merger is subject to the satisfaction or waiver of various conditions.

The obligations of Clark, Gores Logistics and Merger Sub to consummate the merger are subject to the satisfaction or waiver of each of the following conditions:

•	the adoption of the Merger Agreement by our stockholders; and
•	the absence of any law or order or other action by a governmental entity of competent jurisdiction enjoining or otherwise prohibiting consummation of the merger.

In addition, the obligations of Gores Logistics and Merger Sub to consummate the merger are subject to the satisfaction or waiver of each of the following additional conditions (except that Gores Logistics and Merger Sub may not rely on the failure of any of the following conditions to be satisfied if such failure was caused by their failure to act in good faith or use their reasonable best efforts to consummate the merger, as required by and subject to the terms of the Merger Agreement):

•	our representations and warranties being true and accurate both when made and on the closing date of the merger, except with respect to certain of our representations and warranties for which the failure to be true and accurate would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;
•	our performance or compliance in all material respects with all agreements or covenants required to be performed or complied with by us at or prior to the effective time of the merger;
•	no Company Material Adverse Effect having occurred since the date of the Merger Agreement;
•	our delivery to Gores Logistics of a certificate, dated as of the closing date of the merger, signed by one of our officers, certifying to the satisfaction of the above described conditions; and
•	no legal proceedings being pending or threatened that could reasonably be expected to have a Company Material Adverse Effect, not otherwise covered by insurance

For the definition of “Company Material Adverse Effect,” see “The Merger Agreement — Definition of Company Material Adverse Effect” beginning on page 63.

In addition, our obligations to consummate the merger are subject to the satisfaction or waiver of each of the following additional conditions (except that we may not rely on the failure of any of the following conditions to be satisfied if such failure was caused by our failure to act in good faith or use our reasonable best efforts to consummate the merger, as required by and subject to the terms of the Merger Agreement):

•	Gores Logistics’ representations and warranties being true and accurate both when made and on the closing date of the merger, except where the failure to be true and accurate would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;
•	Gores Logistics’ performance or compliance in all material respects with all agreements or covenants required to be performed or complied with by it at or prior to the effective time of the merger; and
•	Gores Logistics’ delivery to us of a certificate, dated as of the closing date of the merger, signed by one of its officers, certifying to the satisfaction of the above described conditions.

For the definition of “Parent Material Adverse Effect,” see “The Merger Agreement — Definition of Parent Material Adverse Effect” beginning on page 63.

Termination of the Merger Agreement, Termination Fees, Expenses and Remedies (page 64)

Mutual Termination.  Clark and Gores Logistics may agree to terminate the Merger Agreement at any time prior to the effective time of the merger, even after our stockholders have adopted the Merger Agreement at the special meeting.

Unilateral Termination by Either Clark or Gores Logistics.  In addition, we, on the one hand, and Gores Logistics, on the other hand, each have separate rights to terminate the Merger Agreement without the agreement of the other party if:

•	the merger has not been consummated on or before December 31, 2011, except that this termination right will not be available to any party whose breach of the Merger Agreement has been the cause of or resulted in the failure of the merger to occur on or prior to such date; or
•	any governmental entity of competent jurisdiction has enacted or issued any final and non-appealable law or order or taken any other final and non-appealable action enjoining or otherwise prohibiting consummation of the merger, except that this termination right will not be available to any party who has not used its reasonable best efforts to consummate the merger; or
•	our stockholders do not vote to adopt the Merger Agreement at the special meeting.

Unilateral Termination by Clark.  We may also terminate the Merger Agreement if:

•	Gores Logistics has breached any of its covenants or agreements or any of its representations or warranties fail to be true and accurate, such that a condition obligating us to consummate the merger would not be satisfied and such breach or failure is not capable of being cured or is not timely cured, except that we may not terminate on this basis if we are then in breach of any of our representations or warranties or any of our covenants or agreements that would result in the conditions to the obligations of Gores Logistics and Merger Sub to consummate the merger not being satisfied; or
•	we enter into a definitive acquisition agreement with respect to a superior proposal prior to our stockholders voting to adopt the Merger Agreement, provided that we have complied with our obligations with respect to the solicitation of acquisition proposals and pay Gores Logistics the termination fee described below; or
•	if (i) all of the conditions to the obligations of Gores Logistics and Merger Sub to consummate the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing, which shall be capable of being satisfied at the closing); (ii) we have irrevocably confirmed that all of the conditions to our obligation to consummate the merger have been satisfied or waived, and (iii) notwithstanding, after 10 business days notice to Gores Logistics, the merger has not been consummated.

Unilateral Termination by Gores Logistics.  Gores Logistics may also terminate the Merger Agreement if:

•	we have breached any of our covenants or agreements or any of our representations or warranties fail to be true and accurate, such that a condition obligating Gores Logistics and Merger Sub to consummate the merger would not be satisfied and such breach or failure is not capable of being cured or is not timely cured, except that Gores Logistics may not terminate on this basis if Gores Logistics is then in breach of any of its representations or warranties or any of its covenants or agreements that would result in the conditions to our obligations to consummate the merger not being satisfied; or
•	(A) our board of directors or any board committee (i) has withheld, withdrawn, qualified or modified, in a manner adverse to Gores Logistics, its recommendation of the merger to our stockholders, or (ii) has approved, recommended or otherwise declared advisable any acquisition proposal that our board of directors believed in good faith was a superior proposal, in either case, if our board of directors determined in good faith, after consultation with outside counsel, that failure to do so could be inconsistent with its fiduciary obligations; (B) we have entered into, or publicly announced an intention to enter into, a definitive agreement or agreement in principle with respect to an acquisition proposal; or (C) we have materially breached our obligations with respect to the convening of the special meeting or the preparation of this proxy statement; or
•	we have materially breached our obligations with respect to the solicitation of acquisition proposals.

Termination Fee and Expenses Payable by Clark.  We must pay Gores Logistics a termination fee of $194,000, in cash, and reimburse Gores Logistics for its actual, reasonable fees and expenses in connection with the transactions contemplated by the Merger Agreement, up to a maximum amount of $175,000, if:

•	we terminate the Merger Agreement in order to enter into a definitive acquisition agreement with respect to a superior proposal prior to our stockholders voting to adopt the Merger Agreement, provided that we have complied with our obligations with respect to acquisition proposals; or
•	Gores Logistics terminates the Merger Agreement because (A) our board of directors or any board committee (i) has withheld, withdrawn, qualified or modified, in a manner adverse to Gores Logistics, its recommendation of the merger to our stockholders, or (ii) has approved, recommended or otherwise declared advisable any acquisition proposal that our board of directors believes in good faith is a superior proposal, in either case, if our board of directors determined in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary obligations; (B) we have entered into, or publicly announced an intention to enter into, a definitive agreement or agreement in principle with respect to an acquisition proposal; or (C) we have materially breached our obligations with respect to the convening of the special meeting or the preparation of this proxy statement; or
•	(A) either we or Gores Logistics terminate the Merger Agreement because our stockholders have not voted to adopt the Merger Agreement or the merger has not been consummated on or before December 31, 2011 or Gores Logistics terminates the Agreement because we have breached any of our covenants or agreements or any of our representations or warranties fail to be true and accurate, such that a condition obligating Gores Logistics and Merger Sub to consummate the merger would not be satisfied and such breach or failure is not capable of being cured or is not timely cured, (B) after the date of the Merger Agreement and prior to the date of the special meeting or such termination, as applicable, a person has made for the first time and not withdrawn an acquisition proposal, or we have publicly announced that any person has made an acquisition proposal, and (C) at any time on or prior to the 12 month anniversary of such termination, we enter into a definitive agreement with respect to an acquisition proposal with such person and the transactions contemplated by such acquisition proposal are consummated.

In addition, we will reimburse Gores Logistics for its actual, reasonable fees and expenses in connection with the transactions contemplated by the Merger Agreement, up to a maximum amount of $175,000, if (A) either we or Gores Logistics terminate the Merger Agreement because our stockholders have not voted to adopt the Merger Agreement, any governmental entity of competent jurisdiction has enacted or issued any final and non-appealable law or order or taken any other final and non-appealable action enjoining or otherwise prohibiting consummation of the merger or the merger has not been consummated on or before December 31, 2011, or Gores Logistics terminates the Agreement because we have breached any of our covenants or agreements or any of our representations or warranties fail to be true and accurate, such that a condition obligating Gores Logistics and Merger Sub to consummate the merger would not be satisfied and such breach or failure is not capable of being cured or is not timely cured, and (B) no person has made for the first time and not withdrawn an acquisition proposal prior to the termination of the agreement, and we have not announced that any person has made an acquisition proposal.

Termination Fee Payable by Gores Logistics.  Gores Logistics must pay us a termination fee of $194,000 if we terminate the Merger Agreement because:

•	Gores Logistics has breached any of its covenants or agreements or any of its representations or warranties fail to be true and accurate, such that a condition obligating us to consummate the merger would not be satisfied and such breach or failure is not capable of being cured or is not timely cured; or
•	(i) all of the conditions to the obligations of Gores Logistics and Merger Sub to consummate the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing, which shall be capable of being satisfied at the closing); (ii) we have irrevocably confirmed that all of the conditions to our obligation to consummate the merger have been satisfied or waived, and (iii) notwithstanding, after 10 business days notice to Gores Logistics, the merger has not been consummated.

Expenses Generally.  Except as described above, all costs and expenses incurred in connection with the Merger Agreement and the consummation of the merger generally will be paid by the party incurring such costs and expenses, whether or not the merger is consummated.

Remedies.  Except in the case of a material breach by us of our obligations with respect to the solicitation of acquisition proposals, in the case of fraud, or in the case of an intentional breach by Clark of any representation, warranty, covenant or agreement, each of Clark and Gores Logistics have agreed that the payment of a termination fee by either Clark or Gores Logistics shall be the sole and exclusive remedy available to the other party in the event of a termination of the Merger Agreement as described above. If the Merger Agreement is not terminated, each of Clark and Gores Logistics also have agreed that the other party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement. In any event, except in the case of a material breach by us of our obligations with respect to the solicitation of acquisition proposals, in the case of fraud, or in the case of an intentional breach by Clark of any representation, warranty, covenant or agreement, the maximum aggregate liability of Clark for monetary damages is limited to the amount of the termination fee and expenses payable by Clark to Gores Logistics as described above.

Material United States Federal Income Tax Consequences of the Merger (page 48)

The receipt of cash in exchange for our common stock will be a taxable transaction for United States federal income tax purposes and may also be taxable under applicable state, local, foreign or other tax laws. In general, United States holders of our common stock who receive cash in exchange for their shares pursuant to the merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the holder’s adjusted tax basis in the shares exchanged and the amount of cash received. If the United States holder holds our common stock as a capital asset, any gain or loss generally should be capital gain or loss. If the United States holder has held the shares for more than one year, any gain or loss generally should be long-term capital gain or loss. The deductibility of capital losses is subject to limitations.

Tax matters are very complex, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the federal, state, local and foreign tax consequences of the merger.

Appraisal Rights (page 67)

Holders of our common stock who object to the merger may elect to pursue their appraisal rights to receive the judicially determined “fair value” of their shares, which could be more or less than, or the same as, the $0.46 per share cash merger consideration under the Merger Agreement, but only if they comply with the procedures required under Delaware law. In order to qualify for these rights, you must (1) not vote in favor of adoption of the Merger Agreement, (2) make a written demand for appraisal prior to the taking of the vote on the adoption of the Merger Agreement at the special meeting and (3) otherwise comply with the Delaware law procedures for exercising appraisal rights. A properly executed proxy that is not marked “AGAINST” or “ABSTAIN” will be voted for adoption of the Merger Agreement and will disqualify the stockholder submitting that proxy from demanding appraisal rights.

A copy of Section 262 of the General Corporation Law of the State of Delaware, or the “DGCL,” is included as Annex C to this proxy statement. Failure to follow the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Regulatory Approvals (page 50)

No regulatory approvals are required in connection with the merger.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the special meeting of stockholders and the merger. These questions and answers may not address all questions that may be important to you as a Clark stockholder. We urge you to read carefully the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement.

The Proposed Merger

Q:	What will happen in the proposed merger?
A:	Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will be merged with and into Clark with Clark continuing as the surviving corporation and a wholly owned subsidiary of Gores Logistics.
Q:	What will I receive for my shares of Clark common stock in the merger?
A:	As a result of the merger, Clark stockholders will be entitled to receive $0.46 in cash, without interest and less any applicable withholding taxes, for each share of our common stock they own as of the effective time of the merger. For example, if you own 1,000 shares of our common stock, you will be entitled to receive $460 in cash, less any applicable withholding taxes, in exchange for your 1,000 shares.
Q:	What will the holders of Clark stock options receive in the merger?
A:	As a result of the merger, each Clark stock option will vest and will be cancelled and converted in the merger into the right to receive a cash payment in an amount based upon the $0.46 per share cash merger consideration and the number of shares of common stock underlying the stock option. See “The Merger Agreement — Treatment of Stock Options” beginning on page 53.
Q:	What effects will the proposed merger have on Clark?
A:	Upon completion of the proposed merger, Clark will cease to be a publicly traded company and will be wholly owned by Gores Logistics. As a result, you will no longer have any interest in our future earnings or growth, if any. Following completion of the merger, the registration of our common stock and our reporting obligations with respect to our common stock under the Exchange Act are expected to be terminated. In addition, upon completion of the proposed merger, shares of our common stock will no longer be listed on the NYSE Amex LLC, or the “NYSE Amex.”
Q:	When do you expect the merger to be completed?
A:	We are working toward completing the merger as quickly as possible and currently expect to consummate the merger in the fourth calendar quarter of 2011. In addition to obtaining stockholder approval, we must satisfy all other closing conditions.
Q:	What happens if the merger is not completed?
A:	If the Merger Agreement is not adopted by our stockholders, or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares pursuant to the Merger Agreement. Instead, we will remain as a public company and our common stock will continue to be registered under the Exchange Act. In addition, if the merger is not completed, we intend to continue to list our common stock for trading on the NYSE Amex, but there can be no assurance that we will be able to do so. Under specified circumstances, we may be required to pay Gores Logistics a termination fee or Gores Logistics may be required to pay us a termination fee, in each case, as described in “The Merger Agreement — Termination of the Merger Agreement, Termination Fees, Expenses and Remedies” beginning on page 64.
Q:	Am I entitled to exercise appraisal rights instead of receiving the per share cash merger consideration for my shares?
A:	Yes. Our stockholders are entitled to appraisal rights under Delaware law by following the requirements specified in Section 262 of the DGCL. A copy of Section 262 is attached as Annex C to this proxy statement. See “Appraisal Rights” beginning on page 67.

Q:	Do any of our directors or officers have interests in the merger that may differ from those of other Clark stockholders?
A:	Certain of our officers and directors hold stock options that will be cashed out in connection with the merger. In addition, certain of our directors own shares of our common stock that are currently held in escrow, subject to forfeiture if the last sales price of our common stock does not equal or exceed $11.50 for any 20 trading days in any 30 trading day period prior to February 12, 2013, which will be released from escrow and cashed out in connection with the merger. See “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 44 for a description of these and other rights of our directors and executive officers that come into effect in connection with the merger.
Q:	What factors did our board of directors consider in making its recommendation?
A:	In making its recommendation, our board of directors considered a number of factors, including, among others, historical market prices of our common stock, the Integgra opinion, the prospective risks to us as a stand-alone public entity, the substantial number of potential buyers solicited in connection with a possible transaction and various strategic alternatives to a sale of Clark.
Q:	What are the United States federal income tax consequences of the merger to holders of our common stock?
A:	The receipt of cash in exchange for our common stock will be a taxable transaction for United States federal income tax purposes and may also be taxable under applicable state, local, foreign or other tax laws. In general, United States holders of our common stock who receive cash in exchange for their shares pursuant to the merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the holder’s adjusted tax basis in the shares exchanged and the amount of cash received. If the United States holder holds our common stock as a capital asset, any gain or loss generally should be capital gain or loss. If the United States holder has held the shares for more than one year, any gain or loss generally should be long-term capital gain or loss. The deductibility of capital losses is subject to limitations.

Tax matters are very complex, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the federal, state, local and foreign tax consequences of the merger. See “The Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page 48.

The Special Meeting

Q:	Why am I receiving this proxy statement?
A:	We are holding a special meeting of our stockholders, at which we are asking our stockholders to consider and vote on a proposal to adopt the Merger Agreement, among other things. Our board of directors is furnishing you with this proxy statement in connection with its solicitation of your proxy to be voted at the special meeting, or at any adjournments or postponements of the special meeting. You should read this document carefully because it contains important information about the proposals to be voted on and the special meeting.
Q:	Where and when is the special meeting of stockholders?
A:	The special meeting of our stockholders will be held on Thursday, November 3, 2011 at 9:00 a.m., local time, at the offices of Graubard Miller, our counsel, located at The Chrysler Building, 405 Lexington Avenue, 19th Floor, New York, New York 10174.

Q:	What am I being asked to vote on?
A:	You will be asked to consider and vote on the following proposals:
•	to adopt the Merger Agreement;
•	to authorize our board of directors, in its discretion, to adjourn the special meeting to a later date or dates, if necessary, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the Merger Agreement at the time of the special meeting; and
•	to approve, solely on a non-binding, advisory basis, the “golden parachute” arrangements and compensation for certain of Clark’s named executive officers in connection with the merger.

Stockholders will also consider and act upon other business that may properly come before the special meeting or any adjournment or postponement thereof.

Q:	How does Clark’s board recommend that I vote?
A:	At a meeting held on August 27, 2011, our board of directors approved the Merger Agreement and determined that the Merger Agreement and the terms and conditions of the merger and the Merger Agreement are advisable and in the best interests of Clark and its stockholders. Our board of directors recommends that you vote “FOR” the proposal to adopt of the Merger Agreement, “FOR” the proposal to authorize our board of directors, in its discretion, to adjourn the special meeting to a later date or dates, if necessary, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the Merger Agreement at the time of the special meeting and “FOR” the non-binding proposal to approve the “golden parachute” arrangements and compensation for certain of Clark’s named executive officers in connection with the merger. Pursuant to a voting agreement with Gores Logistics, certain of Clark’s executive officers and all of its directors have agreed to vote all of the common stock of Clark beneficially owned by them, whether now owned or hereafter acquired, in favor of the adoption and approval of the Merger Agreement.
Q:	What is a quorum?
A:	A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote on the record date are present at the meeting, either in person or represented by proxy. Abstentions and broker non-votes, if any, are counted as present for the purpose of determining whether a quorum is present. Broker non-votes occur in respect of shares held in “street name” when the broker indicates that voting instructions for a particular matter have not been received from the beneficial owners or other persons entitled to vote those shares and the broker does not have discretionary voting authority to vote those shares on that particular matter.

Voting and Proxy Procedures

Q:	Who is entitled to vote at the special meeting?
A:	Only stockholders of record as of the close of business on October 3, 2011 are entitled to receive notice of the special meeting and to vote the shares of our common stock that they held at that time at the special meeting, or at any adjournments or postponements of the special meeting.
Q:	What vote is required to approve the proposal to adopt the Merger Agreement?
A:	The proposal to adopt the Merger Agreement must be approved by the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Pursuant to a voting agreement with Gores Logistics, certain of Clark’s executive officers and all of its directors have agreed to vote all of the common stock of Clark beneficially owned by them, whether now owned or hereafter acquired, in favor of the adoption and approval of the Merger Agreement.
Q:	What vote is required to approve any proposal to authorize our board of directors, in its discretion, to adjourn the special meeting, if necessary, to solicit additional proxies?
A:	Any proposal to authorize our board of directors, in its discretion, to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on the matter.

Q:	What vote is required to approve, solely on a non-binding, advisory basis, the “golden parachute” arrangements and compensation for certain of Clark’s named executive officers in connection with the merger?
A:	The proposal to approve, solely on a non-binding, advisory basis, the “golden parachute” arrangements and compensation for certain of Clark’s named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on the matter.
Q.	Why am I being asked to cast a nonbinding advisory vote to approve “golden parachute” arrangements and compensation for Clark’s named executive officers in connection with the merger?
A.	The Securities and Exchange Commission’s recently adopted new rules require us to seek a nonbinding advisory vote with respect to certain payments that will be made to Clark’s named executive officers in connection with the merger, or “golden parachute” compensation.
Q.	What will happen if stockholders do not approve the “golden parachute” compensation at the special meeting?
A.	The vote with respect to “golden parachute” compensation is an advisory vote and will not be binding on Clark or Gores Logistics. Therefore, regardless of whether stockholders approve the “golden parachute” compensation, if the merger agreement is adopted by the stockholders and the merger is completed, the “golden parachute” compensation will still be paid to Clark’s named executive officers to the extent payable in accordance with the terms of such compensation. Approval of “golden parachute” arrangements and compensation for Clark’s named executive officers in connection with the merger is not a condition to completion of the merger.
Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?
A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares in accordance with the procedure provided by your broker. Without instructions from you, your shares will not be voted, which will have the same effect as if you voted “AGAINST” adoption of the Merger Agreement, but will have no effect on any vote to authorize our board of directors, in its discretion, to adjourn the special meeting, if necessary, to solicit additional proxies or on the vote to approve, solely on a non-binding, advisory basis, the “golden parachute” arrangements and compensation for certain of Clark’s named executive officers in connection with the merger.
Q:	What do I need to do now?
A:	We urge you to read this proxy statement carefully and consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed postage prepaid return envelope as soon as possible, or submit a proxy via the Internet or by telephone by following the instructions on the proxy card, so that your shares can be voted at the special meeting of our stockholders. Please do not send your stock certificates with your proxy card.
Q:	May I vote in person?
A:	Yes. If your shares are registered in your name, you may attend the special meeting and vote your shares in person, rather than by signing and returning your proxy card by mail or submitting a proxy via the Internet or by telephone. If your shares are held in “street name,” you must obtain a proxy from your broker, bank or other nominee in order to attend the special meeting and vote in person. Even if you plan to attend the special meeting in person, we urge you to complete, sign, date and return the enclosed proxy by mail or submit a proxy via the Internet or by telephone to ensure that your shares will be represented at the special meeting.

Q:	May I submit a proxy via the Internet or by telephone?
A:	If your shares are registered in your name, you may cause your shares to be voted by returning a signed proxy card by mail or vote in person at the special meeting. Additionally, you may submit a proxy authorizing the voting of your shares via the Internet or by telephone. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy via the Internet or by telephone. If your shares are held in “street name” through a broker, bank or other nominee, you may provide voting instructions by completing and returning the voting form provided by your broker, bank or other nominee, or via the Internet or by telephone through your broker, bank or other nominee if your broker, bank or other nominee provides such a service. To provide voting instructions via the Internet or by telephone through your broker, bank or other nominee, you should follow the instructions on the voting form provided by your broker, bank or other nominee.
Q:	What happens if I do not return my proxy card by mail, submit a proxy via the Internet or by telephone or attend the special meeting and vote in person?
A:	The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Therefore, if you do not return your proxy card, submit a proxy via the Internet or by telephone, or attend the special meeting and vote in person, it will have the same effect as if you voted “AGAINST” adoption of the Merger Agreement. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned to solicit additional proxies. If a quorum is present in person or represented by proxy at the special meeting, approval of any proposal to authorize our board of directors, in its discretion, to adjourn the special meeting, if necessary, to solicit additional proxies and approval, solely on a non-binding, advisory basis, of the “golden parachute” arrangements and compensation for certain of Clark’s named executive officers in connection with the merger both require the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on the matter. If you do not vote in person or by proxy, it will have no effect on the voting on either such proposal.
Q:	May I change my vote after I have mailed my signed proxy card?
A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. If your shares are registered in your name, you may revoke your proxy by:
•	delivering a written revocation of the proxy or a later dated, signed proxy card, to our corporate secretary at our corporate offices at 121 New York Avenue, Trenton, New Jersey 08638, or by fax to the attention of Kevan Bloomgren, Secretary, at (609) 396-4755, on or before the business day prior to the special meeting;
•	delivering a new, later dated proxy via the Internet or by telephone through 11:59 p.m., eastern time, the day prior to the special meeting;
•	delivering a written revocation or a later dated, signed proxy card to us at the special meeting prior to the taking of the vote on the matters to be considered at the special meeting; or
•	attending the special meeting and voting in person.

If you have instructed a broker, bank or other nominee to vote your shares, you may revoke your proxy only by following the directions received from your broker, bank or other nominee to change those instructions.

You will not be able to revoke your proxy after the voting for a matter has concluded. Attendance at the special meeting will not in itself constitute the revocation of a proxy; you must vote in person at the special meeting to revoke a previously delivered proxy.

Q:	What should I do if I receive more than one set of voting materials?
A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return by mail (or submit via the Internet or by telephone) each proxy card and voting instruction card that you receive.
Q:	What happens if I sell my shares of Clark common stock before the special meeting?
A:	The record date for the special meeting, October 3, 2011, is earlier than the date of the special meeting and the date the merger is expected to be completed. If you transfer your shares of our common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will transfer the right to receive the per share cash merger consideration.
Q:	Should I send in my stock certificates now?
A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock for the per share merger consideration of $0.46 in cash, without interest and less any applicable withholding taxes, for each share of our common stock you hold.
Q:	Will a proxy solicitor be used?
A:	Yes. We have engaged Morrow & Co., LLC, or “Morrow,” to assist in the solicitation of proxies for the special meeting and we estimate that we will pay Morrow a fee of approximately $5,500 plus reimbursement for disbursements at the closing of the merger.
Q:	Who can help answer my questions?
A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Clark Holdings Inc.
Attn: Kevan D. Bloomgren
121 New York Ave.
Trenton, NJ 08638
(609) 396-1100

or

Morrow & Co., LLC
470 West Avenue
Stamford, CT 06902
(877) 705-9707 (toll-free)
(203) 658-9400 (banks and brokers call collect)
clark.info@morrowco.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This proxy statement contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations and beliefs of Clark and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Any statements that are not statements of historical fact (such as statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should be considered forward-looking statements. Among others, the following risks, uncertainties and other factors could cause actual results to differ from those set forth in the forward-looking statements:

•	the risk that the merger may be delayed or may not be consummated;
•	the risk that the Merger Agreement may be terminated in circumstances that require us to pay Gores Logistics a termination fee of $194,000 and/or reimburse Gores Logistics for up to $175,000 of its expenses;
•	risks related to the diversion of management’s attention from our ongoing business operations; and
•	the effect of the announcement of the merger on our business relationships (including, without limitation, partners and customers), operating results and business generally.

Additional risk factors that may affect future results are contained in our filings with the Securities and Exchange Commission, or the “SEC,” including our Annual Report on Form 10-K for the fiscal year ended January 1, 2011, and our Quarterly Reports on Form 10-Q for the fiscal quarters ended April 2, 2011 and July 2, 2011, which are available at the SEC’s website http://www.sec.gov. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by us. We expressly disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change of expectations with regard thereto or to reflect any change in events, conditions or circumstances.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the board of directors of Clark for use at the special meeting of stockholders or at any adjournment or postponement thereof.

Date, Time and Place of the Special Meeting

We will hold the special meeting at the offices of Graubard Miller, our counsel, located at The Chrysler Building, 405 Lexington Avenue, 19th Floor, New York, New York 10174, at 9:00 a.m., local time, on Thursday, November 3, 2011.

Purpose of the Special Meeting

The purposes of the special meeting are to consider and act upon the following matters:

•	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of September 1, 2011, by and among Clark, Gores Logistics and Merger Sub, as described in this proxy statement, as it may be amended from time to time. A copy of the Merger Agreement is attached as Annex A to this proxy statement.
•	To consider and vote upon any proposal to authorize the our board of directors, in its discretion, to adjourn the special meeting to a later date or dates, if necessary, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the Merger Agreement at the time of the special meeting.
•	To consider and vote upon a proposal to approve, solely on a non-binding, advisory basis, the “golden parachute” arrangements and compensation for our named executive officers in connection with the merger.

Stockholders will also consider and act on any other matters that may properly come before the special meeting or any adjournment or postponement thereof by or at the direction of Clark’s board of directors.

Recommendation of Our Board of Directors

Our board of directors has determined and believes that the merger and Merger Agreement described in this proxy statement are advisable and in the best interests of Clark and its stockholders, and has approved the Merger Agreement. Our board of directors recommends that our stockholders vote “FOR” the proposal to adopt the Merger Agreement.

Our board of directors has determined and believes that giving it the discretionary authority to adjourn the special meeting to a later date or dates, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposal to adopt the Merger Agreement is advisable and in the best interests of Clark and its stockholders, and has approved such a proposal. Our board of directors recommends that stockholders vote “FOR” the proposal to authorize our board of directors, in its discretion, to adjourn the special meeting to a later date or dates, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposal to adopt the Merger Agreement.

Our board of directors believes the “golden parachute” arrangements and compensation for our named executive officers in connection with the merger are reasonable and competitive with the arrangements being offered by other companies of similar size and in similar industries. Our board of directors recommends that stockholders vote “FOR” the non-binding proposal to approve the “golden parachute” arrangements and compensation for our named executive officers in connection with the merger.

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of our common stock at the close of business on October 3, 2011, the record date, are entitled to notice of, and to vote at, the special meeting. On the record date, 12,032,193 shares of our common stock were issued and outstanding and held by approximately 37 holders of record. Holders of record of our common stock on the record date are entitled to one vote per share at the special meeting on the proposal to adopt the Merger Agreement, any proposal to authorize our board of directors, in its discretion, to adjourn the special meeting, if necessary, to solicit additional proxies, and the non-binding proposal to approve the “golden parachute” arrangements and compensation for our named executive officers in connection with the merger.

A quorum of stockholders is necessary to hold a valid special meeting. Under our by-laws, a quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the meeting, either in person or represented by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned to solicit additional proxies. For purposes of determining the presence of a quorum, abstentions and broker non-votes, if any, will be counted as shares present. Broker non-votes occur in respect of shares held in “street name” when the broker indicates that voting instructions for a particular matter have not been received from the beneficial owners or other persons entitled to vote those shares and the broker does not have discretionary voting authority to vote those shares on that particular matter.

Vote Required

The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Adoption of the Merger Agreement is a condition to the closing of the merger.

Approval of any proposal to authorize our board of directors, in its discretion, to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on the matter.

Approval, on a non-binding, advisory basis, of the “golden parachute” arrangements and compensation for our named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on the matter.

Voting by Clark’s Directors and Executive Officers

As of October 3, 2011, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 2,744,923 shares of our common stock (including the shares held in escrow, as described under “The Merger — Interests of our Directors and Executive Officers in the Merger — Escrow Shares” on page 45, but not including shares that can be acquired through stock options that are currently exercisable or may become exercisable within 60 days of October 3, 2011), representing 22.8% of our outstanding common stock. Our directors and executive officers have informed us that they currently intend to vote all of their shares of our common stock “FOR” the adoption of the Merger Agreement, “FOR” any proposal to authorize our board of directors, in its discretion, to adjourn the special meeting and “FOR” the non-binding proposal to approve the “golden parachute” arrangements and compensation for our named executive officers in connection with the merger.

Pursuant to a voting agreement with Gores Logistics, certain of Clark’s executive officers and all of its directors have agreed to vote all of the common stock of Clark beneficially owned by them, whether now owned or hereafter acquired, in favor of the adoption and approval of the Merger Agreement and against any proposal for an extraordinary corporate transaction which would be reasonably likely to prevent consummation of the merger. The executive officers and directors may not sell or otherwise dispose of their respective shares of common stock until termination of the voting agreement. The provisions of the voting agreement will not be deemed to restrict the right of any executive officer or director to act in his capacity as an officer or director consistent with his fiduciary obligations in such capacity. The voting agreement will terminate on the earlier to occur of (i) the effective time of the merger, (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) any material amendment (including to the price) of the Merger Agreement that is adverse to the executive officers or directors.

Voting of Proxies

If your shares are registered in your name, you may cause your shares to be voted by mailing a signed proxy card in the enclosed postage prepaid envelope or by voting in person at the meeting. Additionally, you may submit a proxy authorizing the voting of your shares via the Internet or by telephone. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy via the Internet or by telephone.

If your shares are registered in your name and you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the meeting. If your shares are registered in your name, you are encouraged to submit a proxy even if you plan to attend the special meeting in person.

You may provide voting instructions on your proxy card. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the stockholder. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the Merger Agreement, “FOR” any proposal to authorize our board of directors, in its discretion, to adjourn the special meeting, if necessary, to solicit additional proxies, and “FOR” the non-binding proposal to approve the “golden parachute” arrangements and compensation for our named executive officers in connection with the merger.

If your shares are held in “street name” through a broker, bank or other nominee, you may provide voting instructions by completing and returning the voting form provided by your broker, bank or other nominee or via the Internet or by telephone through your broker, bank or other nominee if your broker, bank or other nominee provides such a service. To provide voting instructions via the Internet or by telephone, you should follow the instructions on the voting form provided by your broker, bank or other nominee. If you plan to attend the special meeting, you will need a proxy from your broker, bank or other nominee in order to be given a ballot to vote the shares. If you do not return your broker’s, bank’s or other nominee’s voting form, provide voting instructions via the Internet or by telephone through your broker, bank or other nominee, if possible, or attend the special meeting and vote in person with a proxy from your broker, bank or other nominee, it will have the same effect as if you voted “AGAINST” adoption of the Merger Agreement.

Stockholders that abstain from voting on a particular matter and broker non-votes, if any, will not be counted as votes in favor of such matter. Broker non-votes occur in respect of shares held in “street name” when the broker indicates that voting instructions for a particular matter have not been received from the beneficial owners or other persons entitled to vote those shares and the broker does not have discretionary voting authority to vote those shares on that particular matter. For purposes of determining the presence of a quorum, abstentions and broker non-votes, if any, will be counted as shares present. Abstentions and broker non-votes, if any, will have the same effect as if you voted “AGAINST” adoption of the Merger Agreement. Abstentions will have the same effect as if you voted “AGAINST” (i) any proposal to authorize our board of directors, in its discretion, to adjourn the special meeting to a later date or dates, if necessary, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the Merger Agreement at the time of the special meeting and (ii) the non-binding proposal to approve the “golden parachute” arrangements and compensation for our named executive officers in connection with the merger, but broker non-votes, if any, will have no effect on the voting of either such proposal.

Revocation of Proxies

Any proxy you give pursuant to this solicitation may be revoked by you at any time before it is voted. Proxies may be revoked as follows:

If your shares are registered in your name, you may revoke your proxy by:

•	delivering a written revocation of the proxy, or a later dated, signed proxy card, to our corporate secretary at our corporate offices at 121 New York Avenue, Trenton, New Jersey 08638, or by fax to the attention of Kevan Bloomgren, Corporate Secretary, at (609) 396-4755, on or before the business day prior to the special meeting;
•	delivering a new, later dated proxy by telephone or via the Internet through 11:59 p.m., eastern time, the day prior to the special meeting;
•	delivering a written revocation or later dated, signed proxy card to us at the special meeting prior to the taking of the vote on the matters to be considered at the special meeting; or
•	attending the special meeting and voting in person.

If you have instructed a broker, bank or other nominee to vote your shares, you may revoke your proxy only by following the directions received from your broker, bank or other nominee to change those instructions.

You will not be able to revoke your proxy after the voting for a matter has concluded. Attendance at the special meeting will not in itself constitute the revocation of a proxy; you must vote in person at the special meeting to revoke a previously delivered proxy.

Rights of Stockholders Who Object to the Merger

Stockholders of Clark are entitled to appraisal rights under Delaware law in connection with the merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to Clark before the vote is taken on the Merger Agreement, you must not vote in favor of the adoption of the Merger Agreement and you must comply with other Delaware law procedures explained in this proxy statement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 67. The text of the Delaware appraisal rights statute is reproduced in its entirety as Annex C to this proxy statement.

Solicitation of Proxies

This proxy statement and the accompanying proxy card are being furnished in connection with solicitation of proxies by our board of directors for use at the special meeting. The expense of soliciting proxies in the enclosed form will be borne by us. We have retained Morrow to assist in the solicitation of proxies for the special meeting and we estimate that we will pay Morrow a fee of approximately $5,500 plus reimbursement for disbursements at the closing of the merger. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, personally or by telephone, facsimile, electronic mail or other means of communication. No additional compensation will be paid for such services.

Other Matters

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our by-laws, business transacted at the special meeting is limited to the purposes stated in the notice of the special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting by or at the direction of our board of directors, we intend that shares of our common stock represented by properly submitted proxies will be voted in accordance with the recommendations of our board of directors.

Stockholder List

A list of our stockholders entitled to vote at the special meeting will be available for examination by any Clark stockholder at the special meeting.

For ten days prior to the special meeting, this stockholder list will be available for inspection by any stockholder for any purpose germane to the special meeting during ordinary business hours at 121 New York Avenue, Trenton, New Jersey 08638.

Availability of Documents

The reports, opinions or appraisals referenced in this proxy statement will be made available for inspection and copying during ordinary business hours at our corporate offices located at 121 New York Avenue, Trenton, New Jersey 08638, by any interested holder of our common stock.

Other than with respect to parties who properly executed non-disclosure agreements in connection with our exploration of strategic alternatives, to our knowledge, no provision has been made to grant our unaffiliated stockholders access to our files or those of Gores Logistics or Merger Sub, or to obtain counsel or appraisal services at the expense of any of the foregoing.

THE PARTIES TO THE MERGER

Clark Holdings Inc.

Clark Holdings Inc., a Delaware corporation, provides non-asset based transportation and logistics services primarily to the print media industry throughout the United States and between the United States and other countries. We currently have two divisions, a domestic division and an international division. Our domestic division operates through a network of operating centers where it consolidates mass market consumer publications so that the publications can be transported in larger, more efficient quantities to common destination points. We refer to each common destination point’s aggregated publications as a “pool. By building these pools, our domestic division offers cost effective transportation and logistics services for time sensitive publications. Our international division has an operating model similar to that of a traditional freight forwarder. It utilizes three distribution centers to consolidate shipments and arrange for international transportation of time sensitive publications, including books and magazines, utilizing third-party carriers (air, ocean or ground). See “Where You Can Find More Information” beginning on page 81.

Clark was incorporated in the state of Delaware on September 1, 2005. Our principal office is located at 121 New York Avenue, Trenton, New Jersey 08638 and our telephone number at that location is (609) 396-1100.

Gores Logistics Holdings, LLC

Gores Logistics Holdings, LLC, a Delaware limited liability company, is an affiliate of The Gores Group formed to serve as an investment vehicle for partnerships affiliated with The Gores Group in businesses in the transportation and logistics industry. Gores Logistics has not acquired any operating businesses as of the date of this proxy statement. The Gores Group is a private equity firm focused on acquiring controlling interests in mature and growing businesses.

Gores Logistics was formed in the state of Delaware on August 19, 2011. Gores Logistics’ principal office is located at c/o The Gores Group, LLC, 6260 Lookout Road, Boulder, CO 80301 and its telephone number at that location is (303) 531-1000.

Gores Logistics Sub, Inc.

Gores Logistics Sub, Inc., a Delaware corporation, is a wholly owned subsidiary of Gores Logistics, formed solely for the purpose of engaging in the transactions described in this proxy statement. Merger Sub has not engaged in any business activities or conducted any operations other than in connection with such transactions. Upon consummation of the merger, Merger Sub will cease to exist, and Clark will continue as the surviving corporation and a wholly owned subsidiary of Gores Logistics.

Merger Sub was incorporated in the state of Delaware on August 19, 2011. Merger Sub’s principal office is located at c/o The Gores Group, LLC, 6260 Lookout Road, Boulder, CO 80301 and its telephone number at that location is (303) 531-1000.

Upon consummation of the merger, Merger Sub will cease to exist, and Clark will continue as the surviving corporation and a wholly owned subsidiary of Gores Logistics.

THE MERGER

The following discussion summarizes the material terms of the merger. We urge you to read carefully the Merger Agreement, which is attached as Annex A to this proxy statement.

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will be merged with and into Clark with Clark continuing as the surviving corporation and a wholly owned subsidiary of Gores Logistics. If the merger is completed, you will be entitled to receive $0.46 in cash, without interest and less any applicable withholding taxes, in exchange for each share of our common stock that you own as of the effective time of the merger and for which you have not properly exercised appraisal rights.

After the merger is completed, you will have the right to receive the $0.46 per share cash merger consideration, but you will no longer have any rights as a Clark stockholder and will have no rights as an Gores Logistics stockholder as a result of the merger. You will receive the per share cash merger consideration after surrendering your Clark shares in accordance with the instructions contained in the letter of transmittal to be sent to you shortly after closing of the merger. As a result of the merger, Clark will cease to be a publicly-traded company.

Background to the Merger

Our board of directors and management regularly evaluates our business and operations, our long-term strategic goals and alternatives, and our prospects as an independent company. Our board of directors and management also regularly review and assess trends and conditions impacting Clark and its industry, changes in the marketplace and applicable law, and our competitive market position, growth and revenue potential. As part of its ongoing review of Clark and its position in its industry, our board of directors also regularly reviews the strategic alternatives available to us to enhance stockholder value, including, among other things, possible strategic combinations, acquisitions and divestitures and capital financing transactions.

In connection with its ongoing evaluation of strategic alternatives available to us, at regularly scheduled meetings, our board of directors receives financial updates from our management. During such meetings in 2009 and 2010, our board of directors reviewed the significant factors that were materially adversely impacting the business’s financial performance, including the recent economic recession, the resulting downturn in the business cycles of our customers, changes in fuel costs, and unprofitable start-up operations and diversification initiatives. Our board or directors authorized management to take numerous steps during this period to improve our business’s financial performance, including reducing our workforce, freezing and reducing wages, reducing capital expenditures, amending and ultimately replacing our credit facility, discontinuing our start-up brokerage division, restructuring our domestic and international divisions, selectively increasing prices and improving our purchased transportation utilization. During this period, our board of directors also considered various strategic alternatives available to us.

Given the circumstances described above, and in light of our financial performance, our short and long term business prospects and the challenges facing our industry, beginning in October 2010, we began a focused process to consider the strategic alternatives that may be available to us to enhance stockholder value, including the possible sale of Clark.

On October 14, 2010, our board of directors held a special meeting, at which three investment banking firms, including Eve Partners, LLC, or “Eve Partners,” made presentations regarding strategic alternatives that might be available to us. Following these presentations, and after a lengthy discussion, our board of directors determined that further exploration of strategic alternatives should be undertaken by management and the board of directors.

On October 23, 2010, our independent directors held a meeting to consider matters relating to our exploration of strategic alternatives. At this meeting, a representative of Graubard Miller, counsel to Clark, explained, and the independent directors discussed, the directors’ fiduciary duties to Clark and its stockholders in such circumstances. Our independent directors also reviewed certain of the strategic alternatives that might be available to us to enhance stockholder value, including obtaining additional financing, selling all or a portion of Clark’s business and seeking a strategic partner.

On November 11, 2010, our board of directors held a regular meeting. At this meeting, among other things, management presented its report on our financial and business performance and our board of directors considered management’s efforts to restructure our operations, discussed our non-compliance with our credit facility financial covenants and reviewed possible strategic alternatives that might be available to us to enhance stockholder value. A representative of Graubard Miller reviewed the directors’ fiduciary duties to Clark and its stockholders, particularly in connection with the directors’ consideration of, and actions taken with respect to, strategic alternatives. Our board of directors considered the future of our business and our short and long term business and financial prospects in light of the challenges facing us and the opportunities available in our business and industry. Among other things, our board of directors reviewed financial and business reports from our management, information provided to our board of directors by management at its previous meetings and information obtained about our business and industry by individual directors both independently and in discussions and meetings with our management. Our board of directors also reviewed our management depth, experience and strengths and weaknesses and the prospects of restructuring and supplementing management by the engagement of a strategic advisor. Our board of directors discussed the feasibility, risks and prospects for success of the initiatives recommended by management to resolve our financial and operational difficulties and to grow our business. Our board of directors considered our short and long term cash flow projections and credit facility covenants, together with possible alternative and additional financing options including refinancing of our existing credit facility and obtaining mezzanine financing. Our board of directors reviewed various strategic alternatives to the continued operation of Clark and its business as now operated, including going private, seeking a strategic partner that would invest in our business and pursuing a sale of all or a portion of our business or assets. Our board of directors deliberated upon each of these possibilities at length, considering the best interests of Clark and its stockholders. In furtherance of its exploration of strategic alternatives, our board of directors discussed the engagement of an investment banker to assist us in evaluating, marketing and effecting a strategic transaction. After discussing at length the presentations made at its October 14, 2010 meeting by three investment banking firms, including Eve Partners, and its subsequent communications and deliberations related thereto, our board of directors authorized the engagement of Eve Partners.

On November 17, 2010 we entered in to an engagement letter with Eve Partners, pursuant to which Eve Partners was engaged to provide certain advisory services in connection with our evaluation of various strategic alternatives, including a possible sale of Clark. Thereafter, with the assistance of Eve Partners, we commenced the preparation of a confidential information memorandum regarding us and our business and our management and Eve Partners began identifying potential strategic transaction parties to be contacted by Eve Partners following authorization by our board of directors.

On November 27, 2010, at a special meeting, our board of directors considered and authorized the engagement of AlixPartners, LLP, or “AlixPartners,” as our strategic advisor. On November 30, 2010, we engaged AlixPartners to provide strategic advisory services to us through March 2011 (subsequently extended through September 2011), including making Christian B. Cook, a director of AlixPartners, available to serve as our interim president and chief operating officer. AlixPartners’ duties were to include evaluating and implementing strategic and tactical options to improve our financial performance, such as improving our purchased transportation utilization, and assisting us in identifying and evaluating strategic alternatives to enhance stockholder value.

Commencing on January 20, 2011, our board of directors began holding meetings on a weekly basis with management, which we refer to herein as the “oversight meetings,” for the purpose of monitoring and overseeing our business and financial performance, especially our liquidity, revenues, financial covenant compliance under our credit facility and our customer relationships, and for the purpose of updating the board of directors on our exploration of strategic alternatives to enhance stockholder value. At the oversight meeting on January 20, 2011, representatives of Eve Partners also described in general the anticipated time frame for a strategic transaction involving Clark and our board of directors discussed the status of negotiations with its lender, Cole Taylor Bank. At oversight meetings held on January 25, February 1 and February 8, 2011, our board of directors reviewed with management our financial performance and liquidity and received updates from management on the preparations for publicly announcing our intention to explore financial and strategic alternatives to enhance stockholder value. Representatives from AlixPartners also attended the January 25, February 1 and February 8, 2011 meetings.

On February 13, 2011, our board of directors held a meeting to further consider our financial and business prospects and to further consider financial and strategic alternatives to enhance stockholder value. Our board of directors discussed strategic transactions that might be available to us and explained plans for a broad marketing process to be conducted by management and Eve Partners, including the making of a public announcement and the distribution to interested parties of a confidential information memorandum. Our board of directors considered our short and long term financial and business prospects and continued its review of the feasibility and risks associated with initiatives intended to resolve our financial and business difficulties and to grow our business. Our board of directors also considered potential strategic transactions, including, among other things, going private, seeking a strategic partner to invest in our business and selling a portion of our business. A representative of Graubard Miller reviewed the directors’ fiduciary duties to Clark and its stockholders in connection with potential strategic transactions. At the conclusion of the meeting, our board of directors authorized our management and Eve Partners to commence marketing efforts related to potential strategic transactions.

On February 14, 2011, we publicly announced our intention to explore financial and strategic alternatives to enhance stockholder value, including the possible sale or merger of Clark.

During the period from February 14 through March 31, 2011, Eve Partners contacted or was approached by approximately 134 potential strategic transaction parties. Such parties included companies within our industry, which we sometimes refer to as “strategic parties,” as well as a number of companies from the financial industry, which we sometimes refer to as “financial parties.” Potential transaction parties who responded favorably were asked to enter into non-disclosure agreements with us. After negotiations, 37 financial parties, including The Gores Group on March 7, 2011, and ten strategic parties signed non-disclosure agreements with us. Eve Partners distributed the confidential information memorandum to those parties that had executed a non-disclosure agreement. The memorandum was accompanied by a process letter instructing the recipients to submit indications of interest to us by March 25, 2011.

At oversight meetings on February 15, February 22, March 1, March 8, March 15, March 22 and March 29, 2011, our board of directors reviewed with management our financial performance and liquidity and received updates from management on the progress of management’s and Eve Partner’s activities, including the number of contacts with, and the level of interest expressed by, interested parties. Representatives from AlixPartners also attended the February 22, 2011 meeting.

By March 29, 2011, out of the 47 parties that had signed non-disclosure agreements, Eve Partners, on our behalf, had received indications of interest for the purchase of Clark from seven parties, of which four were financial parties and three were strategic parties. One of the financial parties, whom we refer to as “Party C,” also proposed a transaction involving the issuance by us of convertible notes.

On March 31, 2011, our board of directors held a special meeting to consider and discuss the indications of interest that had been submitted. A representative of Eve Partners provided a detailed summary of the marketing process that had been conducted and described in detail each of the seven indications of interest. The indications of interest valued Clark at between $8 million and $22.5 million, less debt and certain other amounts. The Gores Group’s indication of interest valued Clark at between $11 million and $13 million, less debt and certain other amounts. On March 31, 2011, the closing price of our common stock on NYSE Amex was $0.39 per share, representing a market capitalization of approximately $4.7 million. Our board of directors also considered the transaction involving the issuance by us of convertible notes proposed by Party C. After a lengthy discussion, our board of directors decided not to pursue the convertible notes transaction, because it was not economically superior to the other indications of interest and would not provide liquidity to stockholders or address the inherent cost issues facing Clark. After further discussion, our board of directors determined to proceed with management presentations to each of the seven prospective transaction parties. Subsequent to this meeting, one of the strategic parties declined to proceed further in the process. We sometimes refer to the six remaining prospective transaction parties as the “potential buyers.”

During early April, the potential buyers were provided access to a virtual data room that we had created in connection with the strategic transaction process. Throughout the process leading to the execution of the Merger Agreement, the virtual data room was updated with new information, including specific information requested by The Gores Group, as well as the other potential buyers. From April 18 to May 3, 2011, our management gave an extensive presentation regarding us to each of the potential buyers.

At the oversight meetings on April 4, April 12, April 19, April 26 and May 3, 2011, our board of directors reviewed with management our financial performance and liquidity and received updates from management on the progress of the management presentations. Also during April 2011, in consultation with us, Graubard Miller prepared our proposed form of merger agreement to be provided to potential buyers reflecting terms under which we proposed to effect a sale of Clark.

On May 9, 2011, our board of directors held a special meeting to consider the process letter that would be provided to each potential buyer instructing them on the procedures for submitting a letter of intent to us. Our proposed form of merger agreement would be included with the process letter. Representatives from Graubard Miller and Eve Partners led our board of directors through a review of the material terms of the process letter and our proposed form of merger agreement, including the “go-shop” and “no-shop” provisions, the forward and reverse termination fees and the representations and warranties. The representatives from Graubard Miller also discussed the “fiduciary out” provisions contained in the merger agreement, which would allow us to consider and accept superior acquisition proposals after a merger agreement was executed. After a lengthy discussion, our board of directors authorized Eve Partners to deliver the process letter and our proposed form merger agreement to the potential buyers. Our board of directors also considered whether to obtain an opinion as to the fairness of the consideration to be paid in any sale transaction. Though the consideration was expected to be in excess of Clark’s market capitalization, our board of directors determined that a well-prepared independent financial analysis would nonetheless assist it in determining whether our stockholders were receiving fair value in any sale transaction.

Immediately following the May 9, 2011 board meeting, Eve Partners provided the process letter and our proposed form of draft merger agreement to each potential buyer. The process letter established May 25, 2011 as the deadline by which the prospective buyers were to submit a letter of intent along with comments to our proposed form of merger agreement.

From May 9 through May 25, 2011, our management and Eve Partners responded to telephone inquiries and due diligence requests from each of the potential buyers.

At oversight meetings on May 10, May 17 and May 24, 2011, our board of directors reviewed with management our financial performance and liquidity and received updates from management and representatives of Eve Partners with respect to discussions that had been held with, and continuing due diligence that had been conducted by, the potential buyers.

On May 25, 2011, Clark received a non-binding letter of intent along with a mark-up of our proposed form of merger agreement from The Gores Group, a non-binding letter of intent along with a mark-up of our proposed form of merger agreement from one of the strategic parties, and a non-binding letter of intent that did not include a mark-up of our proposed form of merger agreement from another of the strategic parties. The letters of intent valued Clark at between $14.2 million and $18 million, less debt and certain other amounts. On May 25, 2011, the closing price of our common stock on the NYSE Amex was $0.34 per share, representing a market capitalization of approximately $4.1 million. We sometimes refer to the three potential buyers that submitted non-binding letters of intent as the “final bidders.”

On May 30, 2011, our board of directors held a meeting to review the three non-binding letters of intent that had been received from the final bidders. A representative of Eve Partners described the economic terms of each of the non-binding letters of intent, including the valuations of Clark, the implied net equity values and any purchase price or other adjustments identified therein. A representative of Graubard Miller discussed the material changes proposed by each of the two final bidders that had provided comments to our proposed form of merger agreement, noting that each such final bidder had expressed a preference for removing the “go-shop” provision, and discussed the material terms of each letter of intent, focusing on exclusivity periods and “break-up” fees. The representative from Graubard Miller noted that the requested changes to our proposed form of merger agreement did not affect the directors’ “fiduciary out.” Our board discussed the letters of intent at length and established a plan and criteria for further negotiations by management and Eve Partners with each final bidder, emphasizing that the purchase price and certainty of closing the transaction were the most critical factors.

On June 2 and June 3, 2011, our management and representatives of Eve Partners and Graubard Miller conducted telephone conferences with representatives of each of the three final bidders to review and clarify the terms of, and to commence initial negotiations with respect to, their respective non-binding letters of intent and, if provided, the mark-up to our proposed form of merger agreement.

On June 3, 2011, Clark provided to each final bidder a memorandum outlining the terms agreed to during the telephone conferences and additional critical terms, including purchase price increases, that Clark would require to proceed with a transaction. Each final bidder was instructed to provide a revised letter of intent reflecting such terms, along with a revised mark-up of our proposed form of merger agreement, by June 10, 2011.

During the period between June 3 and June 10, 2011, discussions were held between representatives of Eve Partners and representatives of each of the final bidders.

At an oversight meeting on June 7, 2011, our board of directors reviewed with management our financial performance and liquidity and received an update from management on the progress of negotiations with the final bidders.

On June 8, 2011, The Gores Group provided Clark with a revised non-binding letter of intent and a revised mark-up of our proposed form of merger agreement. The revised letter of intent valued Clark at $17.75 million, less debt and certain other amounts. On June 8, 2011, the closing price of our common stock on the NYSE Amex was $0.30 per share, representing a market capitalization of approximately $3.6 million.

On June 10, 2011, our management, representatives of Eve Partners and Graubard Miller and representatives of The Gores Group conducted discussions and negotiations concerning the purchase price and other terms reflected in The Gores Group’s revised non-binding letter of intent, including The Gores Group’s proposal that the letter of intent include an exclusivity period terminable by Clark after 30 days. Additional discussions were conducted on June 10 and June 11, 2011 by representatives of Eve Partners with representatives of The Gores Group concerning their revised non-binding letter of intent and changes to the terms reflected therein that would be acceptable to us.

On June 11, 2011, The Gores Group provided us with a second revised non-binding letter of intent reflecting the negotiations and discussions occurring on June 10 and June 11, 2011. The second revised letter of intent included the 30-day exclusivity period and permitted us to respond to unsolicited offers from other parties for strategic transactions with Clark.

No revised letters of intent were provided to us by the other two final bidders.

On June 12, 2011, our board of directors held a special meeting to consider the second revised non-binding letter of intent submitted by The Gores Group. A representative of Eve Partners summarized the negotiations that had taken place over the last several weeks with each of the final bidders and led a discussion of the material terms of The Gores Group’s second revised letter of intent. Our board of directors discussed at length the valuation of Clark, the implied net equity value, the financing of the deal and the proposed exclusivity provision. Our board of directors also reviewed with its advisors the material provisions of The Gores Group’s mark-up of our proposed form of merger agreement, focusing on the conditions to closing. Our board of directors concluded that the letter of intent from The Gores Group had superior economic and business terms compared to the initial letters of intent submitted by the other final bidders. After discussion, our board of directors authorized management to enter into the revised non-binding letter of intent with The Gores Group. Our board of directors also directed management, prior to entering into the revised non-binding letter of intent, to advise the other final bidders and other possible purchasers that Clark might resume negotiations with them in the future. Later on June 12, 2011, a member of management executed the second revised non-binding letter of intent and delivered it to The Gores Group.

From June 15 through July 7, 2011, The Gores Group conducted due diligence with respect to Clark’s operations, financial performance and financial projections, including meetings conducted at Clark’s facilities on June 15 and June 22, 2011. During this period, members of our management and representatives of Eve Partners provided information and conducted numerous conferences with representatives of The Gores Group. Also during this time, representatives of Graubard Miller and The Gores Group conducted negotiations concerning our proposed form of merger agreement. On June 30, 2011, after review of the document by, and consultation with, our management, Graubard Miller sent a revised proposed form of merger agreement to The Gores Group.

On July 12, 2011, The Gores Group informed Clark that, based on its confirmatory operational and financial due diligence, it would be reducing its valuation of Clark to $15.5 million, less debt (including accounts payable on extended terms from vendors to Clark) and certain other amounts. On July 12, 2011, the closing price of our common stock on the NYSE Amex was $0.266 per share, representing a market capitalization of approximately $3.2 million. The Gores Group stated that, among other things, the reduction was based on revisions to its financial projections for Clark for 2011 and a review of our trade payables.

On July 13, 2011, after consultation with our board of directors, we terminated our exclusivity arrangement with The Gores Group in accordance with the terms of the second revised letter of intent with The Gores Group. We instructed Eve Partners to continue discussions with The Gores Group on a non-exclusive basis and to resume discussions with the other final bidders and other prospective purchasers.

Between July 14 and July 22, 2011, Eve Partners conducted conferences with one of the final bidders, whom we refer to as “Party A,” concerning its interest in purchasing Clark. After these conferences, Party A resumed its due diligence investigation of Clark. On July 22, 2011, Party A informed Eve Partners that it was interested in our business but only if a fully integrated segment of our business were divested prior to the sale.

At oversight meetings on June 14, June 21, June 28, July 5, July 12, July 19 and July 16, 2011, our board of directors reviewed with management our financial performance and liquidity and received an update from management on the progress of negotiations with The Gores Group. In addition, at the June 21, 2011 oversight meeting, our board of directors, after reviewing proposals from three financial advisory firms, approved the engagement of Integgra Advisory Services, LLC, or “Integgra,” to furnish us with a “fairness” opinion in connection with any sale of Clark.

On July 22, 2011, discussions were held between representatives of Eve Partners and The Gores Group concerning the terms of a new non-binding letter of intent to be submitted to us.

On July 23, 2011, The Gores Group provided us with new non-binding letter of intent. The new letter of intent valued Clark at $14.5 million, less debt and certain other amounts. On July 22, 2011, the closing price of our common stock on the NYSE Amex was $0.25 per share, representing a market capitalization of approximately $3 million.

On July 24, 2011, our board of directors held a special meeting to consider the new non-binding letter of intent submitted to us by The Gores Group. Our management and a representative of Eve Partners summarized the events that had led management to terminate the exclusivity under the previous non-binding letter of intent and reviewed The Gores Group’s reduction in its valuation of Clark reflected in the new letter of intent. Management also described the negotiations with The Gores Group with respect to a new exclusivity period, in which our management had insisted on an exclusivity period terminable by us after no more than ten days. Our board of directors discussed the letter of intent at length, including the valuation of Clark and the implied net equity value. Our board of directors also weighed the benefits and risks of remarketing of strategic transactions involving Clark, including a sale of Clark, and the short and long term prospects for our business, including management’s plans for improving our profitability. The directors discussed various alternatives at length, including accepting the proposal by The Gores Group, finding an alternative purchaser, pursuing a sale transaction with Party A for a portion of Clark’s business, instituting business restructuring initiatives and continuing to operate Clark, seeking a strategic investment partner and obtaining mezzanine financing. At the conclusion of the meeting, after a lengthy discussion of these alternatives, our board of directors authorized management to execute the letter of intent with The

Gores Group but also directed management to prepare a detailed plan for continuing to operate Clark as an independent entity, which we sometimes refer to as the “operations plan.” Later on July 24, 2011, management executed the new non-binding letter of intent and delivered it to The Gores Group.

From July 26 through August 4, 2011, members of our management and representatives of The Gores Group and Eve Partners conducted a number of conferences and meetings, including meetings at Clark’s facilities, at which we provided additional due diligence information to The Gores Group.

On July 31, 2011, our board of directors held a special meeting to review the operations plan that management was directed to prepare at the July 24, 2011 board meeting. Management explained the general assumptions underlying the plan, including the timing for any remarketing of strategic transactions involving Clark, the long-term restructuring of the business and anticipated industry dynamics. Management then described the details of the plan, including our expected capital requirements, the available resources for meeting those requirements, management restructuring options and cost reduction initiatives. Management discussed the possible benefits of going private and the feasibility of replacing our credit facility with Cole Taylor Bank. Our board of directors reviewed the expected effect of each such action on our liquidity and weighed the customer, vendor and other operational risks that might arise. Our board of directors also considered trends in the industry at large and their impact on our business.

On August 2, 2011, members of our management and representatives of each of Eve Partners, Graubard Miller and The Gores Group conducted a conference call concerning the per share purchase price that would be payable to stockholders in the proposed transaction with The Gores Group, accounting for debt and other estimated expenses.

On August 4, 2011 representatives of The Gores Group communicated to representatives of Eve Partners that The Gores Group was finalizing its due diligence and planned to obtain required internal approval to execute an acquisition agreement.

On August 5, 2011, members of our management and representatives of each of Eve Partners, Graubard Miller and The Gores Group conducted another conference call concerning the per share purchase price that would be payable to stockholders in the proposed transaction with The Gores Group, accounting for debt and other estimated expenses.

On August 8, 2011, representatives of The Gores Group informed representatives of Eve Partners that The Gores Group no longer planned to proceed with the proposed transaction with us because of, among other things, concern over the effects of print media digitalization on our business and the volatility in the capital markets resulting from macroeconomic factors, including Standard & Poor’s lowering of its long-term sovereign credit rating on the United States on August 5, 2011. However, The Gores Group representatives expressed a willingness to propose revised terms and continue to negotiate a transaction.

On August 9, 2011, Clark terminated the exclusivity arrangements in accordance with the new letter of intent and, thereafter, Clark continued negotiations with The Gores Group on a non-exclusive basis.

From August 10 to August 27, 2011, representatives of Eve Partners contacted parties it had identified as potential strategic transaction parties, including: one of the other final bidders, whom we refer to as “Party B”; Party C, who submitted an indication of interest to Clark but did not submit a letter of intent and who also proposed with its indication of interest a transaction involving the issuance by Clark of convertible notes; and two additional parties that reviewed the confidential information memorandum but did not submit indications of interest to Clark, who we refer to as “Party D” and “Party E,” respectively. On August 16, 2011, Party D and, on August 18, 2011, Party B each informed Eve Partners that it would not pursue a transaction with Clark.

At oversight meetings on August 9 and August 16, 2011, our board of directors reviewed with management our financial performance and liquidity and received from management an update on the progress of negotiations with The Gores Group.

On August 18, 2011, members of our management, an independent member of our board of directors and representatives of Eve Partners and The Gores Group conducted a telephone conference to discuss the decision-making process, including timing, necessary for The Gores Group to approve or finally reject a transaction with us. During this meeting, representatives of The Gores Group indicated that, if a valuation of Clark were agreed upon, The Gores Group would seek to obtain all required internal approvals for the proposed transaction with us on August 19, 2011.

On August 19, 2011, members of our management and representatives of Eve Partners, Graubard Miller and The Gores Group conducted another conference call, during which the parties continued to negotiate the per share purchase price that would be payable to stockholders in the proposed transaction with The Gores Group, accounting for debt and other estimated expenses.

Also on August 19, 2011, a special meeting of our board of directors was held to discuss various matters, including a general business update, the status of negotiations relating to the transaction with The Gores Group, and continued consideration of options to enhance stockholder value. At this meeting, our management and representatives of Eve Partners provided a recap of the process undertaken by us to explore strategic alternatives, focusing on the marketing process undertaken by us with respect to a sale or investment transaction, and updated our board of directors on the latest developments and next steps in the negotiations with The Gores Group. A representative of Eve Partners also informed our board of directors of recent discussions that Eve Partners had held with Party A, Party B and Party C concerning a possible sale of Clark or investment in Clark. A representative of Eve Partners provided his assessment as to the each such party’s level of interest and ability and motivation to provide a timely and credible offer to us. He also provided a general summary of the terms of an investment transaction that were expected to be reflected in a term sheet to be provided by Party C. Our board of directors determined to convene a subsequent special meeting following further developments with respect to the proposed transaction with The Gores Group and receipt of a term sheet from Party C.

On August 20, 2011, representatives of The Gores Group communicated to representatives of Eve Partners that the proposed transaction with us could not be approved internally by The Gores Group at the valuation of Clark last discussed among Eve Partners and The Gores Group representatives, and both a revision of the financial terms and additional due diligence by The Gores Group would be required to proceed.

On August 22, 2011, a special meeting of our board of directors was held to consider various matters, including the status of the proposed transaction with The Gores Group, the terms for an investment in us provided verbally to Eve Partners by Party C, the status of discussions with Party E concerning a possible sale of Clark and analysis of possible internal restructuring plans. Our board of directors discussed the preliminary proposal made by Party C, the assumed value of Clark as reflected therein, the due diligence and other requirements for Party C to proceed with the necessary arrangements concerning the proposed transaction with us, the feasibility of such a transaction and the risks of such a transaction being consummated. Our board of directors also considered management’s plans for short and long term restructuring of Clark’s operations and management that would be implemented if a strategic transaction were not consummated on a timely basis.

On August 24, 2011, The Gores Group provided a revised and final offer for a transaction with us. Under the terms of the final offer, an affiliate of The Gores Group would acquire all of our outstanding common stock in a merger transaction at a purchase price of $0.46 per share. Alternatively, if the transaction were restructured as an asset sale to accommodate possible tax benefits to The Gores Group, The Gores Group indicated it could pay more for the assets than it would for the equity, at a price which The Gores Group characterized as $0.54 per share, although this per share amount did not account for tax and other implications to Clark and its stockholders.

Also on August 24, 2011, Party C provided Clark with a preliminary draft term sheet for an issuance of convertible notes by Clark. A portion of the proceeds would be used to repurchase in a tender offer not less than a specified percent of Clark’s outstanding common stock. The amount of Party C’s investment, the conversion price, the portion of the proceeds used for repurchases, the target percent in the tender offer and the premium to market price in the tender offer were all presented as tentative figures. The premium to market price of our common stock was tentatively set forth as 30%. On August 24, 2011, the last closing price of our common stock on the NYSE Amex of $0.223.

On August 27, 2011, our board of directors held a special meeting to consider the final offer from The Gores Group, including the alternative structure of an asset sale, and the preliminary draft term sheet provided by Party C. At the meeting:

•	A representative from Graubard Miller reviewed the directors’ fiduciary duties in connection with their consideration of the proposals.
•	A representative of Eve Partners then summarized the process undertaken by us to explore strategic alternatives, including a detailed review of the negotiations with The Gores Group and Party C.
•	Members of our management provided our board of directors with information with respect to the expected tax implications to us of an asset sale, which indicated that the ultimate consideration to our stockholders would be less than $0.46 per share. Our management anticipated that changing the structure of the transaction would likely result in further delay and uncertainty as to closing. Our board of directors determined that Party C’s proposal was incomplete, uncertain and, even if feasible and effected on a timely basis, would result in stockholder consideration less than that of The Gores Group’s $0.46 offer. Our board of directors concluded that the business and transaction risks associated with the lengthy delay it expected would be necessary to implement a revised transaction structure with The Gores Group or a transaction with Party C were substantial, including the risk of further reductions in its valuation of Clark.
•	A representative of Graubard Miller described the material terms of the proposed merger agreement that had been negotiated with The Gores Group, which included reduced “break-up” fees and a reduced limit on the reimbursable expenses and the inclusion of a 30 day “go-shop” period. The representative of Graubard Miller also described the equity commitment that would be made by investment partnerships affiliated with The Gores Group, which would be sufficient to fund the obligations of Gores Logistics, and the material terms of the voting agreement that The Gores Group would require of our officers and directors as a condition to entering into the proposed merger agreement.
•	A representative of Integgra made a financial presentation and rendered to the board of directors its written opinion that as of August 27, 2011, and based upon and subject to the various factors, assumptions, qualifications and limitations set forth in the written opinion, the $0.46 per share to be received by our stockholders pursuant to the proposed merger was fair, from a financial point of view, to our stockholders.
•	Our board of directors discussed at length with Eve Partners and our management the strategic alternatives available to us, including The Gores Group merger proposal, The Gores Group asset proposal and the proposal made by Party C. Our board of directors also considered at length management’s restructuring plans to continue to operate Clark as an independent entity and the prospects of obtaining higher per share consideration for stockholders in a strategic transaction after implementing the restructuring plans. Our board of directors considered the positive and negative factors and risks in connection with the proposed merger transaction with The Gores Group as discussed in the section entitled, “The Merger — Reasons for the Merger and Recommendation of Our Board of Directors” below.

Following a detailed discussion of these matters and following careful consideration of the proposed merger agreement and the transactions contemplated by the merger agreement, our board of directors (1) approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, and (2) declared that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger, on the terms and subject to the conditions set forth therein, are in the best interests of our stockholders. Our board of directors resolved to recommend that our stockholders approve and adopt the merger agreement and the transactions contemplated thereby, including the merger. The board of directors authorized the appropriate officers of Clark to finalize and execute the merger agreement and related documentation.

From August 27, 2011 to September 1, 2011, representatives of Clark, Graubard Miller and The Gores Group completed the definitive merger agreement and related schedules and ancillary documents, including a funding commitment by certain investment partnerships affiliated with The Gores Group, as to which Clark was a named third party beneficiary and signatory.

At an oversight meeting August 30, 2011, our board of directors reviewed with management our financial performance and liquidity and received an update from management on the status of the definitive merger agreement and related schedules and ancillary documents.

On September 1, 2011 we executed the Merger Agreement with Gores Logistics and Merger Sub and we publicly announced the signing of the Merger Agreement.

The Merger Agreement provides that, until 11:59 p.m., Eastern time, on September 30, 2011, we were allowed to initiate, solicit and encourage alternative acquisition proposals from third parties, and provide non-public information to, and participate in discussions and negotiate with, third parties with respect to acquisition proposals. At the direction of our board of directors, Eve Partners conducted this “go-shop” process on our behalf. During the “go-shop” period, representatives from Eve Partners contacted 28 parties to determine whether they would be interested in a transaction with us that would be superior to the Gores Logistics transaction. Eve Partners also received unsolicited communications from two other parties. Representatives of Eve Partners did not receive an indication of interest from any of these 30 parties, which included all six “potential buyers” discussed on page 26.

Reasons for the Merger and Recommendation of Our Board of Directors

Our board of directors recommends that you vote “FOR” adoption of the Merger Agreement, “FOR” any proposal to authorize our board of directors, in its discretion, to adjourn the special meeting, if necessary, to solicit additional proxies and “FOR” the non-binding proposal to approve the “golden parachute” arrangements and compensation for our named executive officers in connection with the merger. At a meeting of our board of directors on August 27, 2011, after consultation with our management, financial advisors (including our investment banker) and legal counsel, our board of directors determined that the Merger Agreement and the merger are advisable and in the best interests of Clark and its stockholders and approved the Merger Agreement.

In the course of reaching its decision, our board of directors consulted with our management, financial advisors (including our investment banker) and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others:

•	that the all-cash per share merger consideration will provide our stockholders with immediate fair value, in cash, for their shares of Clark common stock, while avoiding long-term business risk, and while also providing such stockholders with certainty of value for their shares of Clark common stock;
•	historical market prices, volatility and trading information with respect to the Clark common stock, including that the per share merger consideration of $0.46 per share in cash represents a premium of approximately 171% to the closing share price of Clark common stock on September 1, 2011, the closing date prior to the announcement of the merger;
•	the financial presentation and opinion, dated August 27, 2011, of Integgra to our board of directors as to the fairness, from a financial point of view and as of the date of its opinion, of the $0.46 per share merger consideration to be received in the merger by holders of Clark common stock, as more fully described below under the caption “The Merger — Opinion of Financial Advisor” beginning on page 36;
•	our current and historical financial condition, results of operations, competitive position, strategic options and prospects, as well as the financial plan and prospects if we were to remain an independent public company, including the risks and uncertainties with respect to (i) achieving success in growing our business in light of the current and foreseeable market conditions, including the risks and uncertainties in the United States and global economy generally and the transportation and logistics and print media industries specifically, and (ii) the “risk factors” set forth in our Form 10-K for the fiscal year ended January 1, 2011;
•	various strategic alternatives to a sale of Clark, including raising capital through the issuance of equity or debt securities, negotiating alternative lending arrangements, and proceeding in the ordinary course with management’s plans for the business, and perceived risks of those alternatives, the range of potential benefits to Clark’s stockholders of these alternatives and the timing and execution risk of accomplishing the goals of such alternatives, and the board of directors’ assessment, with the assistance of its financial advisors (including our investment banker), that no available alternatives to a sale of Clark were reasonably likely to be more favorable to Clark’s stockholders, taking into account risks of execution as well as business, competitive, industry and market risk;
•	that the Merger Agreement has customary terms and was the product of extensive arms- length negotiations;
•	the substantial number of potential buyers, both strategic and financial, solicited in connection with a possible transaction, and the board of directors’ belief, following consultation with its financial advisors (including our investment banker), that it was unlikely that any buyer would offer to acquire Clark on superior terms;
•	our ability, until 11:59 p.m., Eastern time, on September 30, 2011, to solicit any inquiry or the making of any acquisition proposals from third parties and to participate in any negotiations or discussions with third parties with respect to any acquisition proposals;
•	our ability, at any time from and after 12:00 a.m., Eastern time, on October 1, 2011 and prior to the time the Clark stockholders adopt the merger agreement, under certain circumstances, to respond to an unsolicited written acquisition proposal or engage in discussions or negotiations with the person making such an acquisition proposal;
•	our ability, at any time before the Merger Agreement is adopted by our stockholders, if our board of directors determines that an acquisition proposal is a superior proposal, to terminate the Merger Agreement and enter into an alternative acquisition agreement with respect to such superior proposal, so long as we comply with certain terms of the Merger Agreement, including paying a termination fee of $194,000 to Gores Logistics and reimbursing its expenses up to $175,000, subject to Gores Logistics’ “match right”;
•	our board of directors ability to effect a change of recommendation if it believes in good faith, after consultation with outside counsel, that failure to do so could be inconsistent with its fiduciary obligations under applicable law, subject to Gores Logistics’ subsequent right to terminate the merger agreement and, in such event, our obligation to pay to Gores Logistics a termination fee of $194,000 and reimburse Gores Logistics for its expenses up to $175,000;
•	the termination fee of $194,000 that could become payable by Gores Logistics to us under certain circumstances, without our having to establish any damages;
•	the reputation of The Gores Group;
•	the receipt by Gores Logistics of equity commitment letters from certain existing investment partnerships affiliated with The Gores Group, the terms of the commitment letters and the financial resources available to the investment partnerships;
•	that Clark has been named a third party beneficiary of the equity commitment letters;
•	that there is no financing condition to Gores Logistics’ obligations under the Merger Agreement;
•	Clark’s ability, under certain circumstances pursuant to the Merger Agreement, to enforce specifically the terms of the Merger Agreement;

•	our board of directors’ belief that prolonging the process of exploring various alternatives could have (i) resulted in the loss of Gores Logistics’ offer, (ii) resulted in erosion of customer and carrier confidence in our financial stability, (iii) negative impacts on the morale of employees, and (iv) distracted employees and management from implementing our operating plan; and
•	the availability of statutory appraisal rights under Delaware law in the merger.

Our board of directors also considered a number of uncertainties and risks in its deliberations concerning the merger and the other transactions contemplated by the Merger Agreement, including the following:

•	our current stockholders would not have the opportunity to participate in any possible growth and profits of Clark following the completion of the transactions;
•	the risk that the proposed transactions might not be completed and the effect of the resulting public announcement of termination of the Merger Agreement on:
º	the market price of Clark common stock, which could be affected by many factors, including (i) the reason for which the Merger Agreement was terminated and whether such termination results from factors adversely affecting us, (ii) the possibility that the marketplace would consider us to be an unattractive acquisition candidate and (iii) the possible sale of shares of Clark common stock by short-term investors following the announcement of termination of the Merger Agreement;
º	our operating results, particularly in light of the costs incurred in connection with the transaction, including the potential requirement to make a termination payment;
º	the ability to attract and retain key personnel; and
º	relationships with customers, partners and others that do business with us;
•	the possible disruption to our business that may result from the announcement of the transaction and the resulting distraction of the attention of our management and employees and the impact of the transaction on our customers, partners and others that do business with us;
•	the significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to complete the merger and related disruptions to the operation of our business;
•	the terms of the Merger Agreement, including (i) the operational restrictions imposed on us between signing and closing (which may delay or prevent us from undertaking business opportunities that may arise pending the completion of the transaction), and (ii) the termination fee, that could become payable by us under certain circumstances, including if we terminate the Merger Agreement to accept a superior proposal, in an amount equal to $194,000 and the reimbursement of Gores Logistics’ expenses of up to $175,000;
•	the possibility that the $194,000 termination fee and up to $175,000 of Gores Logistics’ expenses payable by Clark upon the termination of the Merger Agreement under certain circumstances could discourage other potential acquirers from making a competing bid to acquire Clark;
•	the fact that, while we expect that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, and, as a result, the merger may not be consummated;
•	the fact that Gores Logistics and Merger Sub are newly-formed entities with essentially no assets other than the equity commitment letter and that the investment partnerships affiliated with The Gores Group may default on their obligations under the equity commitment letter;
•	that our directors and executive officers have interests in the merger, including certain severance arrangements as described under the section entitled “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 44; and

•	that an all-cash transaction would be taxable to our stockholders that are United States holders for United States federal income tax purposes.

Opinion of Financial Advisor

We retained Integgra Advisory Services, LLC, or “Integgra”, as its financial advisor to evaluate whether the consideration in the proposed merger was fair, from a financial point of view, to the holders of our common stock. At the meeting of the our board of directors on August 27, 2011, Integgra rendered its written opinion to our board of directors that, as of such date and based upon and subject to the various factors, assumptions, qualifications and limitations set forth in such written opinion, the $0.46 per share cash consideration to be paid to the holders of our common stock in the merger was fair, from a financial point of view, to the holders of our common stock.

The full text of the written opinion of Integgra dated August 27, 2011, which sets forth, among other things, the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of Integgra’s opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. Stockholders should read this opinion carefully and in its entirety. Integgra’s opinion is directed to our board of directors, addresses only the fairness from a financial point of view, to the holders of our common stock of the $0.46 per share cash consideration to be paid to such holders in the proposed merger, and does not address any other aspect of the merger or any other transactions. Integgra provided its advisory services and opinion for the information and assistance of our board of directors in connection with its consideration of the proposed merger.

The opinion of Integgra does not constitute a recommendation as to how any stockholder should vote with respect to the proposed merger or any other matter.

The $0.46 per share cash consideration to be paid to the holders of Clark common stock in the merger was determined in negotiations between Clark and Gores Logistics, and the decision to approve and recommend the merger was made by the Clark board of directors.

Integgra provides valuation and financial advisory services to a national client base across a spectrum of industries. The firm’s services include valuations related to mergers and acquisitions for public and privately held companies, strategic planning, financial reporting, bankruptcy, and litigation support, including providing expert testimony. Integgra was selected by our board of directors on the basis of such experience to advise Clark in connection with the merger and to deliver a fairness opinion to the Clark board of directors addressing the fairness from a financial point of view of the $0.46 per share cash consideration in the proposed merger to the holders of common stock of Clark as of the date of such opinion.

Summary of Financial Analyses by Integgra Advisory Services, LLC

For the purpose of determining whether the merger consideration to be paid by Gores Logistics for the purchase of Clark’s securities, as negotiated between the parties to the merger agreement, was fair, from a financial point of view, to Clark’s stockholders, Integgra relied on several generally accepted valuation techniques, including calculations based on discounted cash flow and valuation multiples determined based on an analysis of selected comparable public companies and mergers and acquisitions, or “M&A,” transactions.

The following is a summary of the material financial analyses used by Integgra in connection with providing its opinion to Clark’s board of directors. In order to fully understand the financial analyses used by Integgra, the financial information must be read together with the text of each financial summary. The financial summaries alone do not constitute a complete description of the financial analyses. Rather, the analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Integgra’s opinion.

Income Approach — Discounted Cash Flow Analysis

A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

Integgra performed its discounted cash flow analysis by adding (1) the present value of projected “free cash flows” for Clark for the remainder of fiscal year 2011 through 2020 to (2) the present value of the “terminal value” for Clark as of 2020. “Free cash flow” is defined as cash that is available to either reinvest or to distribute to shareholders and “terminal value” refers to the value of all future cash flows from an asset at a particular point in time.

The methodology used by Integgra to determine the present value of the free cash flows of Clark is summarized below:

Discounted Cash Flow Analysis Methodology

•	Net operating profit after tax for Clark for the remainder of fiscal year 2011 through 2020

Adjusted for

•	Non-cash items (i.e., depreciation expense)

Less

•	Investments in tangible assets and working capital

Equals

•	Debt-free cash flow attributable to Clark

Multiplied by

•	Present value factor

Equals

•	Present value of debt-free cash flow attributable to Clark

The projected financial information that Integgra used in its discounted cash flow analysis is based on financial forecasts and estimates provided by Clark’s management. Estimates were based on management’s company and industry experience, including recent company performance and the outlook for the company and industry. Note that these projections involve numerous and significant subjective determinations that may or may not prove to be correct or complete. No representation or warranty, express or implied, is made as to the accuracy or completeness of such projections and none of these projections should be relied upon as a representation, warranty or guaranty, whether as to the present or future.

The projected revenues, EBITDA and free cash flow figures used by Integgra in its discounted cash flow analysis for Clark are presented below. EBITDA is not a presentation made in accordance with U.S. generally accepted accounting principles. Integgra Advisory Services used EBITDA because it believes EBITDA is a measure that is generally accepted by the financial community in the valuation of assets.

Clark Holdings Projected Financial Information

(in $ millions)

	Actual 31 wks ending 8/6 2011	Proj. 21 weeks 12/31 2011Projected FYE
			2011	2012	2013	2014	2015	2016	2017	2018	2019	2020
Revenue	$35,831	$26,570	$62,401	$62,401	$64,273	$66,201	$66,187	$70,233	$72,340	$74,510	$76,745	$79,048
EBITDA	$754	$2,112	$2,866	$2,496	$2,571	$3,310	$3,409	$3,512	$3,617	$3,726	$3,837	$3,952

Integgra calculated the projected free cash flows for Clark for the remainder of fiscal year 2011 through 2020 based on its projected net operating profit after tax, plus depreciation, less increases in net working capital, less capital expenditures. Integgra also calculated a terminal value for Clark as of 2020 by applying a commonly used Gordon Growth Method, including a terminal growth rate of 2.0% and a discount rate of 20%

that were based on discussions with management. Integgra believes that these values used in the determination of terminal value are supported by various benchmarks.

Finally, Integgra discounted the projected free cash flows and the terminal value for Clark to their respective present value equivalents using a cost of capital assumption of 20%.

The foregoing discounted cash flow analysis indicated a range of enterprise values for Clark of approximately $8 million to $10 million.

Market Approach — Comparable Company/Comparable M&A Transaction Analysis

The comparable public company analysis is based upon a comparison of the subject company to publicly held companies whose stocks are actively traded and whose market multiples may be used to provide indications of value for comparable companies. As part of this analysis, Integgra identified ten publicly-traded companies that share many of the same operating characteristics and are affected by many of the same economic forces as Clark, and which Integgra considered to be reasonably comparable to Clark in terms of investment risks and attributes, as well as products provided and markets served.

Integgra also identified nine recent M&A transactions involving target companies operating in the global logistics services industry, and derived implied valuation multiples for the targets in those transactions.

None of the companies utilized for comparative purposes in this analysis is identical to Clark. Accordingly, a complete valuation analysis cannot be limited to a quantitative review of the selected companies and involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to that of Clark.

The specific steps applied by Integgra in its selected public company/selected M&A transaction analysis are summarized below:

Comparable Public Company Analysis Methodology

Relevant market data for the ten public companies used in the comparable public company portion of the analysis is summarized in the table below (where “TTM” stands for “trailing twelve months”):

($mm except multiples)

Company Name	Market Cap	Enterprise Value	TTM Revenue	TTM Revenue Multiple
R.R Donnelley & Sons	$2,664.9	$6,379.2	$10,402.1	0.61x
Quad/Graphics	$958.1	$2,499.0	$4,766.6	0.52x
CH Robinson Worldwide	$11,126.4	$10,810.5	$9,818.8	1.10x
Echo Global Logistics	$302.8	$261.3	$508.3	0.51x
Expeditors Int’l of Washington	$9,276.6	$8,049.7	$6,291.9	1.28x
Hub Group	$1,091.0	$1,072.7	$2,203.4	0.49x
Landstar System	$1,855.7	$1,879.6	$2,459.8	0.76x
Roadrunner Transportation	$454.4	$502.0	$708.9	0.71x
Universal Truckload Services	$237.2	$220.1	$650.2	0.34x
UTi Worldwide	$1,289.3	$1,099.9	$4,693.3	0.23x

TTM Revenue Multiple
High	1.28x
Median	0.57x
Mean	0.66x
Low	0.23x

Comparable M&A Transaction Analysis Methodology

Relevant market data for the nine target companies in the M&A transactions used in the selected M&A transactions portion of the analysis is summarized in the table below:

($mm except multiples and percentages)

Buyer	Seller	Date	Deal Price	Revenue	EBITDA	EV Revenue Multiple	EV EBITDA Multiple
Radiant Logistics	DBA Distribution Services	Apr-11	$10.2	$91.6	$0.6	0.11x	16.86x
Toll Holdings Ltd	McLaughlin Freightlines Pty Ltd.	Dec-10	25.0	20.0	N/A	1.25x	N/A
TransForce	Dynamax	Dec-10	248.0	406.5	20.6	0.61x	12.06x
Genco Holdings I	ATC Technology Corporation	Jul-10	512.6	485.0	76.8	1.06x	6.67x
Jumbo Glory Ltd	WLG	May-10	1.0	143.8	NM	0.01x	NM
Jumbo Glory Ltd	WLG	Feb-10	2.0	143.8	NM	0.01x	NM
Toll Holdings Ltd	Summit Logistics International	Feb-10	80.0	300.0	N/A	0.27x	N/A
CanWel Holdings	Broadleaf Logistics Company	Feb-10	82.2	565.2	8.9	0.15x	9.28x
Toll Holdings Ltd	Express Logistics Group Ltd	Sep-08	6.3	61.3	0.9	0.10x	7.06x

	EV Revenue Multiple	EV EBITDA Multiple
High	1.25x	16.86x
Mean	0.40x	10.39x
Median	0.15x	9.28x
Low	0.01x	6.67x

Integgra considered several key business and financial factors in the selection of the valuation multiples:

•	Current economic climate;
•	Clark’s business model relative to the comparable public companies and target companies in the comparable M&A transactions;
•	Relative size of revenues and earnings of the set of comparable public companies and target companies in the comparable M&A transactions to those of Clark;
•	Relative operating performance across multiple metrics of the set of comparable public companies to those of Clark;
•	Depth of management; and
•	Timing of the comparable transactions.

Integgra noted that Clark’s revenue growth is at the low end of the peer group to which it is being compared, and that the potential use of an EBITDA multiple analysis would not be meaningful due to Clark’s negative TTM and projected 2011 EBITDA. In addition, Integgra noted that none of the selected comparable companies is identical to Clark and its business model. Based on the foregoing, Integgra concluded that it would be appropriate to use a revenue multiple for the analysis.

Based on the foregoing, Integgra relied on the following determinations in deriving indications of value from its comparable public company/comparable M&A transaction analysis:

Integgra used the comparable public company and comparable M&A transaction multiples shown in the tables above as data points in determining the appropriate valuation multiples to use in its analysis. Integgra selected a revenue multiple of .15x, slightly below the low end of the range of revenue multiples of .23x from the set of comparable public companies, and a revenue multiple of .15x from the set of comparable transactions, which is the median multiple, and applied these to Clark’s trailing twelve months revenue.

•	TTM Clark revenue (based on most recent financials provided by Clark’s management as of August 6, 2011)

Multiplied by

•	Selected market valuation multiples derived from comparable public company/comparable M&A transactions analysis

Equals

•	Present value of Clark

Integgra then derived the concluded enterprise value ranges for Clark of approximately $8 million to $10 million for the comparable public company methodology, and approximately $8 million to $10 million for the comparable M&A transaction methodology.

Other Considerations

In addition to the foregoing income and market approaches, Integgra also reviewed and considered the values of bids placed by other potential buyers. The implied equity value per share of $0.46 offered by the buyer was the highest of the group of bids as of the valuation date of August 24, 2011 submitted by multiple bidders during the strategic alternatives bidding process. This price is also 109% greater than the publicly-traded market price of $0.22 for Clark as of the valuation date.

Summary of Analyses

The range of values for Clark that Integgra derived from its discounted cash flow analysis was approximately $8 million to $11 million. The range of values for Clark that Integgra derived from its comparable public company analysis was approximately $8 million to $10 million, and for the comparable M&A transaction analysis was approximately $8 million to $10 million. The enterprise value for Clark of approximately $8.6 million, equal to the sum of the aggregate merger consideration to be paid to the Clark stockholders and the holders of options for the purchase of Clark shares that are exercisable for less than $0.46 per share, plus the assumed debt of Clark, plus the magnitude of negative cash (but without the addition of transaction and other costs), is thus within the range of amounts obtained through the foregoing analyses.

Also, the equity value per share of $0.46 offered by the buyer represents the highest bid submitted as of the August 24, 2011 valuation date among multiple bidders during the strategic alternatives bidding process, and is 109% greater than the publicly-traded market price of $0.22 for Clark Holdings as of the valuation date.

Integgra Advisory Services’ opinion and financial analyses were only one of the many factors considered by Clark Holdings’ board of directors in its evaluation of the merger and should not be viewed as determinative of the views of its board of directors.

Fees and Expenses

The Integgra engagement letter with Clark, dated June 22, 2011, provides that, for its services, Integgra is entitled to receive a fee of $50,000 from Clark, which was due and paid as follows: $25,000 non-refundable retainer upon execution of the engagement letter and $25,000 upon completion of the engagement, indicated by Clark formally requesting Integgra to issue its opinion. In addition, Clark has agreed to reimburse Integgra for its reasonable out-of-pocket expenses and to indemnify Integgra and certain related persons against liabilities arising out of Integgra’s service as a financial advisor to the board of directors of Clark.

Other than the preparation of the opinion in connection with the merger, during the two years preceding the date of its opinion, Integgra has not had any material relationship with any party to the merger for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Financial Projections

We do not as a matter of course publicly disclose forecasts or internal projections as to future performance, revenues, earnings or financial condition. However, during our thorough review of the various alternatives to enhance stockholder value, as discussed in “The Merger — Background to the Merger” beginning on page 24, certain prospective financial information was prepared by our management and reviewed with and discussed among members of our board of directors and Integgra. Our management provided certain internal forecasts through December 31, 2011, which are referred to as the “Management Plan,” and our management and Integgra provided a ten year extrapolation thereof through December 31, 2020, to our board of directors, as discussed under “The Merger — Opinion of Financial Advisor” beginning on page 36. Management also made the Management Plan available to Gores Logistics. Management’s key estimates and assumptions supporting the Management Plan are discussed below.

We have included the material portions of the prospective financial information below in order to give our stockholders access to this information as well. The inclusion of the prospective financial information below should not be regarded as an indication that we, our management team, our board of directors or Gores Logistics, or any of their respective representatives considered, or now considers, the prospective financial information below to be predictive of actual future results. We have made publicly available our actual results for our 2010 fiscal year and for our first two fiscal quarters of fiscal year 2011, and you should review our Annual Report on Form 10-K for the fiscal year ended January 1, 2011 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended April 2, 2011 and July 2, 2011 to obtain this information. See “Where You Can Find More Information” beginning on page 81.

Management’s internal financial forecasts, upon which the prospective financial information set forth below is based, are subjective in many respects. The prospective financial information set forth below reflects numerous assumptions with respect to industry performance, competition, general business, economic, geo-political, currency, market and financial conditions, the costs of fuel and other commodities, and other matters, all of which are difficult to predict and beyond our control. The prospective financial information set forth below also reflects numerous estimates related to our business that are inherently subject to significant economic, political and competitive uncertainties, all of which are difficult to predict and many of which are beyond our control. As a result, although the prospective financial information set forth below was prepared in good faith based on estimates and assumptions believed to be reasonable at the time the information was prepared, there can be no assurance that the estimates or assumptions made in preparing such information will prove accurate or that the projected results reflected therein will be realized.

The prospective financial information set forth below was not prepared with a view toward public disclosure. Accordingly, the prospective financial information set forth below was not prepared with a view toward complying with the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or U.S. generally accepted accounting principles, or “GAAP.” Some of the projections present financial metrics that were not prepared in accordance with GAAP. Neither our independent auditor nor any other independent accountants have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information.

The prospective financial information set forth below does not take into account any circumstances or events occurring since the date such information was prepared or which may occur in the future, and, in particular, does not take into account any revised prospects of our business, changes in general business, geo-political or economic conditions, competition or any other transaction or event that has occurred since the date on which such information was prepared or which may occur in the future. Since the prospective financial information set forth below covers multiple years, such information by its nature is subject to greater uncertainty with each successive year. In addition, the projections do not take into account any of the transactions contemplated by the Merger Agreement, including the merger, which might also cause actual results to differ materially.

Prospective financial information is comprised of forward-looking statements and is based on estimates and assumptions that are inherently subject to factors such as industry performance, competition, general business, economic, regulatory, geo-political, market and financial conditions, as well as changes to the business, financial condition or results of operation of Clark, including the factors described under “Cautionary Note Regarding Forward-Looking Information” on page 18, and other risk factors as disclosed in our filings with the SEC that could cause actual results to differ materially from those shown below. You are cautioned not to place undue reliance on the specific portions of the prospective financial information set forth below. No one has made or makes any representation to any stockholder regarding the information included in the prospective financial information set forth below.

EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, WE HAVE NOT UPDATED NOR DO WE INTEND TO UPDATE OR OTHERWISE REVISE THE PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW, INCLUDING, WITHOUT LIMITATION, TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE SUCH INFORMATION WAS PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, INCLUDING, WITHOUT LIMITATION, CHANGES IN GENERAL ECONOMIC, GEO-POLITICAL OR INDUSTRY CONDITIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROSPECTIVE FINANCIAL INFORMATION IS SHOWN TO BE IN ERROR.

For the foregoing reasons, the inclusion of the prospective financial information in this proxy statement should not be regarded as an indication that such information will be predictive of actual future results or events, and it should not be relied on as such.

Our management employed the following key assumptions in preparing the Management Plan and the extrapolation through fiscal year 2020, as summarized in the table below through fiscal year 2016, which were provided to our board of directors and Gores Logistics:

•	Revenue is projected to be flat for fiscal year 2012 due to the difficult economic environment both in the overall economy and within the print media industry. Beyond fiscal year 2012, revenue is expected to grow at 3% per year as sales and diversification efforts made during fiscal year 2012 yield results.
•	Margins are projected to increase by 1% in fiscal year 2014 due to ongoing efficiency improvements in consolidation and increased purchasing power resulting from an increase in revenue.
•	Operating expenses are projected at 30% of revenue which is consistent with current fiscal year 2011 projections.
•	Projections covering fiscal years 2017 to 2020 show revenue and EBITDA increase linearly but are omitted as they are unlikely to be accurate given the passage of time.

	FYE Est. Dec. 31 2011	Projected Twelve Months Ending December 31,
		2012	2013	2014	2015	2016
Revenue	$62,401	$62,401	$64,273	$66,201	$68,187	$70,233
Cost of Revenue	41,028	41,185	42,420	43,031	44,322	45,651
% of Revenue	65.7%	66.0%	66.0%	65.0%	65.0%	65.0%
Total Cost of Revenue	41,028	41,185	42,420	43,031	44,322	45,651
% of Total Revenue	65.7%	66.0%	66.0%	65.0%	65.0%	65.0%
Gross Profit	21,373	21,216	21,853	23,170	23,866	24,582
% of Total Revenue	34.3%	34.0%	34.0%	35.0%	35.0%	35.0%
Operating Expenses	18,507	18,720	19,282	19,860	20,456	21,070
% of Total Revenue	29.7%	30.0%	30.0%	30.0%	30.0%	30.0%
EBITDA	2,866	2,496	2,571	3,310	3,409	3,512
% of Total Revenue	4.6%	4.0%	4.0%	5.0%	5.0%	5.0%
Depreciation & Amortization Exp.	1,584	1,476	1,458	1,332	1,278	1,054
% of Total Revenue	2.5%	2.4%	2.3%	2.0%	1.9%	1.5%
EBIT	1,282	1,020	1,113	1,978	2,131	2,458
% of Total Revenue	2.1%	1.6%	1.7%	3.0%	3.1%	3.5%

Financing of the Merger

Gores Logistics and Merger Sub have estimated that the total amount of funds necessary to pay the aggregate merger consideration, including the aggregate consideration payable to the holders of our outstanding stock options, and the charges, fees and expenses related to the merger that are payable at the closing, will be approximately $6.8 million.

In addition, Gores Logistics will, simultaneously with the closing of the merger, repay on our behalf the outstanding balance of the credit facility or, subject to the consent of Cole Taylor Bank, extend or refinance the credit facility. Gores Logistics will also either replace any outstanding letters of credit under the credit facility or otherwise satisfy Cole Taylor Bank and the beneficiaries of the letters of credit as to the disposition or retention of such letters or credit. As of September 30, 2011, the outstanding balance on the credit facility was approximately $2.3 million and the applicable interest rate was 6.5%. See “The Merger Agreement — Payoff of Outstanding Loans” beginning on page 47.

Gores Logistics has said it intends to fund the transaction with cash and cash equivalents available to Gores Logistics and has represented to us that it will have sufficient funds to make such payments. Consummation of the merger is not conditioned on Gores Logistics obtaining any financing. We may seek and obtain injunctions, specific performance or other equitable relief to cause Gores Logistics to cause the merger to be consummated. For additional information regarding remedies under the Merger Agreement, see “The Merger Agreement — Termination of the Merger Agreement, Termination Fees, Expenses and Remedies” beginning on page 64.

Gores Logistics has obtained an equity financing commitment of up to $10 million in cash from certain existing investment partnerships affiliated with The Gores Group, in order to fund Gores Logistics’ obligations under the Merger Agreement. Clark has been named as a third party beneficiary of such commitment.

Interests of our Directors and Executive Officers in the Merger

When considering the recommendation of our board of directors, you should be aware that the members of our board of directors and our executive officers have interests in the merger, as are described below, other than their interests as our stockholders generally. These interests may be different from, or in conflict with, your interests as a Clark stockholder. The members of our board of directors were aware of the material facts as to these additional interests, and considered them, when they approved the Merger Agreement.

Stock Options

Under the Merger Agreement, at the closing of the merger, each option to purchase shares of our common stock that is outstanding under any of our equity plans will accelerate and become fully vested and exercisable. Immediately prior to the effective time of the merger, each stock option outstanding as of the closing of the merger will be cancelled and converted into the right to receive a cash payment in an amount equal to the product of (i) the amount (if any) by which $0.46 exceeds the applicable per share exercise price multiplied by (ii) the number of shares of common stock issuable upon exercise of such stock option (such product, the “Option Spread Value”), without interest and less any applicable withholding taxes.

Assuming a closing date of November 4, 2011, our directors and executive officers are expected to hold stock options to purchase an aggregate of 375,000 shares of our common stock. Of these stock options, 100,000 will have per share exercise prices of less than $0.46, and our directors and executive officers are expected to receive approximately $11,500 in aggregate Option Spread Value for these stock options in connection with the merger, subject to applicable withholding taxes. The table below sets forth the approximate Option Spread Value for each of our directors and executive officers, assuming a closing date of November 4, 2011, for: (i) stock options that by their terms will be vested and exercisable, (ii) stock options that will be unvested and unexercisable but, in accordance with the provisions of the Merger Agreement, will vest at the closing of the merger, in each case, with a positive Option Spread Value. The amounts set forth in the table below do not reflect any applicable tax withholdings.

Director or Officer	Options Held	Option Spread Value (vested)	Option Spread Value (unvested)	Option Spread Value (total)
Kevan D. Bloomgren	30,000	$1,000	$2,000	$3,000
Brian H. Bowers	20,000	933	1,867	2,800
Edward W. Cook	20,000	933	1,867	2,800
Robert Larose	10,000	50	50	100
Donald G. McInnes	20,000	933	1,867	2,800
	100,000	$3,849	$7,651	$11,500

Executive Officer Severance Arrangements

Kevan D. Bloomgren, our chief financial officer, is eligible for enhanced severance benefits if he is terminated in connection with a change in control. Under Mr. Bloomgren’s employment agreement, if his employment is terminated without cause during the period commencing on the date Clark enters into a binding written agreement to effectuate a change in control and ending on the date such change in control is effectuated, or if the surviving entity of such change in control does not enter into a new employment agreement with him, Mr. Bloomgren will be entitled to severance equal to nine months of his base pay (and nine months of medical and dental coverage). Mr. Bloomgren’s severance is payable in a lump sum at the closing of such change in control transaction, although if his employment is terminated without cause prior to the closing the severance will be paid over time by Clark in accordance with its regular payroll practices. The severance is conditional upon Mr. Bloomgren first executing and not revoking a valid reciprocal waiver and release of all claims. Gores Logistics has not agreed to enter into a new employment agreement with Mr. Bloomgren in connection with the merger. Accordingly, we expect that Mr. Bloomgren will be entitled to severance as described above.

The following table shows the estimated potential cash payments to Mr. Bloomgren pursuant to his employment agreement with us, assuming the merger closes on November 4, 2011 and assuming his employment is terminated on such date. The estimated amounts that Mr. Bloomgren may receive for his equity awards are shown in separate tables elsewhere in this proxy statement.

Name	Cash	Accrued Bonus	Benefits	Total
Kevan D. Bloomgren	$147,500	$8,000	$7,307	$162,807

In addition, we will pay a success fee of $310,000 to AlixPartners in connection with the consummation of the merger. Christian B. Cook, our former interim president and chief operating officer, is a director of AlixPartners. For more information on the success fee, see “— AlixPartners Fees” beginning on page 46.

Escrow Shares

In connection with our formation in September 2005, we sold 2,500,000 shares of our common stock, which we refer to as the “founders’ shares,” to certain individuals, including Messrs. Gregory E. Burns, a member of our board of directors and our chief executive officer, Donald G. McInnes, our non-executive chairman of the board, and Edward W. Cook and Maurice Levy, each a member of our board. Upon the closing of the acquisition by us of our operating subsidiary, The Clark Group, Inc., in February 2008, certain of the holders of the founders’ shares placed an aggregate of 1,173,438 of such shares into escrow pursuant to an escrow agreement with the Bank of New York Mellon, as escrow agent. Of such shares placed into escrow, Mr. Burns placed 343,750, Messrs. McInnes and Cook placed 31,250 each and Mr. Levy placed 25,000. These shares are to be released from escrow only under two conditions: (1) if the last sales price of our common stock equals or exceeds $11.50 per share for any 20 trading days in any 30 trading day period, or (2) if a “change of control transaction” occurs. If neither condition is met before February 12, 2013, the shares placed in escrow are to be cancelled. A “change of control transaction” includes, among other things, a transaction where Clark merges or consolidates with any other entity, or any other entity merges into or consolidates with Clark and, after giving effect to such transaction, Clark’s stockholders immediately prior to such transaction own less than 51% of the aggregate voting power of Clark or the successor entity of such transaction. Therefore, the merger constitutes a “change of control transaction.” The release conditions may not be waived by us or by our board of directors in any circumstances.

As of September 30, 2011, the release condition relating to our last sales price had not been met and the last sales price of our common stock was $0.45 per share. Because the merger will constitute a “change of control transaction,” however, the shares held in escrow will be released upon consummation of the merger and the holders of such shares will receive the merger consideration of $0.46 in cash for each such share. The following table shows the estimated cash payments to Messrs. Burns, McInnes, Cook and Levy, solely with respect to such shares.

Name	Escrowed Shares	Estimated Cash Payment
Gregory E. Burns	343,750	$158,125
Edward W. Cook	31,250	14,375
Maurice Levy	25,000	11,500
Donald G. McInnes	31,250	14,375
	431,250	$198,375

For the total number of shares held by each of Messrs. Burns, McInnes, Cook and Levy, see “Share Ownership by Principal Stockholders, Directors and Management” beginning on page 72.

Indemnification and Insurance

Under the Merger Agreement, the rights of each present and former director and officer of Clark or any of its subsidiaries and of each individual who is serving or has served at Clark’s request as a director, officer or trustee of another entity to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger, as provided in Clark’s or its subsidiaries’ respective organizational documents or in any indemnification or other agreements, will be assumed by the surviving corporation and will continue in full force and effect without any amendment, repeal or modification in any manner that would adversely affect the rights of the indemnified parties under such agreements, unless such modification is required by applicable law.

We have a right to purchase, prior to the effective time of the merger, fully prepaid “tail” insurance coverage that provides coverage identical in all material respects to our existing directors’ and officers’ insurance policies and our existing fiduciary liability policies for a period of not less than six years after the effective time of the merger, from insurance carriers with the same or better rating as our current carriers, that provides coverage for events occurring at or prior to the effective time of the merger that is no less favorable than the existing policies. The surviving corporation has an obligation to purchase such “tail” insurance coverage in the event we do not do so, or the best available coverage if the premium required is more than 200% per annum of our current directors’ and officers’ insurance policies. We estimate that the cost of the directors’ and officers’ insurance policies will be approximately $126,000.

AlixPartners Fees

We engaged AlixPartners from November 2010 to September 2011 to provide strategic advisory services to us, including making Christian B. Cook, a director of AlixPartners, available to serve as our interim president and chief operating officer. As of August 31, 2011, we had paid or incurred approximately $756,000 in fees and expenses for the engagement of AlixPartners and we estimate that we incurred approximately an additional $38,000 in fees and expenses for the engagement of AlixPartners through September 30, 2011, the date the engagement was terminated and Mr. Cook ceased to be our interim president and chief operating officer.

Under the terms of the engagement, AlixPartners also is entitled to receive a success fee in connection with the sale of Clark in an amount that varies with the purchase price paid for Clark, where the purchase price is defined as the total consideration paid to us and our stockholders, including cash, debt assumed, deferred or contingent purchase price, or other consideration, if any, that comprises the amount necessary to consummate the transaction. Based solely on the foregoing definition, the purchase price for Clark in connection with the merger is expected to be $10 million (including the aggregate merger consideration, the aggregate stock option consideration, the assumption or repayment of the outstanding balance on our credit facility with Cole Taylor Bank, the assumption by Gores Logistics of other amounts due that may be deemed indebtedness and the payment by Gores Logistics of certain expenses incurred by us in connection with the merger), which corresponds to a success fee of $310,000. Gores Logistics has agreed to pay the success fee to AlixPartners on our behalf upon the closing of the merger.

Golden Parachute Compensation

The following table sets forth the estimated amounts of compensation that the named executive officers could receive that are based on or otherwise relate to the merger, which include certain of the severance payments described above under “— Executive Officer Severance Arrangements” on page 44 and certain of the payments for stock options described above under “— Stock Options” on page 44. These amounts have been calculated using the $0.46 per share merger consideration and, where applicable, assuming each named executive officer experienced a termination of employment in connection with the merger as of September 30, 2011, under the circumstances described above under “— Executive Officer Severance Arrangements” on page 44. Certain of the amounts payable may vary depending on the actual date of completion of the merger and the actual date of termination of employment.

Golden Parachute Compensation

Name	Cash ($)	Equity ($)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)
Gregory E. Burns	—	—	—	—	—	—	—
Charles H. Fischer III	—	—	—	—	—	—	—
Kevan D. Bloomgren(1)	$155,500	$3,000	—	$7,307	—	—	$165,807

(1)	The cash column consists of cash severance payments of $147,500 and estimated accrued bonus payments of $8,000. The perquisites/benefits column consists of nine months of medical and dental coverage valued at $7,307. The value of the health and dental benefits is estimated based costs currently paid by Clark for such benefits. All of the foregoing payments are “double-trigger” in nature, in that the payments will only be made if Mr. Bloomgren is terminated without cause prior to the closing of the merger or does not enter into an employment agreement with Gores Logistics at the closing of the merger, as discussed in more detail above under “— Executive Officer Severance Arrangements” on page 44. The equity column consists of a payment of $2,000 for the unvested portion of an in-the-money stock option held by Mr. Bloomgren that will be accelerated in connection with the merger and a payment of $1,000 for the vested portion of such stock option, as discussed in more detail above under “— Stock Options” on page 44.

The payment of severance, and the continuation of employee benefits, will be made pursuant to the arrangements discussed under “— Executive Officer Severance Arrangements” on page 44. The acceleration of, and payments for, stock options will be made pursuant to the arrangements discussed under “— Executive Officer Severance Arrangements” on page 44.

In March 2011, we established a bonus incentive policy, which created a bonus pool for the payment of cash bonuses to certain of our officers and other senior managers, including Mr. Fischer and Mr. Bloomgren, in the event we were to consummate a change in ownership transaction. Under the policy, the size of the bonus pool would vary based on the size of the transaction, with Mr. Fischer receiving 30% of the bonus pool and Mr. Bloomgren receiving 10% of the bonus pool. Although the merger qualifies as a change in ownership transaction under the terms of the policy and Gores Logistics had agreed under the Merger Agreement to ensure that the funds necessary to pay the incentive bonuses would be delivered to our payroll agent, based on the aggregate purchase price to be paid by Gores Logistics for Clark, no incentive bonuses will be due to our officers or other senior managers.

Voting Agreement

Pursuant to a voting agreement with Gores Logistics, certain of Clark’s executive officers and all of its directors have agreed to vote all of the common stock of Clark beneficially owned by them, whether now owned or hereafter acquired, in favor of the adoption and approval of the Merger Agreement and against any proposal for an extraordinary corporate transaction which would be reasonably likely to prevent consummation of the merger. The executive officers and directors may not sell or otherwise dispose of their respective shares of common stock until termination of the voting agreement. The provisions of the voting agreement will not be deemed to restrict the right of any executive officer or director to act in his capacity as an officer or director consistent with his fiduciary obligations in such capacity. The voting agreement will terminate on the earlier to occur of (i) the effective time of the merger, (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) any material amendment (including to the price) of the Merger Agreement that is adverse to the executive officers or directors.

Payoff of Outstanding Loans

We have a revolving credit facility of up to $6,000,000, with a $1,000,000 sublimit for letters of credit, with Cole Taylor Bank. The interest rate charged on borrowings under the credit facility is the greater of 6.5% or the bank’s prime rate plus 2.5%, for borrowings based on the prime rate, or LIBOR plus 5%, for borrowings based on LIBOR. As of September 30, 2011, the outstanding balance on the credit facility was approximately $2.3 million and the applicable interest rate was 6.5%.

Gores Logistics will, simultaneously with the closing of the merger, repay on our behalf the outstanding balance of the credit facility or, subject to the consent of Cole Taylor Bank, extend or refinance the credit facility. Gores Logistics will also either replace any outstanding letters of credit under the credit facility or otherwise satisfy Cole Taylor Bank and the beneficiaries of the letters of credit as to the disposition or retention of such letters or credit. We will use reasonable efforts to provide such information and documentation as Gores Logistics’ proposed lenders may require. We will also use reasonable efforts to make our personnel available at reasonable times and following reasonable advance notice, for management presentations, and allow customary background checks, if requested by Gores Logistics.

Effects on Us if the Merger is not Completed

If the Merger Agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares or stock options in connection with the merger. Instead, we will remain an independent public company. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today, and our stockholders will continue to be subject to the same risks and opportunities to which they are currently subject. There can be no assurance as to the effect of these risks and opportunities on the future value of your Clark shares. For instance, while we intend that our common stock will continue to be listed and traded on the NYSE Amex, there can be no assurance that our common stock will remain so listed and traded. In addition, under specified circumstances, we may be required to pay Gores Logistics a termination fee of $194,000 and/or reimburse certain of Gores Logistics’ expenses up to $175,000, or Gores Logistics may be required to pay us a reverse termination fee of $194,000, in each case, as described in “The Merger Agreement — Termination of the Merger Agreement, Termination Fees, Expenses and Remedies” beginning on page 64.

If the merger is not completed, from time to time, our board of directors will evaluate and review, among other things, our business, operations, properties, dividend policy and capitalization and make such changes as are deemed appropriate and continue to seek to identify various alternatives to enhance stockholder value. If the Merger Agreement is not adopted by our stockholders, or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered, or that our business, prospects or results of operations will not be adversely impacted.

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will be delisted from and will no longer be traded on the NYSE Amex and will be deregistered under the Exchange Act. Following the closing of the merger we will no longer be a public company.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of the material United States federal income tax consequences of the merger to “U.S. holders” and “non-U.S. holders” (each as defined below) who receive cash in the merger in exchange for shares of Clark common stock. The discussion does not purport to consider all aspects of United States federal income taxation that might be relevant to holders of Clark common stock. The discussion is based on the Code, applicable current and proposed United States Treasury regulations, judicial authority and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect. Any change could alter the tax consequences of the merger to the holders of Clark common stock. This discussion applies only to holders who hold shares of Clark common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of United States federal income taxation that may be relevant to holders of Clark common stock in light of their particular circumstances, or that may apply to holders that are subject to special treatment under United States federal income tax laws (including, for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, cooperatives, traders in securities who elect to mark their securities to market, mutual funds, real estate investment trusts, S corporations, holders subject to the alternative minimum tax, persons who validly exercise appraisal rights, partnerships or other pass-through entities and persons holding shares of Clark common stock through a partnership or other pass-through entity, persons who acquired shares of Clark common stock in connection with the exercise of employee stock options or otherwise as compensation, United States expatriates, “passive foreign investment companies,” “controlled foreign corporations,” persons who hold shares of Clark common stock as part of a hedge, straddle, constructive sale or conversion transaction and persons who hold any equity interest, directly or indirectly through constructive ownership or otherwise, in Gores Logistics or Clark after the merger). This discussion does not address any aspect of state, local or foreign tax laws or United States federal tax laws other than United States federal income tax laws.

The summary set forth below is for general information purposes only. It is not intended to be, and should not be construed as, legal or tax advice to any particular holder of Clark common stock. The summary is not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each holder should consult its tax advisor regarding the applicability of the rules discussed below to the holder and the particular tax effects of the merger to the holder, including the application of state, local and foreign tax laws.

For purposes of this summary, a “U.S. holder” is a holder of shares of Clark common stock, who or that is, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;
•	an estate, the income of which is subject to United States federal income tax regardless of its source; or
•	a trust if (1) a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust; or (2) it has a valid election in place to be treated as a domestic trust for United States federal income tax purposes.

A “non-U.S. holder” is a person (other than a partnership) that is not a U.S. holder.

If shares of Clark common stock are held by a partnership, the United States federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships that hold shares of Clark common stock and partners in such partnerships are urged to consult their tax advisors regarding the tax consequences to them of the merger.

U.S. Holders.  The receipt of cash for shares of Clark common stock in the merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. holder who exchanges shares of Clark common stock for cash in the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received in exchange for such shares and the U.S. holder’s adjusted tax basis in such shares. If a U.S. holder acquired different blocks of Clark common stock at different times or different prices, such holder must determine its tax basis and holding period separately with respect to each block of Clark common stock. Such gain or loss will be long-term capital gain or loss provided that a U.S. holder’s holding period for such shares is more than one year at the time of completion of the merger. Long-term capital gains for certain non-corporate U.S. holders, including individuals, are generally eligible for a reduced rate of federal income taxation. There are limitations on the deductibility of capital losses.

Cash payments made pursuant to the merger agreement will be reported to holders of Clark common stock and the United States Internal Revenue Service to the extent required by the Code and applicable regulations of the United States Treasury. Under the Code, a U.S. holder of Clark common stock (other than a corporation or other exempt recipient) may be subject, under certain circumstances, to information reporting on the cash received in the merger. Backup withholding also may apply with respect to the amount of cash received in the merger, unless the U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Non-U.S. Holders.  Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable United States income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);
•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the cash disposition, and certain other conditions are met; or
•	Clark was a “United States real property holding corporation” for United States federal income tax purposes within the five years preceding the merger.

A non-U.S. holder whose gain is described in the first bullet point above will be subject to tax on its net gain in the same manner as if it were a U.S. holder. In addition, such a non-U.S. holder that is a corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (including such gain) or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point above will be subject to tax at a 30% flat rate on the gain recognized, equal to the difference, if any, between the amount of cash received in exchange for shares of Clark common stock and the non-U.S. holder’s adjusted tax basis in such shares, which may be offset by U.S. source capital losses even though the individual is not considered a resident of the United States. To the extent that a non-U.S. holder’s income is eligible for a reduced rate of withholding tax under a treaty, such non-U.S. holder may obtain a refund of excess amounts withheld by filing a properly completed claim for refund with the Internal Revenue Service. Clark does not believe it is, or has been during the five years preceding the merger, a United States real property holding corporation for U.S. federal income tax purposes. If a non-United States real property interest certificate is not delivered by Clark in a timely manner, the paying agent shall be instructed to deduct or withhold from the merger consideration payable to each non-U.S. holder all such amounts required to be withheld under applicable tax law.

Cash received by non-U.S. holders in the merger also will be subject to information reporting, unless an exemption applies. Moreover, backup withholding of tax may apply to cash received by a non-U.S. holder in the merger, unless the holder or other payee establishes an exemption in a manner satisfactory to the paying agent and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided that the required information is timely furnished to the Internal Revenue Service.

Regulatory Approvals

No regulatory approvals are required in connection with the merger.

PROPOSAL NO. 1: THE MERGER AGREEMENT

The following summary describes material provisions of the Merger Agreement. This summary is not complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached to this proxy statement as Annex A and is incorporated herein by reference. We urge you to read carefully the Merger Agreement in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The Merger Agreement and the following description have been included to provide you with information regarding the terms of the Merger Agreement. It is not intended to provide any other factual information about Clark or Gores Logistics. Such information can be found elsewhere in this proxy statement and in the other public filings Clark makes with the SEC, which are available, without charge, at http://www.sec.gov.

The representations, warranties and covenants contained in the Merger Agreement were made solely for the purposes of the Merger Agreement and the benefit of the parties to the Merger Agreement and may be subject to limitations agreed upon by the contracting parties. Certain of the representations and warranties have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts. In addition, the representations and warranties contained in the Merger Agreement (i) are qualified by information in a confidential disclosure schedule that the parties have exchanged, (ii) were made only as of the dates specified in the Merger Agreement or the confidential disclosure schedule, and (iii) in some cases are subject to qualifications with respect to materiality, knowledge and/or other matters, including standards of materiality applicable to the contracting parties that differ from those applicable to investors. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Clark’s public disclosures. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts or condition of Clark or Gores Logistics or any of their respective subsidiaries or affiliates. In addition, the representations and warranties and other provisions of the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this proxy statement.

The Merger

Under the terms of the Merger Agreement, Merger Sub, a wholly owned subsidiary of Gores Logistics, will merge with and into Clark. As a result of the merger, the separate corporate existence of Merger Sub will cease, and Clark will continue as the surviving corporation and a wholly owned subsidiary of Gores Logistics. We sometimes refer to Clark after the consummation of the merger as the surviving corporation. At the effective time of the merger, our certificate of incorporation will be amended to read in its entirety as the certificate of incorporation of Merger Sub in effect immediately prior to the effective time and the by-laws of Merger Sub will become the by-laws of the surviving corporation. The directors of Merger Sub immediately prior to the effective time of the merger will become the directors of the surviving corporation, and the officers of Clark immediately prior to the effective time of the merger will continue as the officers of the surviving corporation, except that Gregory E. Burns will cease to be our chief executive officer and Kevan D. Bloomgren will cease to be our chief financial officer and corporate secretary.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later date and time as is agreed upon by Gores Logistics and us and specified in such certificate of merger. The filing of the certificate of merger will occur on the closing date, which will take place on the second business day after satisfaction or waiver of the conditions to the closing of the merger set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger, but subject to the satisfaction or waiver of all conditions to consummation of the merger) and described in this proxy statement, provided, however, if any condition is not satisfied or waived as of such second business day, the closing will be rescheduled to the next business day upon which all of the conditions are so satisfied or waived, or at such other date or time as is agreed upon by Gores Logistics and us.

We intend to complete the merger as promptly as practicable, subject to receipt of stockholder approval. Although we currently expect to complete the merger during the fourth calendar quarter of 2011, we cannot specify when, or assure you that, all conditions to the consummation of the merger will be satisfied or waived, or that the merger will be completed.

Merger Consideration

At the effective time of the merger, each issued and outstanding share of our common stock, other than treasury shares, shares held by Gores Logistics, Merger Sub or any other direct or indirect wholly owned subsidiary of Gores Logistics or us, and shares held by stockholders who perfect their appraisal rights, will be converted into the right to receive $0.46 in cash, without interest and less any applicable withholding taxes. The $0.46 price per share being offered by Gores Logistics in the merger was determined through arm’s-length negotiations between Gores Logistics and us.

As of the effective time of the merger, all shares of our common stock converted into the right to receive the $0.46 per share cash merger consideration will no longer be outstanding and will automatically be cancelled and will cease to exist, and holders of shares of our common stock immediately prior to the effective time of the merger will cease to have any rights as a stockholder, except the right to receive $0.46 per share in cash, without interest and less any applicable withholding taxes (other than stockholders who have perfected their appraisal rights).

Treasury shares and shares held by Gores Logistics, Merger Sub or any other direct or indirect wholly owned subsidiary of Gores Logistics or us immediately prior to the effective time of the merger will be cancelled and will cease to exist and no consideration will be paid for such shares.

Shares held by our stockholders who perfect their appraisal rights will be converted into the right to receive such consideration as may be determined by the Delaware Court of Chancery under Section 262 of the DGCL.

Payment Procedures

At or promptly after the closing of the merger, Gores Logistics will deposit sufficient funds, which are sometimes referred to herein as the “consideration fund,” with a paying agent in order to permit the timely payment of the aggregate merger consideration. Promptly (and in any event within five business days) after the effective time of the merger, Gores Logistics will cause the paying agent to mail to each holder of record of our common stock that was converted into the right to receive the $0.46 per share merger consideration a letter of transmittal and instructions for use in effecting the surrender of the shares of our common stock in exchange for the merger consideration. If any certificate representing our common stock has been lost, stolen or destroyed, the person claiming such certificate to be lost, stolen or destroyed will be entitled to obtain the merger consideration after the person makes an affidavit of that fact and, if reasonably required by Gores Logistics, posts a bond, in such reasonable amount as Gores Logistics may direct, or indemnity against any claim that may be made against Gores Logistics with respect to such certificate. If any portion of the merger consideration is to be paid to a person other than the person in whose name the surrendered certificate or the transferred book entry share is registered, as a condition to such payment (i) either such certificate will be properly endorsed or will otherwise be in proper form for transfer or such book entry share will be properly transferred and (ii) the person requesting such payment will pay to the paying agent any transfer or other taxes required as a result of such payment to a person other than the registered holder or establish to the satisfaction of Gores Logistics that such tax has been paid or is not payable.

Any funds that have not been distributed within one year after the effective time of the merger will be delivered to the surviving corporation. After that date, stockholders who have not complied with the instructions to exchange their shares will be entitled to look only to the surviving corporation for payment of the merger consideration. Any portion of the consideration fund remaining unclaimed by stockholders prior to such time as such amount would otherwise escheat to or become property of any governmental entity will, to the extent permitted by applicable law, become the property of the surviving corporation. None of the paying agent, Gores Logistics, Merger Sub, Clark or any of their respective affiliates, directors, officers, employees or agents will have any liability to any person in respect of cash from the consideration fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

You should not send your Clark stock certificates (if any) to the paying agent until you have received transmittal materials from the paying agent. Do not return your Clark stock certificates (if any) with the enclosed proxy.

Appraisal Rights

Shares of our common stock issued and outstanding immediately prior to the effective time of the merger that are held by a stockholder who has not voted in favor of the Merger Agreement or consented thereto in writing and who is otherwise entitled to demand, and has properly demanded in writing, appraisal for such shares in accordance with Section 262 of the DGCL will not be converted into the right to receive the $0.46 per share merger consideration. Instead, such stockholder will only be entitled to payment of the appraised value of such shares in accordance with the DGCL. From and after the effective time of the merger, all such shares will not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to stockholders prior to the effective time of the merger). In the event a stockholder withdraws or loses (through failure to perfect or otherwise) the right to appraisal under the DGCL, then, as of the later of the effective time of the merger and the occurrence of such withdrawal or loss, such shares will be deemed to have been converted at the effective time of the merger into the right to receive the per share cash merger consideration described above. We are required to give prompt notice to Gores Logistics of any notice received by us of the intent of any holder of our shares of common stock to demand appraisal, any written demands for appraisal, any withdrawals of such demands and any instruments served pursuant to Section 262 of the DGCL and received by us. We are also required to keep Gores Logistics fully informed regarding all negotiations and proceedings with respect to the exercise of appraisal rights, including providing Gores Logistics with the opportunity to consult with us regarding the defense or settlement of any appraisal demand. We may not, without Gores Logistics’ prior written consent, settle any proceeding with respect to a appraisal.

These rights in general are discussed more fully under the section of this proxy statement entitled “Appraisal Rights” beginning on page 67.

Treatment of Stock Options

Immediately prior to the effective time of the merger, each option to purchase shares of our common stock that is outstanding under any of our equity plans will accelerate and become fully vested and exercisable. Each stock option outstanding immediately prior to the effective time of the merger, by virtue of the merger, will be cancelled and converted into the right to receive a cash payment in an amount equal to the product of (i) the amount (if any) by which $0.46 exceeds the applicable per share exercise price, multiplied by (ii) the number of shares of common stock issuable upon exercise of such stock option, without interest and less any applicable withholding taxes. At the closing of the merger, Gores Logistics will ensure that the funds necessary to make such cash payments are delivered to our payroll agent, including any amounts required to be withheld under applicable tax law. Immediately after the effective time of the merger, and not later than two days thereafter, pursuant to irrevocable instructions delivered by us at or before the closing, our payroll agent shall make such cash payments to the holders of the stock options.

Representations and Warranties

In the Merger Agreement, we made representations and warranties to Gores Logistics, including those relating to the following:

•	our corporate organization and standing;
•	our capitalization;
•	the absence of direct or indirect ownership of any equity or similar interest, convertible or otherwise, in any corporation, partnership, joint venture or other business association or entity other than in us or our subsidiaries;
•	the absence of any voting trusts or agreements to which we or our subsidiaries are parties;
•	our authorization (including approval by our board of directors), execution, delivery and performance of the Merger Agreement and the enforceability of the Merger Agreement;

•	the absence of violations of our organizational documents, applicable laws or other obligations as a result of our execution and delivery of the Merger Agreement and the consummation of the merger and the identification of government filings and consents required in connection therewith;
•	documents filed by us with the SEC since our initial public offering and the compliance and accuracy of the financial statements and other information contained therein, including the absence of any joint venture, off-balance sheet partnerships or similar contracts that would result in the avoidance of disclosure of any material transactions involving, or material liabilities of, us or our subsidiaries;
•	our indebtedness;
•	the absence of undisclosed liabilities;
•	the absence of certain changes or events, including a Company Material Adverse Effect;
•	certain specified contracts, including, without limitation, any loan agreements or other agreements relating to indebtedness, non-competition agreements, partnership or joint venture agreements, settlements with government entities or that resolve litigation, contracts requiring payment of more than $100,000, employment agreements and consulting and subcontractor agreements requiring the payment of more than $25,000 annually, contracts relating to our property involving at least $12,000, contracts for capital expenditures in excess of $15,000, contracts involving the acquisition or disposition of material assets, guaranties, and certain indemnification agreements;
•	our employee benefit plans, matters relating to the Employee Retirement Income Security Act of 1974, as amended, and other matters concerning employee benefits;
•	the absence of pending or threatened litigation or investigations involving us;
•	restrictions on our business activities;
•	our compliance with laws and possession of and compliance with permits, licenses and other approvals to operate our business, and the absence of any notice within the last three years alleging any non-compliance with a permit or license or violation of an applicable law or order;
•	our intellectual property;
•	our filing of tax returns, payment of taxes and other tax matters;
•	our ownership of real property, our real property lease arrangements and our ownership of property necessary for the conduct of our business;
•	environmental matters;
•	our employee and other labor matters;
•	our insurance policies, letters of credit and fidelity bonds currently in force covering our assets, business, equipment, properties, operations, employees and officers and directors;
•	the absence of an entitlement by any investment banker, broker, finder, financial advisor or intermediary, other than certain specified advisors, to a fee or commission;
•	the vote required to adopt the Merger Agreement;
•	approval by our board of directors and its recommendation of stockholder approval and direction to submit the Merger Agreement to a stockholder vote;
•	the contents of this proxy statement;
•	that we have taken all action so that no anti-takeover laws or anti-takeover provisions in our organizational documents are applicable to the Merger Agreement and the merger;
•	related party transactions;
•	our minute books;

•	our top 20 customers and top 10 suppliers, and the absence of any material disputes with customers, suppliers or resellers;
•	our receipt of an opinion of our financial advisor;
•	the completeness of our other representations and warranties; and
•	the absence of any representations or warranties by Gores Logistics to us other than those contained in the Merger Agreement.

In the Merger Agreement, Gores Logistics made representations and warranties to us, including those relating to the following:

•	Gores Logistics’ and Merger Sub’s respective organization and standing;
•	Gores Logistics’ and Merger Sub’s respective authorization, execution, delivery and performance of the Merger Agreement and the enforceability of the Merger Agreement;
•	the absence of violations of Gores Logistics’ and Merger Sub’s respective organizational documents, applicable laws or other obligations as a result of their execution and delivery of the Merger Agreement and the consummation of the merger and the identification of government filings and consents required in connection therewith;
•	the accuracy of the material to be provided by Gores Logistics and Merger Sub for inclusion in this proxy statement;
•	the lack of any business activities of Merger Sub;
•	Gores Logistics’ financial capability to perform, and cause Merger Sub to perform, its obligations under the Merger Agreement, including its possession of sufficient funds to pay the merger consideration;
•	the absence of “interested stockholder” status under Section 203 of the DGCL for Gores Logistics, Merger Sub and their affiliates and associates during the past three years;
•	the absence of any representations or warranties by Clark to Gores Logistics and Merger Sub other than those contained in the Merger Agreement, and nonreliance by Gores Logistics or Merger Sub on any representations, warranties or statements not contained in the Merger Agreement;
•	the absence of an entitlement by any investment banker, broker, finder, financial advisor or intermediary to a fee or commission; and
•	the absence of pending or threatened litigation or investigations involving Gores Logistics.

The representations and warranties of Clark and of Gores Logistics and Merger Sub expire upon the closing of the transaction.

Covenants Relating to the Conduct of Our Business

During the period between the date of the Merger Agreement and the effective time of the merger, we have agreed with Gores Logistics, except as required in connection with applicable law, as required by the Merger Agreement, as set forth in the disclosure schedule to the Merger Agreement, or as Gores Logistics may otherwise request or consent to, that we will conduct our business in the ordinary course.

In addition, we have agreed with Gores Logistics that, except as required in connection with applicable law, as contemplated or permitted by the Merger Agreement, as set forth in the disclosure schedule to the Merger Agreement, or as Gores Logistics may otherwise request or generally consent to, we will not:

•	amend our or any of our subsidiaries’ certificate of incorporation, by-laws or other comparable organizational documents;
•	except for the exercise or settlement of stock options outstanding as of the date of the Merger Agreement in accordance with their terms, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of,

(i) any shares of our or our subsidiaries’ capital stock or other equity interest, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire such capital stock or other equity interest, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any such capital stock or other equity interest or (ii) any other securities in respect of, in lieu of, or in substitution for, common stock outstanding on the date of the Merger Agreement;
•	redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding common stock, except for the acquisition of shares of our common stock and corresponding rights to purchase our common stock, (i) from holders of stock options in full or partial payment of the exercise price payable upon exercise of such stock options to the extent required or permitted under such stock options or to satisfy related tax obligations upon exercise or settlement of stock options or (ii) as required by any benefit plan;
•	(i) split, combine, subdivide or reclassify any shares of capital stock or declare, set aside for payment or pay or agree to pay any dividend or other distribution in respect of shares of capital stock or otherwise make any payments to stockholders in their capacity as such or (ii) enter into any agreement with respect to the voting or registration of any shares of capital stock;
•	merge or consolidate or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, business combination, recapitalization or other reorganization (other than the merger), or restructure or reorganize any business division, operating unit or subsidiary;
•	other than as permitted with respect to capital expenditures disclosed to Gores Logistics, acquire, sell, lease, license or otherwise dispose of, or pledge or encumber any assets, or create, extend, grant or issue any lien over any of the properties or assets of our business, except in the ordinary course of business in connection with the license of any of our products or sale of any of our services to customers;
•	incur any indebtedness in addition to that maintained as of the date of the Merger Agreement or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person, other than (i) loans, advances or capital contributions between us and our subsidiaries, (ii) borrowings under our existing credit facilities in the ordinary course of business, or (iii) trade account payables and similar liabilities arising in the ordinary course of business, except for trade account payables more than 60 days past the invoice date to the extent they exceed a specified maximum;
•	(i) grant any increases in the compensation of any of our directors, executive officers or employees, (ii) enter into or amend any employment or severance agreements with any directors, executive officers or employees, (iii) hire or terminate any employee or executive officer, other than terminations for good cause and hirings to replace an existing employee at substantially the same compensation, (iv) establish or amend any bonus, commission or incentive plan or performance targets under any existing bonus, commission or incentive plan, or (v) retain any consultant or enter into any consulting agreement;
•	enter into, terminate or amend any benefit plans, except as may be contemplated by the Merger Agreement and to the extent required to comply with applicable law;
•	change any of the accounting policies, practices, principles, procedures or methods used by us or any subsidiary of us unless required by GAAP or applicable law;
•	(i) waive, release, or assign any material claims or compromise, settle or agree to settle any suit, action, claim, proceeding or investigation (including relating to the Merger Agreement or the merger) other than waivers, releases, compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $75,000 individually or $150,000 in the aggregate and provide us with a full release of liability, without the imposition of equitable relief on, or the admission of wrongdoing by, us or any of our subsidiaries, or (ii) initiate any legal suit, action, claim, proceeding or investigation;

•	(i) make, change or revoke any tax election, (ii) consent to any extension or waiver of the statute of limitations period applicable to any tax claim or assessment, (iii) change any annual tax accounting period, (iv) change (or make a request to change) any method of tax accounting or enter into any tax allocation, sharing or indemnity agreement, (v) settle any tax claim, audit or assessment, or (vi) knowingly surrender any right to claim a tax refund;
•	with respect to any intellectual property owned by us or our subsidiaries, (i) encumber, impair, abandon, fail to maintain, transfer, license or otherwise dispose of any right, title or interest in any such intellectual property (other than in the ordinary course of business consistent with past practice), or (ii) divulge, furnish to or make accessible any material trade secrets within such intellectual property to any person who is not subject to an enforceable written agreement to maintain the confidentiality of such trade secrets;
•	terminate, cancel, materially amend, renew, or request or agree to any material change in or material waiver under any specified contract, or allow expiration, without exercise of any renewal option available to us, of any specified contract necessary to conduct the business as currently conducted, or enter into any other transaction outside the ordinary course of business consistent with past practice;
•	make or authorize any capital expenditure in excess of our capital expenditure budget as disclosed to Gores Logistics, or fail to make any capital expenditure provided for in such capital expenditure budget required to operate the business in the ordinary course;
•	(i) change the methods of collection of any customer accounts receivable or discount, transfer or assign accounts receivable, (ii) fail to pay trade obligations when due or consistent with past practice, other than obligations being contested in good faith, (iii) enter into or amend any material transaction with an affiliate of ours, (iv) fail to keep intact all existing insurance arrangements, or to renew expiring insurance policies at levels of coverage consistent with past practice, or to submit claims or notifications of loss prior to any deadline imposed by an applicable insurance policy, or (v) make any material revaluation of any of our assets or liabilities, including any material write-offs, material increases or decreases in any reserves or any material write-up of the value of inventory, property, plant, equipment or any other asset;
•	take or fail to take any action intended to make any of our representations or warranties untrue or incorrect or to cause us not to perform one or more of our covenants, in each case the result of which would be that the following conditions to closing would not be satisfied: (i) our representations and warranties being true and accurate both when made and on the closing date of the merger, except with respect to certain of our representations and warranties for which the failure to be true and accurate would not, individually or in the aggregate, reasonably be expected to have a “Company Material Adverse Effect;” and (ii) our performance or compliance in all material respects with all agreements or covenants required to be performed or complied with by us at or prior to the effective time of the merger; or
•	enter into or make any enforceable contract, agreement, commitment or arrangement to do any of the foregoing.

Solicitation of Acquisition Proposals

Except as permitted by the terms of the Merger Agreement as described below, we have agreed in the Merger Agreement that the board of directors will not: (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to do so) in a manner adverse to Gores Logistics, its recommendation, or approve or recommend (or publicly propose or resolve to do so) any other acquisition proposal, or postpone or terminate this proxy solicitation effort, or postpone or adjourn the special meeting described in this proxy statement; or (ii) cause or permit Clark to enter into any alternative acquisition agreement relating to an acquisition proposal.

Until 11:59 p.m., Eastern time, on September 30, 2011, which we refer to as the “go-shop period,” we had the right to initiate, solicit and encourage alternative acquisition proposals, including by way of providing non-public information to any person, and engage or enter into, continue or otherwise participate in discussions or negotiations with any person with respect to such proposals.

Except with respect to an acquisition proposal that we received during the go-shop period that our board of directors believed in good faith (after consultation with its financial advisor) could reasonably be expected to result in a superior proposal, at 12:00 a.m., Eastern time, on October 1, 2011, which we refer to as the “no-shop period start date,” we were required to immediately cease any discussions or negotiations with any persons that had been ongoing with respect to any acquisition proposals and, until the effective time of the merger or, if earlier, the termination of the Merger Agreement, we are not permitted to:

•	initiate, solicit or knowingly encourage any inquiry or the making of any acquisition proposals;
•	engage in, continue or otherwise participate in discussions or negotiations with any person with respect to any acquisition proposal, or provide any non-public information or data concerning us and our subsidiaries to any person relating to an acquisition proposal;
•	enter into any agreement or agreement in principle with respect to any acquisition proposal; or
•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.

However, at any time prior to the time our stockholders adopt the merger agreement, if we receive a bona fide written acquisition proposal from any person that did not result from a breach of our obligations under the preceding paragraph, we may contact such person to clarify the terms and conditions of such proposal and we may:

•	provide non-public information concerning Clark and its subsidiaries requested by such person subject to an acceptable confidentiality agreement (provided that we promptly and, in any event, within 24 hours, make available to Gores Logistics and Merger Sub any material non-public information concerning Clark or its subsidiaries provided to such person if not previously made available to Gores Logistics or Merger Sub) and engage in discussions or negotiations with such person, if our board of directors prior to taking any such actions, (w) determines in good faith (after consultation with outside legal counsel) that failure to take such action could be inconsistent with the directors’ fiduciary duties under applicable law, (x) determines in good faith (after consultation with its financial advisor) that such acquisition proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal, and (y) we have notified Gores Logistics in writing of our intention to engage in such discussions or negotiations or to provide such confidential information not less than 24 hours prior to doing so; and
•	authorize, approve, adopt, recommend or otherwise declare advisable an acquisition proposal or propose to do any of the foregoing (publicly or otherwise), if our board of directors determines in good faith (after consultation with its outside legal counsel and financial advisor) that such acquisition proposal is a superior proposal, complies with the terms of the Merger Agreement relating to alternative acquisition agreements and pays the termination fee as described below.

At any time before the Merger Agreement is adopted by our stockholders, we may terminate the merger agreement and enter into an alternative acquisition agreement with respect to a superior proposal, so long as we comply with certain terms of the Merger Agreement, including paying a termination fee of $194,000 to Gores Logistics and reimbursing Gores Logistics for its expenses up to $175,000. See “The Merger Agreement — Termination of the Merger Agreement, Termination Fees, Expenses and Remedies” beginning on page 64. In addition, at any time prior to the time our stockholders adopt the merger agreement, our board of directors may effect a change of recommendation if it believes in good faith, after consultation with outside counsel, that failure to do so could be inconsistent with its fiduciary obligations under applicable law. If our board of directors changes its recommendation, Gores Logistics will have the right to terminate the Merger Agreement and receive a termination fee of $194,000 and have its expenses reimbursed up to $175,000.

However, prior to effecting a change of recommendation in connection with a superior proposal or terminating the merger agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal:

•	we must notify Gores Logistics at least five days in advance of our intention to effect a change of recommendation in respect of a superior proposal or to terminate the merger agreement and enter into an alternative acquisition agreement in respect of a superior proposal (or two days in advance with respect to a subsequent modification to such proposal or agreement) specifying the identity of the person making such superior proposal and the material terms of such superior proposal and attaching the most current version of such agreement;
•	after providing such notice and prior to taking any such action, we must negotiate with Gores Logistics and Merger Sub in good faith (to the extent Gores Logistics desires to negotiate) during such five day period (or two day period, as applicable) to make revisions in the terms of the merger agreement as would permit our board of directors not to take any such action with respect to such a superior proposal; and
•	our board of directors must have considered in good faith any changes to the merger agreement offered in writing by Gores Logistics in a manner that would form a contract if accepted by us and must have determined in good faith that the superior proposal would still constitute a superior proposal if such changes were given effect, taking into account the termination fee and expense reimbursement that would be due to Gores Logistics.

Nothing in the provisions of the merger agreement relating to acquisition proposals prevents us from complying with our disclosure obligations under U.S. federal or state law with regard to an acquisition proposal, including taking and disclosing to our stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act or making any similar communication to our stockholders, or making any “stop-look-and-listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act to our stockholders.

In this proxy statement, the term “acquisition proposal” refers to any inquiry, proposal, indication of interest or offer from any person relating to any acquisition or purchase, in one transaction or a series of transactions, of any assets or businesses that constitute 20% or more of the revenues or assets of us and our subsidiaries, taken as a whole, or 20% or more of any class of equity security of us or any of our subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity security of us or any of our subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving us or any of our subsidiaries pursuant to which any person or the shareholders of any Person would own 20% or more of any class of equity security of us or any of our subsidiaries or of any resulting parent company of us.

In this proxy statement, the term “superior proposal” refers to any bona fide acquisition proposal that, if consummated, would result in the person making such proposal acquiring more than 50% of our outstanding equity securities (or more than 50% of the outstanding equity securities of the surviving entity in a merger or the direct or indirect parent of the surviving entity in such a merger), or more than 50% of the assets of us and our subsidiaries, taken as a whole, which our board of directors determines in good faith (after consultation with its outside counsel and financial advisor) to be (i) more favorable to our stockholders from a financial point of view than the merger described in this proxy statement, taking into account all relevant factors, and (ii) no less certain of completion than the merger, taking into account the financial wherewithal of the person making such proposal, the sources and type of consideration, the timing to completion, and all other financial, legal, regulatory and other aspects of such proposal.

Employee Benefits

For a period of at least 12 months after the effective time of the merger, Gores Logistics will (or will cause the surviving corporation or cause its subsidiaries to) provide each employee of Clark or its subsidiaries for so long as such employee remains employed during such period by Gores Logistics, the surviving corporation or any of their subsidiaries, with cash compensation (including bonus and commission opportunities, but excluding equity incentives) no less favorable than currently provided by us or our subsidiaries and with certain specified benefits. As of the effective time of the merger, Gores Logistics will also honor and assume (or cause to be honored or assumed), in accordance with their terms, all employment, employment termination or severance agreements, plans or arrangements, including any change-in-control and general severance and retention plans, existing immediately prior to the effective time that cover or are between Clark or any of its subsidiaries and any current or former executive officer, director or employee. For a period of 12 months after the closing of the merger, Gores Logistics will not, and will cause the surviving corporation not to, terminate any severance plans of Clark and its subsidiaries or amend such severance plans in any manner adverse to the participants. With respect to each benefit plan, program, practice, policy or arrangement maintained by Gores Logistics or its subsidiaries following the effective time and in which any of the employees participate, and except to the extent necessary to avoid duplication of benefits, for purposes of determining eligibility, nonforfeitable rights, and benefit accrual regarding paid time off and severance plans, Gores Logistics has also agreed to provide our employees with full credit for prior service with us (or predecessor employers to the extent that we provide past service credit). In addition, Gores Logistics will cause the surviving corporation and its affiliates to pay when due to the employees participating in Clark’s 2011 fiscal year annual bonus plan or program in good standing on the date of payment earned annual bonuses for the 2011 fiscal year (as determined in accordance with the terms of the applicable plan or program). While Gores Logistics has made these covenants, our employees are not third party beneficiaries of the Merger Agreement; therefore, the Merger Agreement does not confer upon our employees the right to enforce these provisions on their own behalf. Prior to the closing of the merger, our board will terminate our 2007 Long-Term Incentive Equity Plan.

Other Covenants and Agreements

Company Stockholders’ Meeting.  We have agreed to call and hold the special meeting of stockholders described herein for the purpose of obtaining stockholder approval of the Merger Agreement. We have agreed to solicit all proxies for the special meeting in compliance with applicable law. Our obligations to call and hold a stockholders’ meeting and solicit proxies in compliance with applicable law will not be affected by the commencement, public proposal or communication to us of an acquisition proposal or by the withdrawal or modification of the recommendation of our board of directors concerning the adoption of the Merger Agreement by our stockholders, unless the Merger Agreement is terminated in accordance with its terms. See “— Termination of the Merger Agreement, Termination Fees, Expenses and Remedies” beginning on page 64.

Access to Information.  Until the earlier of the effective time of the merger and the date of the Merger Agreement’s termination, we have agreed to afford Gores Logistics’ officers, employees, counsel, investment bankers, accountants and other authorized representatives reasonable access, in a manner not disruptive to the operations or our or our subsidiaries’ business, during normal business hours and upon reasonable notice, to our and our subsidiaries’ personnel, properties, offices, facilities, books and records, customers, suppliers and affiliates and to furnish promptly all information concerning our and our subsidiaries’ businesses, properties and personnel as may reasonably be requested provided that neither we nor our subsidiaries need to disclose any such information if such disclosure would, in our reasonable judgment, cause significant competitive harm to us or our subsidiaries if the merger was not consummated, violate applicable law or request or requirement of any governmental entity or the provisions of any agreement to which we or our subsidiaries are a party or jeopardize any attorney-client or other legal privilege due to the unavailability of common interest or other doctrines for preserving the privilege. Neither Gores Logistics nor its representatives are authorized to undertake any further environmental investigations or sampling at any of properties owned, operated or leased by us or our subsidiaries. Gores Logistics has agreed not to use any information provided by us for any competitive or other purpose unrelated to the merger, and no access granted or information provided by us will affect, qualify, modify or limit any representations or warranties made by us under the Merger Agreement.

Directors’ and Officers’ Indemnification and Insurance.  The rights of each present and former director and officer of Clark or any of its subsidiaries and of each individual who is serving or has served at Clark’s request as a director, officer or trustee of another entity to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger, as provided in Clark’s or its subsidiaries’ respective organizational documents or in any indemnification or other agreements, will be assumed by the surviving corporation and will continue in full force and effect without any amendment, repeal or modification in any manner that would adversely affect the rights of the indemnified parties under such agreements, unless such modification is required by applicable law.

We have a right to purchase, prior to the effective time of the merger, fully prepaid “tail” insurance coverage that provides coverage identical in all material respects to our existing directors’ and officers’ insurance policies and our existing fiduciary liability policies for a period of not less than six years after the effective time of the merger, from insurance carriers with the same or better rating as our current carriers, that provides coverage for events occurring at or prior to the effective time of the merger that is no less favorable than the existing policies. The surviving corporation has an obligation to purchase such “tail” insurance coverage in the event we do not do so, or the best available coverage if the premium required is more than 200% per annum of our current directors’ and officers’ insurance policies.

Further Action, Consents and Filings.  Except with respect to this proxy statement, the Merger Agreement obligates Gores Logistics and us to use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the merger as promptly as practicable, including (i) obtaining from any governmental entity and third parties any consents, licenses, permits, waivers, approvals, authorizations or orders, making any filings and sending any notices which are material and required to be obtained, made or sent by Gores Logistics or us in connection with the consummation of the merger; (ii) executing or delivering any additional instruments necessary to consummate the merger; (iii) preparing and filing all forms, registrations and notices required to be filed to consummate the merger; and (iv) providing notices to or consulting with any employee representative body.

Public Announcements.  We and Gores Logistics have agreed not to issue any press release or make any public announcement with respect to the Merger Agreement or the merger without the prior written agreement of the other party, except as required by applicable law or by any stock exchange rule, in which case the party proposing to issue such press release or make such public announcement will use commercially reasonable efforts to consult in good faith with the other party before making any such public announcements and endeavor to provide at least 24 hours notice prior to such release announcement.

Existing Indebtedness.  Gores Logistics will, simultaneously with the closing of the merger, repay on our behalf the outstanding balance of the credit facility with Cole Taylor Bank or, subject to the consent of Cole Taylor Bank, extend or refinance the credit facility. If the credit facility is not refinanced, Gores Logistics will also either replace any outstanding letters of credit under the credit facility or otherwise satisfy Cole Taylor Bank and the beneficiaries of the letters of credit as to the disposition or retention of such letters or credit. We will use reasonable efforts to provide such information and documentation as Gores Logistics’ proposed lenders may require. We will also use reasonable efforts to make our personnel available at reasonable times and following reasonable advance notice, for management presentations, and allow customary background checks, if requested by Gores Logistics.

Fee Payments at Closing.  Simultaneously with the closing of the merger, Gores Logistics will pay, or cause to be paid, on behalf of us and our subsidiaries, certain unpaid fees and expenses of ours, including for our financial advisors and strategic advisors and our legal counsel, that have been confirmed and approved in writing by our chief executive officer, including any fees payable in connection with the consummation of the merger and related transactions, subject to receipt of invoices indicating that the amounts will have been paid in full.

Conditions to the Closing of the Merger

Each party’s obligation to consummate the merger is subject to the satisfaction or waiver of various conditions, which include, without limitation, the following:

The obligations of Clark, Gores Logistics and Merger Sub to consummate the merger are subject to the satisfaction or waiver of each of the following conditions:

•	the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting; and
•	the absence of any law or order or other action by a governmental entity of competent jurisdiction enjoining or otherwise prohibiting consummation of the merger.

In addition, the obligations of Gores Logistics and Merger Sub to consummate the merger are subject to the satisfaction or waiver of each of the following additional conditions (except that Gores Logistics and Merger Sub may not rely on the failure of any of the following conditions to be satisfied if such failure was caused by their failure to act in good faith or use their reasonable best efforts to consummate the merger, as required by and subject to the terms of the Merger Agreement):

•	our representations and warranties being true and accurate both when made and on the closing date of the merger, except with respect to certain of our representations and warranties for which the failure to be true and accurate would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;
•	our performance or compliance in all material respects with all agreements or covenants required to be performed or complied with by us at or prior to the effective time of the merger;
•	no Company Material Adverse Effect having occurred since the date of the Merger Agreement; and
•	our delivery to Gores Logistics of a certificate, dated as of the closing date of the merger, signed by one of our officers, certifying to the satisfaction of the above described conditions; and
•	except as previously disclosed to Gores Logistics, there shall not be pending or, to our knowledge, threatened any legal action that could reasonably be expected to have a Company Material Adverse Effect, not otherwise covered by insurance, following the closing of the merger.

In addition, our obligations to consummate the merger are subject to the satisfaction or waiver of each of the following additional conditions (except that we may not rely on the failure of any of the following conditions to be satisfied if such failure was caused by our failure to act in good faith or use our reasonable best efforts to consummate the merger, as required by and subject to the terms of the Merger Agreement):

•	Gores Logistics’ representations and warranties being true and accurate both when made and on the closing date of the merger, except where the failure to be true and accurate would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;
•	Gores Logistics’ performance or compliance in all material respects with all agreements or covenants required to be performed, or complied with, by it at or prior to the effective time of the merger; and
•	Gores Logistics’ delivery to us of a certificate, dated as of the closing date of the merger, signed by one of its officers, certifying to the satisfaction of the above described conditions.

Definition of Company Material Adverse Effect

Certain conditions to performance by Gores Logistics and Merger Sub of their obligations under the Merger Agreement are qualified by reference to whether the matter in question would have a Company Material Adverse Effect on Clark. The Merger Agreement provides that a “Company Material Adverse Effect” means any change, effect, event, occurrence or development that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, financial condition, assets, liabilities, properties or results of operations of Clark and its subsidiaries, taken as a whole, or that prevents the consummation of the Merger on or before December 31, 2011.

However, no change, effect, event, occurrence or development arising from or in connection with any of the following will constitute, or, except as provided below, be considered in determining whether there has occurred or would reasonably be expected to occur, a Company Material Adverse Effect:

•	changes or developments in the transportation and logistics industry, changes or developments in the United States or the global economic or political condition, changes or developments in the United States securities markets, or natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof, all to the extent they have not had, or would reasonably be expected not to have, a materially disproportionate effect on Clark and its subsidiaries relative to the other companies in the transportation and logistics industry;
•	the execution, delivery or performance of the Merger Agreement, the identity of Gores Logistics or Merger Sub or the pendency or consummation of the merger, so long as the announcement of the transaction is made consistent with the terms hereof (including, following any authorized announcement, cancellation of or delays in work for customers by customers, any reductions in sales by customers, any disruption in supplier, licensor, licensee, distributor, partner or similar relationships initiated by the other party to the relationship or any voluntary resignations of employees or consultants, to the extent the foregoing is related to the transaction);
•	changes in GAAP or other applicable accounting rules or applicable law (including the accounting rules and regulations of the SEC), or, in any such case, changes in the interpretation thereof;
•	any action required by law or taken at the written request of an executive officer of Gores Logistics;
•	any change in market price or trading volume of Clark’s common stock or its credit rating, provided that the applicability of this exception will not rule out a “Company Material Adverse Effect” arising from the same cause as the change in market price or trading volume or credit rating;
•	any litigation brought or threatened by stockholders of either Gores Logistics or Clark (whether on behalf of Clark, Gores Logistics or otherwise) asserting allegations of breach of fiduciary duty relating to the Merger Agreement or violations of laws in connection with this proxy statement or otherwise in connection with the Merger Agreement; and
•	the mere failure by Clark to meet any internal or published projections, forecasts or revenue or earnings predictions, or any predictions or expectations of Clark or of any securities analysts, provided that the applicability of this exception will not rule out a “Company Material Adverse Effect” arising from the same cause as the failure to meet projections, forecasts or revenue or earnings predictions.

Definition of Parent Material Adverse Effect

Certain conditions to performance by us of our obligations under the Merger Agreement are qualified by reference to whether the matter in question would have a Parent Material Adverse Effect on Gores Logistics. The Merger Agreement provides that a “Parent Material Adverse Effect” means any material adverse change in, or material adverse effect on, the ability of Gores Logistics or Merger Sub to consummate the merger, including any such change or effect that prevents, materially delays or materially impairs Gores Logistics’ or Merger Sub’s ability to consummate the merger.

Termination of the Merger Agreement, Termination Fees, Expenses and Remedies

Mutual Termination.  Clark and Gores Logistics may agree to terminate the Merger Agreement at any time prior to the effective time of the merger, even after our stockholders have adopted the Merger Agreement at the special meeting.

Unilateral Termination by Either Clark or Gores Logistics.  In addition, we, on the one hand, and Gores Logistics, on the other hand, each have separate rights to terminate the Merger Agreement without the agreement of the other party if:

•	the merger has not been consummated on or before December 31, 2011, except that this termination right will not be available to any party whose breach of the Merger Agreement has been the cause of or resulted in the failure of the merger to occur on or prior to such date; or
•	any governmental entity of competent jurisdiction has enacted or issued any final and non-appealable law or order or taken any other final and non-appealable action enjoining or otherwise prohibiting consummation of the merger, except that this termination right will not be available to any party who has not used its reasonable best efforts to consummate the merger; or
•	our stockholders do not vote to adopt the Merger Agreement at the special meeting.

Unilateral Termination by Clark.  We may also terminate the Merger Agreement if:

•	Gores Logistics has breached any of its covenants or agreements or any of its representations or warranties fail to be true and accurate, such that a condition obligating us to consummate the merger would not be satisfied and such breach or failure is not capable of being cured or is not timely cured, except that we may not terminate on this basis if we are then in breach of any of our representations or warranties or any of our covenants or agreements that would result in the conditions to the obligations of Gores Logistics and Merger Sub to consummate the merger not being satisfied; or
•	we enter into a definitive acquisition agreement with respect to a superior proposal prior to our stockholders voting to adopt the Merger Agreement, provided that we have complied with our obligations with respect to the solicitation of acquisition proposals and pay Gores Logistics the termination fee described below; or
•	if (i) all of the conditions to the obligations of Gores Logistics and Merger Sub to consummate the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing, which shall be capable of being satisfied at the closing); (ii) we have irrevocably confirmed that all of the conditions to our obligation to consummate the merger have been satisfied or waived, and (iii) notwithstanding, after 10 business days notice to Gores Logistics, the merger has not been consummated.

Unilateral Termination by Gores Logistics.  Gores Logistics may also terminate the Merger Agreement if:

•	we have breached any of our covenants or agreements or any of our representations or warranties fail to be true and accurate, such that a condition obligating Gores Logistics and Merger Sub to consummate the merger would not be satisfied and such breach or failure is not capable of being cured or is not timely cured, except that Gores Logistics may not terminate on this basis if Gores Logistics is then in breach of any of its representations or warranties or any of its covenants or agreements that would result in the conditions to our obligations to consummate the merger not being satisfied; or
•	(A) our board of directors or any board committee (i) has withheld, withdrawn, qualified or modified, in a manner adverse to Gores Logistics, its recommendation of the merger to our stockholders, or (ii) has approved, recommended or otherwise declared advisable any acquisition proposal that our board of directors believed in good faith was a superior proposal, in either case, if our board of directors determined in good faith, after consultation with outside counsel, that failure to do so could be inconsistent with its fiduciary obligations; (B) we have entered into, or publicly announced an intention to enter into, a definitive agreement or agreement in principle with respect to an acquisition proposal; or (C) we have materially breached our obligations with respect to the convening of the special meeting or the preparation of this proxy statement; or
•	we have materially breached our obligations with respect to the solicitation of acquisition proposals.

Termination Fee and Expenses Payable by Clark.  We must pay Gores Logistics a termination fee of $194,000, in cash, and reimburse Gores Logistics for its actual, reasonable fees and expenses in connection with the transactions contemplated by the Merger Agreement, up to a maximum amount of $175,000, if:

•	we terminate the Merger Agreement in order to enter into a definitive acquisition agreement with respect to a superior proposal prior to our stockholders voting to adopt the Merger Agreement, provided that we comply with our obligations with respect to acquisition proposals; or
•	Gores Logistics terminates the Merger Agreement because (A) our board of directors or any board committee (i) has withheld, withdrawn, qualified or modified, in a manner adverse to Gores Logistics, its recommendation of the merger to our stockholders, or (ii) has approved, recommended or otherwise declared advisable any acquisition proposal that our board of directors believes in good faith is a superior proposal, in either case, if our board of directors determined in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary obligations; (B) we have entered into, or publicly announced an intention to enter into, a definitive agreement or agreement in principle with respect to an acquisition proposal; or (C) we have materially breached our obligations with respect to the convening of the special meeting or the preparation of this proxy statement; or
•	(A) either we or Gores Logistics terminate the Merger Agreement because our stockholders have not voted to adopt the Merger Agreement or the merger has not been consummated on or before December 31, 2011, or Gores Logistics terminates the Agreement because we have breached any of our covenants or agreements or any of our representations or warranties fail to be true and accurate, such that a condition obligating Gores Logistics and Merger Sub to consummate the merger would not be satisfied and such breach or failure is not capable of being cured or is not timely cured, (B) after the date of the Merger Agreement and prior to the date of the special meeting or such termination, as applicable, a person has made for the first time and not withdrawn an acquisition proposal, or we have publicly announced that any person has made an acquisition proposal, and (C) at any time on or prior to the 12 month anniversary of such termination, we enter into a definitive agreement with respect to an acquisition proposal with such person and the transactions contemplated by such acquisition proposal are consummated.

In addition, we will reimburse Gores Logistics for its actual, reasonable fees and expenses in connection with the transactions contemplated by the Merger Agreement, up to a maximum amount of $175,000, if (A) either we or Gores Logistics terminate the Merger Agreement because our stockholders have not voted to adopt the Merger Agreement, any governmental entity of competent jurisdiction has enacted or issued any final and non-appealable law or order or taken any other final and non-appealable action enjoining or otherwise prohibiting consummation of the merger or the merger has not been consummated on or before December 31, 2011, or Gores Logistics terminates the Agreement because we have breached any of our covenants or agreements or any of our representations or warranties fail to be true and accurate, such that a condition obligating Gores Logistics and Merger Sub to consummate the merger would not be satisfied and such breach or failure is not capable of being cured or is not timely cured, and (B) no person has made for the first time and not withdrawn an acquisition proposal prior to the termination of the agreement, and we have not announced that any person has made an acquisition proposal.

Termination Fee Payable by Gores Logistics.  Gores Logistics must pay us a termination fee of $194,000 if we terminate the Merger Agreement because:

•	Gores Logistics has breached any of its covenants or agreements or any of its representations or warranties fail to be true and accurate, such that a condition obligating us to consummate the merger would not be satisfied and such breach or failure is not capable of being cured or is not timely cured; or
•	(i) all of the conditions to the obligations of Gores Logistics and Merger Sub to consummate the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing, which shall be capable of being satisfied at the closing); (ii) we have irrevocably confirmed that all of the conditions to our obligation to consummate the merger have been satisfied or waived, and (iii) notwithstanding, after 10 business days notice to Gores Logistics, the merger has not been consummated.

Expenses Generally.  Except as described above, all costs and expenses incurred in connection with the Merger Agreement and the consummation of the merger generally will be paid by the party incurring such costs and expenses, whether or not the merger is consummated. In the event the closing of the merger occurs, the surviving corporation shall pay the costs and expenses incurred by or on behalf of Gores Logistics and Merger Sub.

Remedies.  Except in the case of a material breach by us of our obligations with respect to the solicitation of acquisition proposals, in the case of fraud, or in the case of an intentional breach by Clark of any representation, warranty, covenant or agreement, each of Clark and Gores Logistics have agreed that the payment of a termination fee by either Clark or Gores Logistics and expenses payable by Clark to Gores Logistics shall be the sole and exclusive remedy available to the other party in the event of a termination of the Merger Agreement as described above. If the Merger Agreement is not terminated, each of Clark and Gores Logistics also have agreed that the other party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement. In any event, except in the case of a material breach by us of our obligations with respect to the solicitation of acquisition proposals, in the case of fraud, or in the case of an intentional breach by Clark of any representation, warranty, covenant or agreement, the maximum aggregate liability of Clark for monetary damages is limited to the amount of the termination fee and expenses payable by Clark to Gores Logistics as described above.

Amendment and Waiver

Amendment.  The Merger Agreement may be amended, modified and supplemented before or after our stockholders consider and vote upon the adoption of the Merger Agreement by written agreement of the parties. However, after the adoption of the Merger Agreement by our stockholders, no amendment, modification or supplement may reduce or change the merger consideration or adversely affect the rights of our stockholders without the approval of such stockholders.

Waiver.  Any failure of any of the parties to comply with any obligation, covenant, agreement or condition of the Merger Agreement may be waived by the party or parties entitled to benefits of such obligation, covenant, agreement or condition by a written instrument signed by the party granting the waiver.

The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the proposal. Abstentions and broker non-votes will have the same effect as a vote against the adoption of the proposal. Properly executed proxies that do not contain voting instructions will be voted “FOR” the proposal.

Our board of directors recommends that you vote “FOR”
the proposal to adopt the Merger Agreement.

APPRAISAL RIGHTS

If you do not vote for the adoption of the Merger Agreement at the special meeting and otherwise comply with the applicable statutory procedures of Section 262 of the DGCL, summarized herein, you may be entitled to appraisal rights under Section 262 of the DGCL. In order to exercise and perfect appraisal rights, a record holder of our common stock must follow the steps summarized below properly and in a timely manner.

Section 262 of the DGCL is reprinted in its entirety as Annex C to this proxy statement. Set forth below is a summary description of Section 262 of the DGCL. The following summary describes the material aspects of Section 262 of the DGCL and the law relating to appraisal rights and is qualified in its entirety by reference to Annex C. All references in Section 262 and this summary to “stockholder” are to the record holder of the shares of our common stock immediately prior to the effective time of the merger as to which appraisal rights are asserted. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Under the DGCL, holders of our common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court of Chancery, and to receive payment in cash of the “fair value” of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger.

Under Section 262 of the DGCL, where a merger agreement relating to a proposed merger is to be submitted for adoption at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days prior to such meeting, must notify each of its stockholders who was a stockholder on the record date with respect to such shares for which appraisal rights are available that appraisal rights are available and must include in each such notice a copy of Section 262 of the DGCL. This proxy statement constitutes such notice to the holders of our common stock, and Section 262 of the DGCL is attached to this proxy statement as Annex C. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his right to do so should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

If you wish to exercise appraisal rights you must not vote for the adoption of the Merger Agreement and must deliver to Clark, before the vote on the proposal to adopt the Merger Agreement, a written demand for appraisal of such stockholder’s shares of our common stock. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the Merger Agreement. Accordingly, if you desire to exercise and perfect appraisal rights with respect to any of your shares of common stock, you must either (i) refrain from executing and returning the enclosed proxy card, refrain from voting in person and refrain from submitting a proxy by telephone or through the Internet in favor of the adoption of the Merger Agreement or (ii) check either the “against” or the “abstain” box next to the proposal on such card and return such card, vote “against” the proposal in person (or register in person your abstention thereto) or vote “against” the proposal by submitting a proxy by telephone or through the Internet (or register your abstention thereto by submitting a proxy by telephone or through the Internet). A vote or proxy against the adoption of the Merger Agreement will not, in and of itself, constitute a demand for appraisal.

A demand for appraisal will be sufficient if it reasonably informs Clark of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of common stock. This written demand for appraisal must be separate from any proxy or vote against the adoption of the Merger Agreement or any abstention thereto. If you wish to exercise your appraisal rights you must be the record holder of such shares of our common stock on the date the written demand for appraisal is made and you must continue to hold such shares through the effective time of the merger. Accordingly, a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective time of the merger, will lose any right to appraisal in respect of such shares.

Only a holder of record of shares of our common stock is entitled to demand appraisal rights for such shares of our common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the stock certificates and must state that such person intends thereby to demand appraisal of his, her or its shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for such owner or owners.

A record holder such as a broker who holds shares as nominee for several beneficial owners may demand appraisal rights with respect to the shares of our common stock held for one or more beneficial owners while not demanding such rights with respect to the shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought. Where the number of shares of our common stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares in brokerage accounts or other nominee forms and wish to exercise your appraisal rights, you are urged to consult with your broker to determine the appropriate procedures for the making of a demand for appraisal.

All written demands for appraisal of shares must be mailed or delivered to: Clark Holdings Inc., 121 New York Avenue, Trenton, NJ 08638, Attention: Corporate Secretary, or should be delivered to the Secretary at the special meeting, prior to the vote on the adoption of the Merger Agreement.

Within ten days after the effective time of the merger, we, as the surviving corporation, will notify each stockholder who has properly demanded appraisal rights under Section 262 and has not voted for the adoption of the Merger Agreement of the time that the merger became effective. Within 120 days after the effective time of the merger, but not thereafter, we or any stockholder who has complied with the statutory requirements summarized above and who is otherwise entitled to appraisal rights may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of common stock held by all such stockholders. We are not under any obligation, and we have no present intention, to file a petition with respect to appraisal of the value of the shares. Accordingly, if you wish to exercise your appraisal rights, you should regard it as your obligation to take all steps necessary to perfect your appraisal rights in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL will be entitled, upon written request, to receive from us a statement setting forth the aggregate number of shares of our common stock not voted in favor of adoption of the Merger Agreement and with respect to which demands for appraisal were received by us and the aggregate number of holders of such shares. Such written statement must be mailed within ten days after the written request therefor has been received by us or within ten days after expiration of the period for delivery of appraisal demands, whichever is later. A person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from us the statement described in this paragraph.

If a petition for an appraisal is timely filed and a copy thereof served upon us, we will then be obligated, within 20 days, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all of the stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached by us. After notice to the stockholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal rights of our shares of common stock and who hold stock certificates for such shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.

After the Delaware Court of Chancery determines which stockholders are entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Delaware Court of Chancery will determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Delaware Court of Chancery will take into account all relevant factors.

In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Supreme Court of Delaware stated that, in making this determination of fair value, the court must consider “market value, asset value, dividends, earning prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger and which throw any light on future prospects of the merged corporation.” Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Supreme Court of Delaware stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” If you are considering seeking appraisal, you should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be more than, the same as or less than the consideration you are entitled to receive pursuant to the Merger Agreement if you did not seek appraisal of your shares and that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not necessarily opinions as to fair value under Section 262 of the DGCL.

Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

The Delaware Court of Chancery will direct the payment by us of the fair value of the shares of our common stock, together with interest, if any, to the stockholders who have perfected appraisal rights. The costs of the proceeding (which do not include attorneys’ or expert fees or expenses) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application by a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal.

Any stockholder who has duly demanded and perfected an appraisal in compliance with Section 262 of the DGCL will not, from and after the effective time of the merger, be entitled to vote his or her shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of our common stock as of a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw his or her demand for appraisal and to accept the cash payment for his or her shares pursuant to the Merger Agreement. After this period, a stockholder may withdraw his or her demand for appraisal only with our written consent. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the merger, a stockholder’s right to appraisal will cease and he or she will be entitled to receive the cash payment for his or her shares pursuant to the Merger Agreement, as if he or she had not demanded appraisal of his or her shares. No petition timely filed in the Delaware Court of Chancery demanding appraisal will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned on such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the Merger Agreement within 60 days after the effective date of the merger.

If you properly demand appraisal of your shares of our common stock under Section 262 and you fail to perfect, or effectively withdraw or lose, your right to appraisal, as provided in the DGCL, your shares will be converted into the right to receive the consideration receivable with respect to such shares in accordance with the Merger Agreement. You will fail to perfect, or effectively lose or withdraw, your right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time of the merger, or if you deliver to us a written withdrawal of your demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the effective time of the merger will require our written approval.

If you desire to exercise your appraisal rights, you must not vote for the adoption of the Merger Agreement and must strictly comply with the procedures set forth in Section 262 of the DGCL.

Failure to take any required step in connection with the exercise of appraisal rights will result in the termination or waiver of such rights.

MARKET PRICES AND DIVIDEND DATA

Our common stock is listed and trades on the NYSE Amex under the symbol “GLA.” This table shows, for the periods indicated, the high and low closing sales prices of our common stock as reported on the NYSE Amex.

	Common Stock
	High	Low
Fiscal Quarter
2011:
Third Quarter*	$0.45	$0.17
Second Quarter	$0.45	$0.27
First Quarter	$0.52	$0.20
2010:
Fourth Quarter	$0.38	$0.10
Third Quarter	$0.53	$0.24
Second Quarter	$0.56	$0.25
First Quarter	$0.80	$0.37
2009:
Fourth Quarter	$0.65	$0.37
Third Quarter	$0.82	$0.44
Second Quarter	$0.92	$0.56
First Quarter	$0.75	$0.56

*	Through September 30, 2011.

The closing sale price of our common stock on the NYSE Amex on September 1, 2011, which was the last trading day before the announcement of the merger, was $0.17. On September 30, 2011, which is the latest trading day before this proxy statement was printed for which it was practicable to include this information, the closing price for our common stock on the NYSE Amex was $0.45. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock. We had 37 stockholders of record at the close of business on October 3, 2011, the record date for the special meeting.

As of the effective time of the merger, all shares of our common stock will no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder of shares of our common stock immediately prior to the effective time of the merger will cease to have any rights as a stockholder, except the right to receive $0.46 per share in cash, without interest and less any applicable withholding taxes (other than stockholders who have perfected their appraisal rights). If the merger is completed, we will continue as the surviving corporation of the merger and a wholly owned subsidiary of Gores Logistics. As a result, there will be no further market for our common stock, and our common stock will be delisted from and will no longer be traded on the NYSE Amex and will be deregistered under the Exchange Act.

No dividends have been declared on our common stock. We have no current plans to pay dividends on our common stock, and the Merger Agreement prohibits us from making any such dividends. In the event that the merger is not completed, we expect to retain our earnings for use in our business.

SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS,
DIRECTORS AND MANAGEMENT

This table shows, as of September 30, 2011 (unless otherwise indicated), how many shares of our common stock (the only voting class of Clark capital stock outstanding) are beneficially owned by: (i) each stockholder who has reported or is known by us to have beneficial ownership of more than five percent of our common stock; (ii) each current director; (iii) each named executive officer (as defined in Item 402(a)(3) of Regulation S-K) for our fiscal year ended January 1, 2011; and (iv) all of our current directors and executive officers as a group. There were 12,032,193 shares of common stock outstanding on September 30, 2011.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Additional Shares Acquirable Within 60 Days		Percent of Class
5% Security Holders
Cherokee Capital Management, LLC	3,080,000	(A)	0		25.6%
The Gores Group, LLC	2,744,923	(B)	199,585	(C)	24.1%
Davis Selected Advisors, L.P.	1,493,715	(D)	0		12.4%
Pine River Capital Management	1,311,300	(E)	0		10.9%
T. Rowe Price Associates, Inc.	1,011,200	(F)	0		8.4%
James J. Martell	808,247	(G)	0		6.7%
Officers and Directors**
Gregory E. Burns	2,473,549	(a)	110,000	(b)	21.3%
Maurice Levy	82,450	(f)	10,000	(g)	*
Edward W. Cook	73,862	(c)	16,667	(d)	*
Donald G. McInnes	70,262	(e)	16,667	(d)	*
Brian Bowers	29,800	(h)	16,667	(d)	*
Robert C. LaRose	0		5,000	(i)	*
Christian B. Cook	0		0		*
Charles H. “Skip” Fischer	15,000	(j)	14,584	(k)	*
Kevan D. Bloomgren	0		10,000	(l)	*
All officers and directors as a group (9 individuals)	2,744,923		199,585	(m)	24.1%

*	Represents less than 1%.
**	Unless otherwise indicated, the business address of each of our directors and executive officers is c/o Clark Holdings Inc., 121 New York Avenue, Trenton, New Jersey 08638.
(A)	Each of Cherokee Capital Management, LLC, Charles C. Anderson, Jr., Joel R. Anderson, the Delaware ESBT of Charles C. Anderson, Jr., Terrence C. Anderson, Clyde B. Anderson, Harold M. Anderson and David Gillis have shared power to vote and dispose of the shares of common stock. The business address of each of the reporting persons is c/o Anderson Media Corporation, 6016 Brookvale Lane, Suite 151, Knoxville, Tennessee 37919. The foregoing information was derived from a Schedule 13D, as amended on November 5, 2009.
(B)	Includes 2,744,923 shares of common stock held by our officers and directors, which The Gores Group, LLC may be deemed to have the power to vote pursuant to the voting agreement described under “The Merger — Voting Agreement” on page 47. The business address of The Gores Group, LLC is 6260 Lookout Road, Boulder, CO 80301.
(C)	Includes 199,585 shares of common stock acquirable upon the exercise of stock options held by our officers and directors, which The Gores Group, LLC may be deemed to have the power to vote pursuant to the voting agreement described under “The Merger — Voting Agreement” on page 47. Does not include 175,415 shares of common stock acquirable upon the exercise of stock options held by our officers and directors that are not currently exercisable and will not become exercisable within 60 days, which The Gores Group, LLC may be deemed to have the power to vote pursuant to such voting agreement.

(D)	Davis Selected Advisors, L.P. has sole voting and dispositive power over the shares of common stock. The business address of Davis Selected Advisors, L.P. is 2949 East Elvira Road, Suite 101, Tucson, Arizona 85706. The foregoing information was derived from a Schedule 13G, as amended on February 14, 2011.
(E)	Each of Brian Taylor and Pine River Capital Management L.P., or “Pine River,” have shared power to vote and dispose of the shares of common stock. The business address of each of Mr. Taylor and Pine River is 601 Carlson Parkway, Suite 330, Minnetonka, Minnesota 55305. The foregoing information was derived from a Schedule 13G, as filed on January 15, 2009.
(F)	Represents 1,633,800 shares of common stock owned directly. T. Rowe Price Associates, Inc., or “T. Rowe Price,” has sole power to dispose of all such shares and has sole power to vote 124,600 of the shares owned directly. T. Rowe Price New Horizons Fund, Inc., or the “Fund,” has sole power to vote 1,509,200 of the shares owned directly. The business address of each of T. Rowe Price and the Fund is 100 E. Pratt Street, Baltimore, Maryland 21202. The foregoing information was derived from a Schedule 13G, as amended on February 14, 2011.
(G)	Includes 808,247 shares of common stock over which Mr. Martell has sole voting and dispositive power. The business address for Mr. Martell is 825 Highland Lane, #1105, Atlanta, Georgia 30306. The foregoing information was derived from a Schedule 13D, as filed on March 17, 2008.
(a)	Includes 2,473,549 shares of common stock over which Mr. Burns has sole voting and dispositive power. Mr. Burns is a member of our board of directors and is our Chief Executive Officer.
(b)	Refers to shares acquirable upon exercises of the following option grants: 10,000 shares at $4.06 per share until March 13, 2018 and 100,000 shares at $0.69 per share until February 9, 2019. Does not include 50,000 shares underlying options that are not currently exercisable and will not become exercisable within 60 days that are subject to vesting on February 9, 2012, exercisable at $0.69 per share until February 9, 2019.
(c)	Includes 71,862 shares of common stock over which Mr. Cook has sole voting and dispositive power and 2,000 shares of common stock over which Mr. Cook has shared voting and dispositive power. Mr. Cook is a member of our board of directors.
(d)	Refers to shares acquirable upon exercises of the following option grants: 10,000 shares at $4.06 per share until March 13, 2018 and 6,667 shares at $0.32 per share until July 1, 2020. Does not include 13,333 shares underlying options that are not currently exercisable and will not become exercisable within 60 days that are subject to vesting in equal increments of 3,333 shares on each semi-annual anniversary until July 1, 2013, which are exercisable at $0.32 per share until July 1, 2020.
(e)	Includes 70,062 shares of common stock over which Mr. McInnes has sole voting and dispositive power, 200 shares of common stock over which Mr. McInnes has shared voting and dispositive power. Mr. McInnes is the Chairman of our board of directors.
(f)	Includes 79,450 shares of common stock over which Mr. Levy has sole voting and dispositive power, 3,000 shares of common stock over which Mr. Levy has shared voting and dispositive power. Mr. Levy is a member of our board of directors.
(g)	Refers to shares acquirable upon exercises of the following option grants: 10,000 shares at $4.06 per share until March 13, 2018.
(h)	Includes 29,800 shares of common stock over which Mr. Bowers has sole voting and dispositive power. Mr. Bowers is a member of our board of directors.
(i)	Refers to shares acquirable upon exercises of the following option grant: 5,000 shares at $0.45 per share until February 5, 2020. Does not include 5,000 shares of common stock subject to stock options that are not currently exercisable and will not become exercisable within 60 days that are subject to vesting in equal increments of 1,667 shares on each semi-annual anniversary until February 5, 2013, which are exercisable at $0.45 per share until February 5, 2020. Mr. LaRose is a member of our board of directors.
(j)	Includes 15,000 shares of common stock over which Mr. Fischer has sole voting and dispositive power. Mr. Fischer is the President of The Clark Group, Inc., Clark Distribution Systems, Inc., Highway Distribution Systems, Inc., and Clark Worldwide Transportation, Inc.

(k)	Refers to shares acquirable upon exercises of the following option grants: 4,167 shares at $0.69 per share until March 16, 2019; 4,167 shares at $0.87 per share until June 15, 2019; 4,167 shares at $0.75 per share until September 14, 2019; and 2,083 shares at $0.47 per share until December 14, 2019. Does not include the following option grants covering 60,417 shares that are not currently exercisable and will not become exercisable within 60 days: (1) 2,083 shares at $0.69 per share until March 16, 2019; 2,083 shares at $0.87 per share until June 15, 2019; 2,083 shares at $0.75 per share until September 14, 2019; and 4,167 shares at $0.47 per share until December 14, 2019, all of which vest in equal annual installments through the third anniversary of each grant, and (2) 50,000 shares at $0.65 per share until October 28, 2019, 25,000 shares of which vest on October 28, 2012 and the remaining 25,000 shares vest based on certain performance based vesting criteria.
(l)	Refers to shares acquirable upon exercises of the following option grant: 10,000 shares at $0.36 per share until June 2, 2020. Does not include 20,000 shares of common stock subject to stock options that are not currently exercisable and will not become exercisable within 60 days that are subject to vesting in equal increments of 10,000 shares on June 2, 2012 and 2013 and are exercisable at $0.36 per share until June 2, 2020.
(m)	Does not include 175,415 shares of common stock subject to stock options that are not currently exercisable and will not become exercisable within 60 days.

PROPOSAL NO. 2: AUTHORITY TO ADJOURN THE SPECIAL MEETING

We may ask our stockholders to vote on a proposal to authorize our board of directors, in its discretion, to adjourn the special meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Merger Agreement. We currently do not intend to propose that our board of directors have discretionary authority to adjourn the special meeting if there are sufficient votes to adopt the Merger Agreement.

If any proposal to authorize our board of directors, in its discretion, to adjourn the special meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on the matter. You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the proposal. Abstentions will have the same effect as a vote against the adoption of the proposal. Broker non-votes will not have any effect on the proposal. Properly executed proxies that do not contain voting instructions will be voted “FOR” the proposal.

Our board of directors recommends that you vote “FOR” any proposal to authorize our board of directors, in its discretion, to adjourn the special meeting, if necessary, to solicit additional proxies.

PROPOSAL NO. 3: ADVISORY VOTE ON GOLDEN PARACHUTES

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the “golden parachute” arrangements and compensation for our named executive officers.

As required by Section 14A and the rules and regulations promulgated thereunder, we are asking our stockholders to indicate their approval of the “golden parachute” arrangements and compensation for certain of our named executive in connection with the merger that are set forth under “The Merger — Interests of Clark’s Executive Officers and Directors in the Merger — Golden Parachutes Compensation” on page 46. The various agreements and arrangements pursuant to which these compensation payments may be made have previously been disclosed in Part III, Item 11, “Executive Compensation,” of our Annual Report on Form 10-K for the fiscal year ended January 1, 2011. These agreements and arrangements were adopted and approved by the compensation committee of our board of directors, which is comprised solely of non-management directors, and are believed to be reasonable and competitive with the arrangements being offered by other companies of similar size and in similar industries.

Accordingly, we are seeking approval of the following resolution at the special meeting:

“RESOLVED, that the compensation that may be payable to Clark’s named executive officers in connection with the merger, and the agreements and understandings providing therefor, as disclosed pursuant to Item 402(t) of Regulation S-K, including in the “Golden Parachute Compensation” table and narrative discussion, are hereby approved.”

Stockholders should note that this non-binding proposal regarding “golden parachute” arrangements and compensation is merely an advisory vote that will not be binding on Clark or Gores Logistics, their boards of directors or the compensation committees of Clark or Gores Logistics. Further, the underlying agreements and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated our named executive officers will be eligible to receive the various change of control payments in accordance with the terms or conditions applicable to those payments. Approval of the non-binding proposal regarding “golden parachute” arrangements and compensation is not a condition to the closing of the merger.

Approval of the non-binding proposal regarding “golden parachute” arrangements and compensation requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on the matter. You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the non-binding proposal. Abstentions will have the same effect as a vote against the non-binding proposal. Broker non-votes will not have any effect on the non-binding proposal. Properly executed proxies that do not contain voting instructions will be voted “FOR” the non-binding proposal.

Our board of directors recommends that you vote “FOR” the non-binding proposal to approve the golden parachute compensation which may be paid to Clark’s named executive officers in connection with the Merger.

OTHER MATTERS

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our by-laws, business transacted at the special meeting is limited to the purposes stated in the notice of the special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting by or at the direction of our board of directors, we intend that shares of Clark common stock represented by properly submitted proxies will be voted in accordance with the recommendations of our board of directors.

It is important that your shares be represented at the special meeting, regardless of the number of shares which you hold. Therefore, we urge you to complete, sign, date and return the accompanying proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose or to submit a proxy via the Internet or by telephone.

HOUSEHOLDING OF PROXY STATEMENT

Applicable rules of the SEC permit companies and brokers, banks or other nominees to deliver a single copy of an annual report, proxy statement or notice of internet availability of proxy materials to households at which two or more beneficial owners reside. This method of delivery, which eliminates duplicate mailings, is known as “householding.” Beneficial owners sharing an address who have been previously notified by their broker, bank or other nominee and have consented to householding, either affirmatively or implicitly by not objecting to householding, will receive only a single copy of this proxy statement, unless that broker, bank or other nominee has received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement to a stockholder at a shared address to which a single copy of this proxy statement was delivered. A stockholder who wishes to receive a separate copy of this proxy statement now, or to receive separate copies of any annual reports, proxy statements or notices of internet availability of proxy materials in the future, should submit a request to his, her or its broker, bank or other nominee or submit a request to Clark Holdings Inc., 121 New York Avenue, Trenton, NJ 08638, Attention: Corporate Secretary, (609) 396-1100. Beneficial owners sharing an address who are receiving multiple copies of annual reports, proxy materials and notices of internet availability of proxy materials and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee or contact us at the address above to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of our stockholders. However, if the merger is not completed, our public stockholders will continue to be entitled to attend and participate in our stockholders’ meetings. If the merger is not completed and any stockholder intends to present a proposal to be considered for inclusion in our proxy materials in connection with our 2011 Annual Meeting of Stockholders, the proposal must have been received at our principal executive offices a reasonable time before we begin to print and send our proxy materials for such annual meeting. If the merger is not completed and any stockholder wishes to present a proposal at our 2011 Annual Meeting of Stockholders, but does not wish to have the proposal considered for inclusion in our proxy materials, or if any stockholder wishes to nominate a person for election as a director, the stockholder must give written notice, which notice must have been delivered to or mailed to and received at our principal executive offices not less than 60 days nor more than 90 days prior to the annual meeting, except that if less than 70 days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by a stockholder may be received at our principal executive offices no later than the close of business on the 10th day following the day of such notice or public disclosure. An untimely proposal or nomination will not be permitted to be made at the meeting.

Notices of business to be brought before the meeting should include, among other things, a brief description of the matter and the reasons for bringing it before the annual meeting, the material interest, if any, of the stockholder in the matter, the name and record address of the stockholder, the number of shares of common stock owned by the stockholder, the length of ownership of such shares and representations that the stockholder will continue to own the shares through the annual meeting and that the stockholder intends appear in person or by a representative at the annual meeting. For a complete description of the required contents of the notice, please refer to our bylaws.

Stockholder nominations for persons to be elected as directors should include, among other things, as to the stockholder making the nomination, the name and record address of the stockholder, the number of shares of common stock owned by the stockholder and the length of ownership of such shares and, as to the nominee, the name, age, business address and residence address of the nominee, the principal occupation or employment of the nominee, the number of shares of common stock beneficially owned by the nominee, the information about the nominee required by the Securities Exchange Act of 1934, as amended, and a consent by the nominee to the nomination. For a complete description of the required contents of the notice, please refer to our bylaws.

Stockholder proposals and nominations should be addressed to our principal executive office at Clark Holdings Inc., 121 New York Avenue, Trenton, New Jersey 08638, Attention: Corporate Secretary.

MISCELLANEOUS

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with voting procedures, you should contact:

Morrow & Co., LLC
Banks and Brokers Please Call Collect: (203) 658-9400
Stockholders Please Call: (877) 705-9707

You should not send in your Clark stock certificates until you receive the transmittal materials from the paying agent. Our record stockholders who have further questions about their stock certificates or the exchange of our common stock for cash should contact the paying agent.

You should rely only on the information contained in this proxy statement to vote on the merger proposal. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated October 4, 2011. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement). Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Your vote is important.  You may vote by returning the enclosed proxy card, submitting a proxy via the Internet or by telephone or attending the special meeting and voting in person. Please call our proxy solicitor, Morrow, collect at (203) 658-9400 (banks and brokers) or (877) 705-9707 (all others, toll free) if you have any questions about this proxy statement or the merger, or need assistance with the voting procedures.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including this proxy statement, through the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information about the public reference room.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Clark Holdings Inc.
121 New York Avenue
Trenton, NJ 08638
Attention: Corporate Secretary
Telephone: (609) 396-1100

If you would like to request documents from us, please do so by October 20, 2011, to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of this proxy statement or other information concerning us, without charge, by written or telephonic request directed to Clark Holdings Inc., 121 New York Avenue, Trenton, NJ 08638, Attention: Corporate Secretary or by telephone at (609) 396-1100, or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

GORES LOGISTICS HOLDINGS, LLC,

GORES LOGISTICS SUB, INC.

and

CLARK HOLDINGS INC.

September 1, 2011

i

ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of September 1, 2011 (as may be amended, supplemented or otherwise modified from time to time, this “Agreement”), by and among Clark Holdings Inc., a Delaware corporation (the “Company”), Gores Logistics Holdings, LLC, a Delaware limited liability company (“Parent”), and Gores Logistics Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”).

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement, whereby, upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall be merged with and into the Company, with the Company continuing as the Surviving Company (the “Merger”), in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), with each issued and outstanding share (a “Share”) of the Company’s common stock, par value $0.0001 per share (the “Company Common Stock”) (other than (i) Shares to be cancelled in accordance with Section 3.1(c) and (ii) Dissenting Shares) to be converted into the right to receive the Merger Consideration; and

WHEREAS, the Board of Directors of the Company has received the opinion of Integgra Advisory Services, Inc. (“Integgra”) that the Merger Consideration payable to the holders of Company Common Stock upon consummation of the Merger is fair to such holders from a financial point of view;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth in this Agreement, (i) approved and declared advisable and in the best interests of the Company and its stockholders this Agreement and the transactions contemplated hereby, including the Merger (the “Transactions”), and (ii) resolved to recommend that the Company’s stockholders adopt this Agreement and approve the Merger;

WHEREAS, certain executive officers and members of the Board of Directors of the Company have entered into a voting agreement with Parent (the “Voting Agreement”) in which they have agreed to vote their holdings of Company Common Stock in favor of the Merger, subject to the terms and conditions therein;

WHEREAS, the Board of Directors of each of Parent and Merger Sub has, upon the terms and subject to the conditions set forth in this Agreement, and after receipt of the opinion of its financial advisor, approved and declared advisable this Agreement and the Transactions, and Parent (in its capacity as the sole stockholder of Merger Sub) has adopted this Agreement and approved the Transactions; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and to prescribe various conditions to the Transactions;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I.
DEFINITIONS AND TERMS

Section 1.1.  Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

“$” means United States dollars.

“Acquisition Proposal” means any inquiry, proposal, indication of interest or offer (whether in writing or otherwise) from any Person (other than Parent, Merger Sub or any Affiliate thereof) relating to, or that is reasonably expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of any assets or businesses that constitute 20% or more of the revenues or assets of the Company and its Subsidiaries, taken as a whole, or 20% or more of any class of equity security of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of equity security of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any Person or the shareholders of any Person would own 20% or more of any class of equity security of the Company or any of its Subsidiaries or of any resulting parent company of the Company.

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person. For this purpose, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.3(d).

“Antitrust Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition.

“Applicable Conditions” means all conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, which shall be capable of being satisfied at the Closing).

“Audit” means any audit, assessment of Taxes, other examination by any Taxing Authority or any proceeding or appeal of such proceeding relating to Taxes.

“Balance Sheet Date” has the meaning set forth in Section 4.6.

“Benefit Plans” means all employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) of any kind, covering any active or former employee, director or consultant of the Company or any Company Subsidiary, or any trade or business (whether or not incorporated) which is under common control with the Company, or their dependents or beneficiaries, with respect to which the Company or any Company Subsidiary has liability, including bonus, deferred compensation, incentive compensation, equity compensation, equity purchase, equity option, equity appreciation rights, restricted equity, severance or termination pay, fringe benefit, vacation, scholarship or tuition reimbursement, dependent care assistance, hospitalization, medical, life or other insurance, immigration assistance, salary continuation, employee loan or loan guarantee, split dollar arrangement, supplemental unemployment benefits, profit-sharing, savings, pension, retirement, or supplemental retirement plan, program, agreement or arrangement, and any other employee benefit plan, agreement, arrangement, or commitment maintained by the Company or any Company Subsidiary, whether or not a plan described in Section 3(3) of ERISA.

“Book Entry Shares” has the meaning set forth in Section 3.1(d).

“Business” means the businesses of the Company and its Subsidiaries.

“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York are authorized or required by Law to be closed.

“Buyer Party” shall mean each of the Parent, Merger Sub and any of their respective former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Certificates” has the meaning set forth in Section 3.1(d).

“Change of Recommendation” has the meaning set forth in Section 6.3(d).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and Treasury Regulations promulgated thereunder.

“Company” has the meaning set forth in the Preamble.

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 4.21.

“Company Bylaws” has the meaning set forth in Section 4.1.

“Company Charter” has the meaning set forth in Section 4.1.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Disclosure Schedule” means the disclosure schedule, delivered by the Company to Parent immediately prior to the execution of this Agreement, with section numbers corresponding to the section numbers in this Agreement, provided that any information disclosed in the Company Disclosure Schedule with respect to one representation or warranty shall also be deemed to be disclosed with respect to each other representation or warranty to the extent it is readily apparent from the text of such disclosure that such disclosure applies to or qualifies such other representation or warranty; provided, however, that disclosure of any information or document in the Company Disclosure Schedule shall not be a statement or admission that it is material or required to be disclosed.

“Company Equity Plan” means the Company’s 2007 Long-Term Incentive Equity Plan.

“Company Financial Statements” has the meaning set forth in Section 4.5(b).

“Company Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company or any Company Subsidiary, including software and software programs developed by or exclusively licensed to the Company or any Company Subsidiary (specifically excluding any off the shelf or shrink-wrap software).

“Company Material Adverse Effect” means any change, effect, event, occurrence or development (any such item, an “Effect”) that, individually or in the aggregate with all other Effects, is or would reasonably be expected to be materially adverse to the business, financial condition, assets, liabilities, properties or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any Effect arising from or in connection with any of the following shall not constitute a Company Material Adverse Effect or, except as provided below, be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (A) (1) changes or developments in the transportation and logistics industry, (2) changes or developments in the United States or any other country’s or the global economic or political condition, (3) changes or developments in the United States securities markets or (4) natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof, in the case of clauses (1), (2), (3) and (4), to the extent they have not had, or would reasonably be expected not to have, a materially disproportionate effect on the Company and its Subsidiaries relative to the other companies in the transportation and logistics industry; (B) the execution, delivery or performance of this Agreement, the identity of Parent or Merger Sub or the pendency or consummation of the Transactions, so long as the announcement of the transaction is made consistent with the terms hereof (including, following any authorized announcement, any cancellation of or delays in work for customers by customers, any reductions in sales by customers, any disruption in supplier, licensor, licensee, distributor, partner or similar relationships initiated by the other party to the relationship or any voluntary resignations of employees or consultants, to the extent the foregoing is related to the Transaction), (C) changes in GAAP or other applicable accounting rules or applicable Law (including the accounting rules and regulations of the SEC), or, in any such case, changes in the interpretation thereof, (D) any action required by Law or taken at the written request, including by e-mail, of an executive officer of Parent, (E) any change in market price or trading volume of the Company Common Stock or the Company’s credit rating, (F) any litigation brought or threatened by stockholders of either Parent or the Company (whether on behalf of the Company, Parent or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or violations of Laws in connection with the Proxy Statement or otherwise in connection with this Agreement or (G) the mere failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions or any predictions or expectations of the Company or of any securities analysts; provided that, in the case of each of the exceptions set forth in clauses (E) and (G), the applicability of the exception does not rule out the existence of a Company Material Adverse Effect arising from the same cause of a market price change or failure to meet projections.

“Company Option” has the meaning set forth in Section 3.2.

“Company Organizational Documents” has the meaning set forth in Section 4.1.

“Company Party” shall mean, each of the Company, the Subsidiaries and the former, current or future equity holders, controlling persons, directors, executive officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of the Company and its Subsidiaries and any and all former, current or future equity holders, controlling persons, directors, executive officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing.

“Company Preferred Stock” has the meaning set forth in Section 4.2(a).

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any Company Subsidiary.

“Company SEC Reports” has the meaning set forth in Section 4.5(a).

“Company Stockholder Approval” has the meaning set forth in Section 4.20.

“Company Subsidiary” means any Subsidiary of the Company.

“Confidentiality Agreement” means that certain non-disclosure agreement, dated March 7, 2011, by and between the Company and The Gores Group, LLC, as may be further amended, supplemented or otherwise modified from time to time.

“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

“Copyrights” means any copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world.

“D&O Insurance” has the meaning set forth in Section 6.6(b).

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 3.4(a).

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act (2010).

“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect” in this Section 1.1.

“Effective Time” has the meaning set forth in Section 2.2.

“Employee” has the meaning set forth in Section 6.4(a).

“End Date” has the meaning set forth in Section 8.1(b)(i).

“Environmental Laws” means any presently enacted federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Party Superior Proposal” means any Superior Proposal made by an Excluded Party.

“Excluded Party” has the meaning set forth in Section 6.3(b).

“FIRPTA Certificate” means a non-United States real property interest certificate described under Treasury Regulation section 1.1445-2(c)(3) that (i) includes the information described in Treasury Regulation section 1.897-2(h)(2), (ii) states that the Company is not a “United States Real Property Holding Company” as defined in section 897(c)(2) of the Code and Treasury Regulation section 1.897-2, (iii) is signed by a duly authorized officer of the Company, and (iv) is dated no earlier than ten (10) days before the Effective Time, and no later than two (2) days before the Effective Time.

“GAAP” has the meaning set forth in Section 4.5(b).

“Go-Shop Period” has meaning set forth in Section 6.3(a).

“Governmental Entity” means any federal, state or local or foreign government, any court, administrative, regulatory or other governmental instrumentality, commission or authority or any non-governmental United States or foreign self-regulatory agency, commission or authority or any arbitral tribunal.

“Hazardous Substance” means any substance that is: (i) presently listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incentive Bonus” has the meaning set forth in Section 3.2.

“Indebtedness” means, with respect to any Person, (a) any obligation of such Person (i) for borrowed money, (ii) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, including securities, or (iii) for the deferred purchase price of property or services; (b) any guarantee (or keepwell agreement) by such Person of any indebtedness of others described in the preceding clause (a); (c) any obligation to reimburse any bank or other Person for amounts paid under a letter of credit or similar instrument; (d) any factoring arrangement or obligation secured by or representing the disposition of assets that would be assets of the Company but for the incurrence of such obligation; (e) any other obligation upon which interest charges are customarily paid, or that was issued or assumed as full or partial payment for property, except trade accounts payable and similar liabilities arising in the ordinary course of business and not more than 60 days from the invoice date; and (f) any capital leases.

“Indemnified Party” has the meaning set forth in Section 6.6(a).

“Insurance Policies” has the meaning set forth in Section 4.18.

“Insured Parties” has the meaning set forth in Section 6.6(b).

“Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) Patents; (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) Copyrights; (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet; (vi) industrial designs and any registrations and applications therefor; (vii) Trademarks; (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated; and (x) any similar or equivalent rights to any of the foregoing (as applicable).

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Company” means such facts and other information that as of the date of determination are actually known to the individuals listed in Section 1.1(a) of the Company Disclosure Schedule.

“Knowledge of Parent” means such facts and other information that as of the date of determination are actually known to the President and Chief Executive Officer, Chief Financial Officer or General Counsel (or executives, partners or other officers serving analogous functions of each referenced position) of Parent.

“Law” means any federal, state, local or foreign law, statute, rule, regulation, ordinance, code or Order of any Governmental Entity.

“Legal Proceeding” has the meaning set forth in Section 4.10.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, joint or several, accrued or unaccrued, vested or unvested, liquidated or unliquidated, due or to become due, executory, determined, or determinable or otherwise whether or not required to be accrued, reserved against or otherwise reflected on financial statements or is disclosed or required to be disclosed on any schedule to this Agreement), including any liability for Taxes.

“Lien” has the meaning set forth in Section 4.2(d).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means $0.46, in cash.

“Merger Sub” has the meaning set forth in the Preamble.

“No-Shop Period Start Date” has the meaning set forth in Section 6.3(b).

“Option Consideration” has the meaning set forth in Section 3.2.

“Order” means, with respect to any Person, any order, injunction, judgment, decree, writ, ruling, determination, award or settlement (whether civil, criminal or administrative) enacted, adopted, promulgated or applied by a Governmental Entity or arbitrator that is binding upon or applicable to such Person or its property.

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Schedule” means the disclosure schedule, delivered by Parent to the Company immediately prior to the execution of this Agreement, with section numbers corresponding to the section numbers in this Agreement, provided that any information disclosed in the Parent Disclosure Schedule with respect to one representation or warranty shall also be deemed to be disclosed with respect to each other representation or warranty to the extent it is readily apparent from the text of such disclosure that such disclosure applies to or qualifies such other representation or warranty; provided, however, that disclosure of any information or document in the Parent Disclosure Schedule shall not be a statement or admission that it is material or required to be disclosed.

“Parent Expense Reimbursement” means actual, reasonable fees and expenses of the Parent (including, without limitation, expenses payable to all banks, investment banks, Affiliated financial advisors and other financial institutions (which shall include, without limitation, fees and expenses of such banks’, firms’ and institutions’ legal counsel), and all actual, reasonable fees and expenses of counsel, accountants, financial printers, experts and consultants to the Parent and its Affiliates), whether incurred prior to, on or after the date hereof, in connection with the transactions contemplated hereby, including finance related expenses, up to a maximum aggregate amount of $175,000, payable by the Company in cash, within 7 days of receipt of invoice and supporting documentation, under the circumstances provided for herein.

“Parent Material Adverse Effect” means any material adverse change in, or material adverse effect on, the ability of Parent or Merger Sub to consummate the Transactions, including any such change or effect that prevents, materially delays or materially impairs Parent’s or Merger Sub’s ability to consummate the Transactions.

“Parent Plans” has the meaning set forth in Section 6.4(c).

“Parent Termination Fee” has the meaning set forth in Section 8.2(c).

“Patents” means any patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof.

“Paying Agent” has the meaning set forth in Section 3.3(a).

“Payment Fund” has the meaning set forth in Section 3.3(a).

“Permits” has the meaning set forth in Section 4.12(a).

“Permitted Asset Liens” means (i) Liens for Taxes or assessments or other governmental charges not yet due and payable; (ii) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability Laws or similar legislation; (iii) pledges or deposits of money securing bids, tenders, contracts or leases to which the Company or any of its Subsidiaries is a party as lessee made in the ordinary course of business; (iv) inchoate and unperfected landlords’, workers’, mechanics’ or similar Liens arising in the ordinary course of business, so long as such Liens attach only to equipment, fixtures or real property of the Company or any of its Subsidiaries and any such Liens which may have been filed and/or perfected but which are not overdue for a period of more than thirty (30) days or that are being contested in good faith by appropriate proceedings; (v) carriers’, warehousemen’s, suppliers’ or other similar possessory Liens arising in the ordinary course of business; (vi) zoning restrictions or recorded easements affecting the use of any real property or other minor irregularities in title (including leasehold title) affecting any real property, so long as the same do not materially impair the use of such real property as it is presently being used in the operation of the business of the Company and its Subsidiaries; or (vii) any Liens created by this Agreement or Liens arising from the actions of Parent or its Affiliates.

“Permitted Equity Liens” means any Liens created by this Agreement, Liens arising from the actions of Parent or its Affiliates or Liens arising under applicable securities Laws.

“Person” means any natural person or any corporation, partnership, limited liability company, joint venture, joint-stock company, association, trust or other entity or organization, including any Governmental Entity or any political subdivision, agency or instrumentality thereof.

“Proxy Statement” has the meaning set forth in Section 2.3(b).

“Qualifying Proposal” means any bona fide Acquisition Proposal; provided, however, that for purposes of this definition the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”.

“Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any government or other legal authority.

“Representatives” has the meaning set forth in Section 6.2.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Exchange Rules” means the rules and regulations, including listing standards, of the NYSE Amex or other United States national securities exchange registered under the Exchange Act on which the applicable common stock is then traded, if any.

“Shares” has the meaning set forth in the Recitals.

“Special Meeting” has the meaning set forth in Section 2.3(a).

“Specified Contract” has the meaning set forth in Section 4.8(a).

“Stockholder Escrow Agreement” means that certain Stockholder Escrow Agreement, dated February 12, 2008, by and among Clark Holdings Inc. (at the time know as Global Logistics Acquisition Corporation), the parties listed under stockholders on the signature page thereto and The Bank of New York.

“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company, association, trust or other entity or organization (whether or not disregarded under Treasury Regulation section 301.7701-3 for United States federal tax purposes) (i) of which such Person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power or (ii) of which such Person possesses more than fifty percent (50%) of the right to elect directors or Persons holding similar positions.

“Superior Proposal” means a bona fide proposal or offer constituting a Qualifying Proposal that, if consummated, would result in the Person making such proposal or offer acquiring, directly or indirectly, more than 50% of the Company’s outstanding equity securities (or more than 50% of the outstanding equity securities of the surviving entity in a merger of the Company or the direct or indirect parent of the surviving entity in such a merger), or more than 50% of the assets of the Company and its Subsidiaries, taken as a whole, which the Company Board determines in good faith (after consultation with its outside counsel and financial advisor) to be (i) more favorable to the stockholders of the Company from a financial point of view than the Merger, taking into account all relevant factors (including all terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise)) and (ii) no less certain of completion than the Merger, taking into account the financial wherewithal of the Person making such proposal, the sources and type of consideration, the timing to completion, and all other financial, legal, regulatory and other aspects of such proposal.

“Surviving Company” has the meaning set forth in Section 2.1(a).

“Tax” or “Taxes” means (i) any and all federal, state, local, or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, environmental, windfall profits, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, estimated taxes, custom, duties, fees, assessments and charges of any kind whatsoever, including any liability under any state abandonment or unclaimed property, escheat or similar Law, together with all interest, penalties, fines, additions to tax or additional amounts imposed thereon by any Taxing Authority, whether disputed or not; (ii) any Liability for the payment of any amounts of any of the foregoing as a result of being a member of an affiliated, consolidated, combined or unitary group or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person; and (iii) any Liability in respect of any of the items described in clauses (i) or (ii) payable by reason of contract, assumption, transferee liability, operation of law, or otherwise.

“Taxing Authority” means the IRS and any other Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Returns” means all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amendments thereto relating to Taxes.

“Termination Fee” has the meaning set forth in Section 8.2(b).

“Trademarks” means all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor.

“Transactions” has the meaning set forth in the Recitals.

“United States” means the United States of America.

“Voting Agreement” has the meaning set forth in the Recitals.

Section 1.2.  Other Definitional Provisions; Interpretation.  The words “hereof,” “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits and schedules are to the articles, sections and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified. Whenever “include,” “includes” or “including” is used in this Agreement, such word shall be deemed to be followed by the phrase “without limitation.”

Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.

Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement.

ARTICLE II.
THE MERGER

Section 2.1.  The Merger.

(a)  Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Company”). The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

(b)  At the Effective Time, the Company Charter shall, by virtue of the Merger, be amended to read in its entirety as the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, except that the name of the Surviving Company shall be “Clark Holdings, Inc.” and the registered agent of the Company shall be the registered agent of the Surviving Company, and as so amended shall be the certificate of incorporation of the Surviving Company, until thereafter amended as provided therein or by applicable Law. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company, except that the name of the Surviving Company shall be “Clark Holdings, Inc.”, until thereafter amended as provided therein or by applicable Law.

(c)  The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Company, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal. The officers of the Company immediately prior to the Effective Time shall continue as officers of the Surviving Company, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal, except as set forth in Section 2.1(c) of the Company Disclosure Schedule.

(d)  If at any time after the Effective Time the Surviving Company shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Transactions, then the executive officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

Section 2.2.  Closing and Effective Time of the Merger.  The closing of the Merger (the “Closing”) shall take place at the offices of Graubard Miller, The Chrysler Building, 405 Lexington Avenue, 19th Floor, New York, New York 10174, at 10:00 a.m. (Eastern time) on the second (2nd) Business Day after satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of all conditions at the Closing); provided, however, that if any condition is not satisfied or waived as of such second (2nd) Business Day, the Closing shall be rescheduled to the next Business Day upon which all of the conditions are so satisfied or waived, or such other place and time or such other date as Parent and the Company may mutually determine in writing (the date on which the Closing actually occurs is referred to as the “Closing Date”). On the Closing Date, Parent, Merger Sub and the Company shall cause an appropriate certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such later date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time.”

Section 2.3.  Meeting of Stockholders to Approve the Merger; Preparation of the Proxy Statement.

(a)  The Company shall, in accordance with applicable Law, the Company Charter, the Company Bylaws and any applicable Securities Exchange Rules, duly convene and hold a special meeting of the Company’s stockholders (including any adjournment or postponement thereof, the “Special Meeting”) as promptly as reasonably practicable after the Company has caused the Proxy Statement to be mailed to the Company’s stockholders, for the purpose of obtaining the Company Stockholder Approval. The Company shall solicit all proxies for the Special Meeting in compliance with all applicable Laws. Subject to Section 6.3(d), the Company shall include the Company Board Recommendation in the Proxy Statement and use reasonable best efforts to solicit from its stockholders entitled to vote thereon proxies to be voted at the Special Meeting sufficient under applicable Law to constitute the Company Stockholder Approval.

(b)  In accordance with applicable Law, the Company Charter and the Company Bylaws, as promptly as reasonably practicable after the date hereof, and no later than ten (10) Business Days after the execution of this Agreement (provided information regarding the Parent required to be disclosed on Schedule 14A is provided in writing before that deadline), the Company shall prepare and file with the SEC in preliminary form a proxy statement relating to this Agreement, the Merger and the other Transactions (such proxy statement, as amended or supplemented, the “Proxy Statement”), and furnish to the Company’s stockholders the information required to be provided to such stockholders pursuant to the DGCL and the Exchange Act. The Company shall use reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after clearing comments received from the SEC, if any; provided, however, that the Company shall not be required to cause the Proxy Statement to be mailed to the Company’s stockholders prior to the 23rd day after the date hereof. The Company shall supply all information for inclusion or incorporation by reference in the Proxy Statement necessary so that, at the date it is first mailed to the Company’s stockholders, at the time of any amendment or supplement thereof, and at the time of the Special Meeting, the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Parent shall ensure that, at the time the Proxy Statement is filed with the SEC or mailed to the Company’s stockholders or at the time of the Special Meeting, or at the time of any amendment or supplement thereof, the information contained in the Proxy Statement and furnished to the Company by or on behalf of the Parent (as indicated to the Company in writing) shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company shall use reasonable best efforts to ensure that the Proxy Statement complies as to form with the requirements of the Exchange Act. The Company shall notify Parent promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Proxy Statement. Whenever the Company becomes aware of any event that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly inform Parent of such occurrence and file with the SEC or its staff, and mail to stockholders of the Company, such amendment or supplement, as and to the extent required by applicable Law. The Company shall cooperate and provide Parent (and its counsel) with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement to the Proxy Statement prior to filing such with the SEC, and will provide Parent with a copy of all such filings made with the SEC.

(c)  If at any time prior to the Special Meeting any information relating to Parent or the Company, or any of their respective Subsidiaries, executive officers or directors, should become known to Parent or the Company which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and the Company shall promptly file an amendment or supplement describing such information with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the stockholders of the Company. The information filed in regard to Parent in any amendment or supplement shall only be that furnished by or on behalf of Parent to the Company in writing specifically for inclusion in the Proxy Statement or any amendment thereto.

(d)  At the Special Meeting, Parent shall vote, or cause to be voted, any Shares then owned of record by Parent or Merger Sub or with respect to which Parent or Merger Sub otherwise has, directly or indirectly, voting power, in favor of the adoption of this Agreement and approval of the Transactions including the Merger.

ARTICLE III.
CONVERSION OF EQUITY

Section 3.1.  Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Shares or securities of Parent or Merger Sub:

(a)  Each Share issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled pursuant to Section 3.1(c) and Dissenting Shares), including the Shares held in escrow pursuant to the Stockholder Escrow Agreement, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an amount in cash, payable to the holder thereof, without any interest thereon, equal to the Merger Consideration.

(b)  Each share of common stock, $0.0001 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Company.

(c)  Any shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent or the Company immediately prior to the Effective Time shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d)  Each Share converted into the right to receive the Merger Consideration pursuant to Section 3.1(a) shall be automatically cancelled and shall cease to exist, and the holders immediately prior to the Effective Time of Shares not represented by certificates (“Book Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represented Shares (the “Certificates”) shall cease to have any rights with respect to such Shares other than the right to receive, upon transfer of such Book Entry Shares or delivery of such Certificates in accordance with Section 3.3, the Merger Consideration, without any interest thereon, for each such Share held by them.

(e)  If at any time between the date hereof and the Effective Time any change in the number of outstanding Shares shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the amount of the Merger Consideration as provided in Section 3.1(a) shall be equitably adjusted to reflect such change.

Section 3.2.  Treatment of Stock Options; Other Awards.

(a)  Immediately prior to the Effective Time, each outstanding option to purchase shares of Company Common Stock (“Company Option”) under the Company Equity Plan shall become fully vested and exercisable. Each Company Option outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of any holder of any Company Option, shall be cancelled. In exchange for the cancellation of each such Company Option, at the Effective Time, such Company Option shall be converted into a right to receive from the Company, a lump sum cash payment payable to the holder thereof, without interest, equal to the product obtained by multiplying (x) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option, by (y) the number of shares of Company Common Stock issuable upon exercise of such Company Option (with such payments to be subject to any applicable Tax withholding in accordance with Section 3.5) (the “Option Consideration”). Prior to the Closing, the Company Board shall adopt resolutions terminating the Company Equity Plan and any other plan or scheme for the issuance of options or similar rights to acquire or have an economic interest related to the Company Common Stock.

(b)  At the Effective Time, each of the Employees set forth in Section 3.2(b) of the Company Disclosure Schedule shall have the right to receive an incentive bonus, payable to such Employee at the Effective Time, without interest, in the amount set forth next to such Employee’s name in such schedule (each, an “Incentive Bonus”).

Section 3.3.  Exchange of Certificates and Book Entry Shares; Payment of Awards.

(a)  At the Closing, Parent shall deliver, or shall cause to be deposited, in trust, to a paying agent reasonably acceptable to Parent (the “Paying Agent”), for the benefit of the holders of Shares at the Effective Time, sufficient funds for timely payment of the aggregate Merger Consideration, (such cash hereinafter referred to as the “Payment Fund”). In the event the Payment Fund shall be insufficient to pay the aggregate Merger Consideration (including with respect to former Dissenting Shares held by stockholders of the Company who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Shares under Section 262 of the DGCL) contemplated by Section 3.1, Parent shall promptly deliver, or cause to be delivered, additional funds to the Paying Agent in an amount that is equal to the deficiency required to make such payments.

(b)  Promptly after the Effective Time (and in any event within five (5) Business Days after the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record of Certificates or Book Entry Shares, in each case, which at the Effective Time were converted into the right to receive Merger Consideration pursuant to Section 3.1: (i) a letter of transmittal (which, in the case of Certificates, shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and (ii) instructions for use in effecting the surrender of the Certificates or Book Entry Shares in exchange for the Merger Consideration, the form and substance of which letter of transmittal and instructions shall be substantially as reasonably agreed to by the Company and Parent and prepared prior to the Closing. Upon (i) surrender of Certificates for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Book Entry Shares, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificates or Book Entry Shares shall be entitled to receive in exchange the portion of the Merger Consideration to which such holder is entitled pursuant to Section 3.1, and any Certificates so surrendered shall forthwith be cancelled. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book Entry Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book Entry Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Book Entry Share or establish to the satisfaction of Parent that such Tax has been paid or is not payable. Until surrendered as contemplated by this Section 3.3(b), each Certificate or Book Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration upon such surrender.

(c)  Parent shall on the Closing Date cause the Surviving Corporation or its applicable subsidiary to deliver to the Company’s payroll service, as agent for the Company, all cash required to pay the Option Consideration and the Incentive Bonuses, including amounts required to be withheld pursuant to Section 3.5 and the employer share of payroll tax. Immediately after the Effective Time (and in any event no later than two (2) Business Days after the Effective Time), pursuant to irrevocable written instructions approved by the Company prior to the Closing and delivered to the payroll service at or before the Closing, the payroll service shall then, on behalf of the Company, disburse (i) the Option Consideration to the holders of the Company Options as of the Closing in accordance with Section 3.2(a), (ii) the Incentive Bonuses to the Employees set forth in Section 3.2(b) of the Company Disclosure Schedule in accordance with Section 3.2(b), less, in each instance, amounts required to be withheld pursuant to Section 3.5, and (iii) the amounts required to be withheld pursuant to Section 3.5 to the appropriate Governmental Entities to which such amounts are required to be paid. Parent and the Surviving Corporation shall be jointly and severally liable under this covenant.

(d)  The Payment Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Company; provided, however, that any such investments shall be in short-term obligations of the United States government with maturities of no more than three (3) months or guaranteed by the United States government and backed by the full faith and credit of the United States government. Earnings on the Payment Fund in excess of the amounts payable to the Company stockholders pursuant to Section 3.1 shall be the sole and exclusive property of Parent and the Surviving Company and shall be paid to Parent or the Surviving Company, as Parent directs. No investment of the Payment Fund shall relieve Parent, the Surviving Company or the Paying Agent from promptly making the payments required by this Article III, and following any losses from any such investment, Parent shall promptly provide additional cash funds to the Paying Agent for the benefit of the holders of Shares at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Payment Fund.

(e)  All Merger Consideration issued and paid upon the surrender for exchange of Certificates or Book Entry Shares in accordance with the terms of this Article III shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates or Book Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book Entry Shares are presented to the Surviving Company or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article III.

(f)  Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company one (1) year after the Effective Time shall be delivered to the Surviving Company. Any holders of Certificates or Book Entry Shares who have not theretofore complied with this Article III with respect to such Certificates or Book Entry Shares shall thereafter look only to the Surviving Company for payment of their claim for Merger Consideration in respect thereof.

(g)  Notwithstanding the foregoing, none of the Paying Agent, any party hereto or any of their respective Affiliates, directors, officers, employees or agents shall be liable to any Person in respect of cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book Entry Share shall not have been surrendered or transferred prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Company, and any holder of such Certificate or Book Entry Share who has not theretofore complied with this Article III with respect thereto shall thereafter look only to the Surviving Company for payment of their claim for Merger Consideration in respect thereof.

(h)  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to Parent and the Paying Agent) by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, or indemnity against any claim that may be made against Parent with respect to such Certificate, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this Article III.

Section 3.4.  Shares of Dissenting Stockholders.

(a)  Notwithstanding anything in this Agreement to the contrary, other than as provided in Section 3.4(b), in the event that appraisal rights shall be available for Shares pursuant to the provisions of the DGCL, any Shares that are issued and outstanding immediately prior to the Effective Time and held by a stockholder who has not voted in favor of the Merger or consented thereto in writing and who is otherwise entitled to demand, and has properly demanded in writing, appraisal for such Shares in accordance with section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but shall instead be entitled only to such rights with respect to such Dissenting Shares as may be granted to such stockholder under the DGCL. From and after the Effective Time, Dissenting Shares shall not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to stockholders of record prior to the Effective Time). The Company shall (i) give Parent prompt notice of any notice received by the Company of the intent of any holder of Shares to demand appraisal of any Shares, any written demand for appraisal, any withdrawals thereof and any instruments served pursuant to section 262 of the DGCL and received by the Company and (ii) keep Parent fully informed regarding all negotiations and proceedings with respect to the exercise of appraisal rights under section 262 of the DGCL, including providing Parent the opportunity to consult with the Company regarding the defense or settlement of any such appraisal demand, and giving due consideration to Parent’s advice with respect to such appraisal demand. The Company shall not settle any proceeding with respect to a demand for appraisal without the prior written consent of Parent.

(b)  If any stockholder who holds Dissenting Shares withdraws or loses (through failure to perfect or otherwise) such stockholder’s right to obtain payment of the fair value of such stockholder’s Dissenting Shares under the DGCL, then, as of the later of the Effective Time and the occurrence of such withdrawal or loss, such stockholder’s Shares shall no longer be Dissenting Shares and, if the occurrence of such withdrawal or loss is later than the Effective Time, such Shares shall be treated as if they had as of the Effective Time been converted into the right to receive Merger Consideration, as set forth in Section 3.1(a), upon surrender of the Certificate(s) or transfer of the Book Entry Shares representing such Shares pursuant to Section 3.3, without interest.

Section 3.5.  Withholding Tax.  Each of Merger Sub, the Surviving Company, Parent, and the Paying Agent shall deduct or withhold from the consideration payable to any Person pursuant to Articles II or III such amounts required to be deducted or withheld with respect to such payment under applicable Tax Law; provided that, if the Company delivers to Parent a fully executed FIRPTA Certificate on or before ten (10) calendar days after mailing of the Proxy Statement to the Company’s stockholders (and recertified upon request of Parent as of a later date that is no less than thirty (30) calendar days prior to the Closing), none of Merger Sub, the Surviving Company, Parent and the Paying Agent shall deduct or withhold from such consideration any amounts under section 1445 of the Code. If Merger Sub, the Surviving Company, Parent, or the Paying Agent, as the case may be, withholds any amounts in accordance with this Section 3.5, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Merger Sub, the Surviving Company Parent or the Paying Agent, as the case may be, made such deduction or withholding.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Parent as of the date hereof and as of the Closing Date (except to the extent any such representation or warranty is made as of an earlier date, in which case, as of such earlier date), as follows:

Section 4.1.  Organization.  Each of the Company and each Company Subsidiary is a corporation or other entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed or in good standing would not reasonably be expected to be materially adverse to the Company and the Company’s Subsidiaries, taken as a whole. The Company has made available to Parent true and complete copies of the Amended and Restated Certificate of Incorporation of the Company, as amended through the date of this Agreement (as so amended, the “Company Charter”), and the Bylaws of the Company (as amended through the date of this Agreement, the “Company Bylaws” and together with the Company Charter, the “Company Organizational Documents”) and the equivalent organizational documents of the Company’s Subsidiaries, in each case as amended through the date of this Agreement. The Company is not in violation of any provision of the Company Organizational Documents and no Subsidiary of the Company is in violation of any provision of its articles of incorporation, bylaws or equivalent organizational documents.

Section 4.2.  Capitalization.

(a)  The authorized capital stock of the Company consists of (i) 40,000,000 shares of Company Common Stock and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Company Preferred Stock”). At the close of business on August 26, 2011, (i) 12,032,193 shares of Company Common Stock were issued and outstanding, and (ii) an aggregate 537,000 shares of Company Common Stock were issuable upon the exercise of outstanding Company Options. At the close of business on August 26, 2011, no shares of Company Preferred Stock were issued and outstanding.

(b)  All the outstanding shares of Company Common Stock are, and all shares of Company Common Stock which may be issued pursuant to the exercise of outstanding Company Options will be, when issued in accordance with the terms of the Company Options, duly authorized, validly issued, fully paid and non-assessable. Except as set forth (x) in Section 4.2(a) or (y) in Section 4.2(b) of the Company Disclosure Schedule, and except for changes resulting from the exercise of the Company Options outstanding as of the date hereof or issued hereunder as permitted pursuant to Section 6.1, there are no (i) shares of capital stock or other equity interests or voting securities of the Company authorized, issued or outstanding, (ii) options, warrants, calls, preemptive rights, subscription or other rights, agreements, arrangements or commitments of any character, obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest or voting security in the Company or securities convertible into or exchangeable for such shares of capital stock or other equity interests or voting securities, or obligating the Company to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, agreement, arrangement or commitment, (iii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock, or the capital stock or other equity interest or voting securities of the Company, (iv) issued or outstanding stock appreciation rights, “phantom” stock rights, performance awards, units, dividend equivalent awards, rights to receive shares of Company Common Stock on a deferred basis, rights to purchase or receive shares of Company Common Stock or other equity interests or voting securities issued or granted by the Company to any current or former director, officer, employee or consultant of the Company or (v) other equity interest or voting securities of the Company. No Company Subsidiary owns any shares of Company Common Stock.

(c)  Section 4.2(c) of the Company Disclosure Schedule sets forth, as of the close of business on August 26, 2011, the authorized and outstanding capital stock (or other equity interests) of each of the Company’s Subsidiaries and the record owners of such outstanding capital stock (or other equity interests). Except as set forth in Section 4.2(c) of the Company Disclosure Schedule, there are no (i) shares of capital stock or other equity interests or voting securities of any of the Company Subsidiaries authorized, issued or outstanding, (ii) options, warrants, calls, preemptive rights, subscription or other rights, agreements, arrangements or commitments of any character, obligating any of the Company Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest or voting security in any Company Subsidiary or securities convertible into or exchangeable for such shares of capital stock or other equity interests or voting securities, or obligating any Company Subsidiary to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, agreement, arrangement or commitment, (iii) contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire the capital stock or other equity interest or voting securities of any Company Subsidiary or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other Person, (iv) issued or outstanding stock appreciation rights, “phantom” stock rights, performance awards, units, dividend equivalent awards or other equity interests or voting securities issued or granted by any Company Subsidiary to any current or former director, executive officer, employee or consultant of any Company Subsidiary or (v) other equity interest or voting securities of any Company Subsidiary.

(d)  Exhibit 21 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2011 includes all of the Significant Subsidiaries of the Company in existence as of the date hereof. All of the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and, except as set forth in Section 4.2(d) of the Company Disclosure Schedule, are owned of record and beneficially, directly or indirectly, by the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for Permitted Equity Liens. The Company has no other Subsidiaries.

(e)  Neither the Company nor any Company Subsidiary directly or indirectly owns, or has any right or obligation to subscribe for or otherwise acquire, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than a Subsidiary of the Company).

(f)  There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock of the Company or any Company Subsidiary.

(g)  Section 4.2(g) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the name of the holder, the number of shares subject to each outstanding Company Option and the exercise price of each such Company Option.

Section 4.3.  Authorization; Validity of Agreement; Company Action.  The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and, subject to obtaining the Company Stockholder Approval, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by the Company Board and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and, except for the Company Stockholder Approval, the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.4.  Consents and Approvals; No Violations.  The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation by the Company of the Transactions will not, (i) violate any provision of the Company Charter or the Company Bylaws, (ii) violate any provision of the equivalent organizational documents of any of the Company Subsidiaries, (iii) except as set forth in Section 4.4 of the Company Disclosure Schedule, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to a right of, or result in, termination, amendment, cancellation or acceleration of any obligation, or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract or Permit to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound, (iv) violate any Law applicable to the Company, any of its Subsidiaries or any of their respective properties or assets or (v) other than in connection with or compliance with applicable requirements of (A) the DGCL, (B) the HSR Act and other Antitrust Laws, (C) any applicable Securities Exchange Rules and (D) the Exchange Act, require the Company to make any filing or registration with or notification to, or require the Company to obtain any authorization, consent or approval of, any Governmental Entity; except, in the case of clauses (ii), (iii), (iv) and (v), for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and the Company’s subsidiaries, taken as a whole.

Section 4.5.  SEC Reports; Disclosure Controls and Procedures; Indebtedness.

(a)  The Company has filed all reports and other documents required to be filed or furnished by it with or to the SEC since completion of its initial public offering (as such reports and other documents may have been amended through the date hereof, the “Company SEC Reports”). As of their respective filing dates (or, if amended prior to the date hereof, as of the date of the last amendment), each of the Company SEC Reports (i) complied when filed or furnished (or, if applicable, when amended) in all material respects with the requirements of the Securities Act, the Exchange Act, the Dodd-Frank Act and the Sarbanes-Oxley Act applicable to such Company SEC Report and (ii) did not contain when filed, or as so amended, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)  Each of the financial statements included in the Company SEC Reports, in each case including any related notes thereto (the “Company Financial Statements”), comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing) and have been prepared in accordance with the books and records of the Company and generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-Q promulgated under the Exchange Act). The consolidated balance sheets (including the related notes) included in the Company Financial Statements and the statements of operations, and statements of stockholders’ equity and cash flows included in the Company Financial Statements fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as noted in the Company Financial Statements), the consolidated financial position of the Company and the Company Subsidiaries as of the end of the respective periods and their consolidated results of operations and cash flows for the periods then ended (subject to normal year end adjustments that would not be material in the aggregate, in the case of interim financial statements). Since the Balance Sheet Date (as defined below), there has been no change in the Company’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Company’s financial statements, except as may be required by any Governmental Entity or change in applicable Law.

(c)  The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) are reasonably designed and maintained to ensure that information required to be disclosed by the Company in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company maintains internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed and reported, based on its most recent evaluation of its internal control over financial reporting prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect the ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting.

(d)  Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Reports, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. To the Knowledge of the Company, except as set forth in Section 4.5(d) of the Company Disclosure Schedule, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment and there is no investigation or proposed review by the SEC pending or threatened with respect to the Company or any Company Subsidiary.

(e)  Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company’s or such Subsidiary’s published financial statements or other Company SEC Reports.

(f)  No Company Subsidiary is, or has at any time been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(g)  The Indebtedness of the Company and each Company Subsidiary are as listed on Section 4.5(g) of the Company Disclosure Schedule, except that trade accounts payable and similar liabilities arising in the ordinary course of business and more than 60 days from invoice (“60 Day Payables”) listed on Section 4.5(g) of the Company Disclosure Schedule reflect 60 Day Payables existing no more than five (5) Business Days prior to the date of this Agreement and existing no more than five (5) Business Days prior to the Closing Date with respect to Section 4.5(g) of the Company Disclosure Schedule delivered at the Closing Date The aggregate dollar amount of 60 Day Payables, as of the date of this Agreement, shall not exceed $200,000 plus the aggregate dollar amount of 60 Day Payables listed on Section 4.5(g) of the Company Disclosure Schedule delivered on the date of this Agreement.

Section 4.6.  No Undisclosed Liabilities.  Neither the Company nor any Company Subsidiary has any Liabilities except for (a) Liabilities incurred in the ordinary course of business since January 1, 2011 (the “Balance Sheet Date”), (b) Liabilities that are disclosed prior to the date of this Agreement in the Company SEC Reports or Liabilities not otherwise disclosable in the Company SEC Reports but listed in Section 4.6 of the Company Disclosure Schedule, in each case incurred in connection with the Transactions or otherwise as contemplated by this Agreement, (c) Liabilities that would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, or (d) Liabilities that are reflected, or for which reserves were established, on the consolidated balance sheet of the Company as of the Balance Sheet Date or in the notes thereto in the Company SEC Reports.

Section 4.7.  Absence of Certain Changes or Events.  Since the Balance Sheet Date, (a) the Company and its Subsidiaries have conducted the Business only in the ordinary course of business, (b) there has not been a Company Material Adverse Effect, (c) the Company and its Subsidiaries have not suffered any material damage, destruction or loss to its properties, whether or not covered by insurance, (d) there has not been any restatement of the financial statements of the Company or the notes thereto included in, or incorporated by reference into, the Company SEC Reports, and (e) neither the Company nor any of its Subsidiaries has taken any actions that if taken after the date of this Agreement would be prohibited by Section 6.1.

Section 4.8.  Specified Contracts.

(a)  Except for this Agreement, Section 4.8 of the Company Disclosure Schedule sets forth a list, as of the date hereof, of each of the following Contracts to which the Company or any of its Subsidiaries is a party:

    (i)  any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

    (ii)  any loan, guarantee, credit agreement, note, bond, mortgage, indenture, contract, lease, license or other binding commitment in each case relating to Indebtedness other than 60 Day Payables;

    (iii)  any contract, which to the Knowledge of the Company purports to materially limit the right of the Company or any of its Affiliates to engage or compete in any line of business in which the Company or its Subsidiaries is engaged or to compete with any person or operate in any location;

    (iv)  any contract that creates a partnership or joint venture or similar arrangement with respect to any significant portion of the business of the Company or its Subsidiaries taken as a whole;

    (v)  any settlement or similar agreement with any governmental entity or order or consent of a governmental entity to which the Company or any of its Subsidiaries is subject involving future performance by the Company or any of its Subsidiaries, and any other settlement agreement resolving pending or threatened litigation or claims entered into by the Company or any Company Subsidiary, other than agreements involving only the payment of money in consideration of a full release of claims;

    (vi)  Any Contract that requires the payment by or to the Company and Company Subsidiaries of more than $100,000 over the term of the Contract;

    (vii)  Any Contract (other than the Company’s Organizational Documents) which contains restrictions with respect to payment of dividends or any other distribution in respect of the Company’s or any Company Subsidiary’s capital stock;

    (viii)  Any employment Contracts (including any collective bargaining Contract or union agreement), or any consulting, independent contractor or subcontractor Contract involving payment by the Company and the Company Subsidiaries of more than $25,000 annually, any severance Contract or any retention, transaction, change of control or similar bonus Contract, in each case, with respect to the employees of the Company or any of its Subsidiaries;

    (ix)  Any Contracts with respect to any property of the Company or any Company Subsidiary, real or personal, except for leases of personal property involving less than $12,000 per year;

    (x)  Any Contract to be performed relating to capital expenditures by the Company and the Company Subsidiaries in excess of $15,000;

    (xi)  Any loan or advance by the Company or Company Subsidiary to, or investment by the Company or Company Subsidiary in, any Person, or any Contract relating to the making of any such loan, advance or investment or any Contract involving a sharing of profits;

    (xii)  Any Contract involving the acquisition or disposition of material assets or properties by the Company or a Company Subsidiary, outside of the ordinary course of business;

    (xiii)  Any guarantee by another Person of any obligation (contingent or otherwise) of the Company or any Company Subsidiary;

    (xiv)  Any Contract involving a warranty, guaranty or other similar undertaking with respect to a contractual performance extended by the Company or Company Subsidiary, other than in the ordinary course of business;

    (xv)  Any Contract requiring the Company or a Company Subsidiary to indemnify or hold harmless (i) any Person other than purchase orders and revenue earning Contracts entered into in the ordinary course of business, (ii) any purchaser and/or licensee with respect to the Company Intellectual Property or (iii) any person who was a director or executive officer of an entity acquired directly or indirectly by the Company and who did not become an employee, director or officer of the Company or a Company Subsidiary;

    (xvi)  Any material amendment, modification or supplement in respect of any of the foregoing.

Each such Contract described in clauses (i)-(xvi) is referred to herein as a “Specified Contract.”

(b)  As of the date hereof, except as would not have a material adverse effect on the Company and the Company Subsidiaries, taken as a whole, (i) neither the Company nor any of the Company Subsidiaries is (and, to the Knowledge of the Company, no other party is) in breach or default under any Specified Contract (and no event has occurred with which notice or lapse of time or both would constitute a default or violation by the Company or any of the Company Subsidiaries, or, to the Knowledge of the Company, the other party, thereunder), (ii) each of the Specified Contracts is in full force and effect, and is the valid, binding and enforceable obligation of the Company or a Company Subsidiary (except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application (regardless of whether such enforceability is considered in a proceeding in equity or at law)), and to the Knowledge of the Company, of the other parties thereto, and (iii) except as disclosed in Section 4.8 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has received any notice of termination with respect to, and, to the Knowledge of the Company, no party has threatened in writing to terminate or modify, any Specified Contract. The Company has made available to Parent true and complete copies of each Specified Contract, including all material amendments thereto.

Section 4.9.  Employee Benefit Plans.

(a)  Section 4.9 of the Company Disclosure Schedule lists all material Benefit Plans. All Benefit Plans have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Plans (including the timely filing of all Form 5500’s) and all Liabilities with respect to the Benefit Plans have been properly reflected in the Company Financial Statements. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Benefit Plan activities) has been brought, or, to the Knowledge of the Company, is threatened, against or with respect to any Benefit Plan. There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by any governmental agency or third party with respect to any Benefit Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Benefit Plans have been timely made or accrued. Neither the Company nor any Company Subsidiary has any plan or commitment to establish any new Benefit Plan, to modify any Benefit Plan (except to the extent required by law or to conform any such Benefit Plan to the requirements of any applicable law or as required by this Agreement), or to enter into any new Benefit Plan. There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any Company Subsidiary relating to, or change in employee participation or coverage under any Benefit Plan that would increase materially the expense of maintaining such Plan above the level or expense incurred in respect of such Plan for the most recent plan year. Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, Merger Sub or the Company or any Company Subsidiary (other than ordinary administration expenses and expense for benefits accrued but not yet paid).

(b)  (i) each Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has been maintained pursuant to a prototype plan document which has received a favorable determination letter from the Internal Revenue Service; (ii) no Benefit Plan is covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA; (iii) no Benefit Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and neither the Company nor any Company Subsidiary has ever contributed to a multiemployer plan; (iv) the Company nor, to the Knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Benefit Plan that would result in the imposition of a penalty pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975 of the Code; and (v) no Benefit Plan provides for post-employment or retiree welfare benefits, except to the extent required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code.

(c)  With respect to each Benefit Plan, the Company has delivered or caused to be delivered to Parent true and complete copies of the written plan document setting forth such plan, the Internal Revenue Service determination letter issued to the prototype sponsor with respect to each Employee Benefit Plan intended to be “qualified” under Section 401(a) of the Code, and the most recently filed Internal Revenue Service Form 5500-series for each such plan required to file such form.

(d)  Except as disclosed in Section 4.9 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee, current or former, of the Company or any Company Subsidiary under any Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

Section 4.10.  Litigation.  Except as disclosed in Section 4.10 of the Company Disclosure Schedule, there is no action, claim, suit, proceeding, arbitration or governmental investigation (each, a “Legal Proceeding”) pending against or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary or any of their respective properties or assets or any executive officer, director or employee of the Company or any Company Subsidiary in such capacity. There is no Order outstanding against the Company or any Company Subsidiary. As of the date hereof, Section 4.10 of the Company Disclosure Schedule sets forth (i) each Order applicable to the Company or any Company Subsidiary or any of their respective properties or assets, and (ii) Legal Proceeding pending against, or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their respective properties or assets, or any officers, directors, or employees of the Company or any Company Subsidiary in such capacity. Except as disclosed in Section 4.10 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has a Legal Proceeding pending or threatened against another Person.

Section 4.11.  Restrictions on Business Activities.  Except as disclosed in Section 4.11 to the Company Disclosure Schedule, to the Knowledge of the Company, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or any Company Subsidiary or their respective assets or to which the Company or any Company Subsidiary is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any Company Subsidiary, any acquisition of property by the Company or any Company Subsidiary or the conduct of business by the Company or any Company Subsidiary as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the Company and the Company Subsidiaries, taken as a whole.

Section 4.12.  Compliance with Law; Permits.

(a)  Except as would not have a material adverse effect on the Company and the Company Subsidiaries, taken as a whole, the Company and each Company Subsidiary hold all permits, licenses, exemptions, consents, certificates, authorizations, registrations and other approvals from Governmental Entities required to operate the Business as conducted as of the date hereof (collectively, the “Permits”). Neither the Company nor any Company Subsidiary is in material violation of, or in material noncompliance with, any Permit. All material Permits are in full force and effect and there are no proceedings pending or, to the Knowledge of the Company, threatened in writing that seek the revocation, cancellation, suspension or adverse modification thereof.

(b)  Each of the Company and the Company Subsidiaries is in compliance in all material respects with all Laws and Orders applicable to the Company or any Company Subsidiary or by which any property, business or asset of the Company or any Company Subsidiary is bound or affected.

(c)  None of the Company or any Company Subsidiary has in the past three years received any written notice from a Governmental Entity or third party alleging either (1) non-compliance with a material Permit or (2) a violation of any applicable Law or Order.

(d)  Notwithstanding the foregoing, this Section 4.12 shall not be deemed to relate to employee benefit matters, Taxes, environmental matters or labor and employment matters, which are the subject exclusively of the representations and warranties in Section 4.9, Section 4.14, Section 4.16 and Section 4.17, respectively.

Section 4.13.  Intellectual Property.  Section 4.13 of the Company Disclosure Schedule contains a description of all material Company Intellectual Property and a list of all material registered Company Intellectual Property.

(a)  Except as disclosed in Section 4.13 of the Company Disclosure Schedule, no Company Intellectual Property is subject to any material proceeding or outstanding decree, order, judgment, contract, license or stipulation restricting in any manner the use, transfer or licensing thereof by the Company or any Company Subsidiary, or which may materially and adversely affect the validity, use or enforceability of such Company Intellectual Property.

(b)  The Company and/or the Company Subsidiaries own or have enforceable rights to use all Intellectual Property required for the conduct of the Business as presently conducted or as presently contemplated to be conducted. Except as disclosed in Section 4.13 of the Company Disclosure Schedule, the Company and/or the Company Subsidiaries own and have good and exclusive title to each material item of Company Intellectual Property owned by them free and clear of any Liens (excluding Permitted Asset Liens and non-exclusive licenses and related restrictions granted by it in the ordinary course of business); and the Company and/or the Company Subsidiaries are the exclusive owners of all material registered Trademarks and Copyrights used in connection with the operation or conduct of the Business including the sale of any products or the provision of any services by the Company or the Company Subsidiaries.

(c)  To the Knowledge of the Company, the operation of the Business as such business currently is conducted, including the use of any product, device or process by the Company or any of the Company Subsidiaries, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction. Neither the Company nor any Company Subsidiary has received any claims, threats or invitations to take licenses from third parties alleging any such infringement, misappropriation or unfair competition or trade practices that are not resolved.

(d)  To the Knowledge of the Company, no third party has infringed upon or misappropriated in any material respect any rights of the Company or a Company Subsidiary with respect to the Company Intellectual Property.

(e)  Except as would not reasonably be expected to have a material adverse effect on the Company and the Company Subsidiaries taken as a whole: all of employees of the Company or any Company Subsidiary who have contributed to or participated in the conception and/or development of the Company Intellectual Property (including any custom software) have executed an agreement that includes an acknowledgment that such contributions are the sole property of the Company or the relevant Company Subsidiary, all of the consultants and contractors of the Company or Company Subsidiary who have contributed to or participated in the conception and/or development or enhancement of the Company Intellectual Property have executed an agreement that includes an acknowledgment that such contributions are the sole property of the Company, the Company Subsidiary or its clients, and each employee who has had access to or otherwise been exposed to confidential or proprietary information regarding the Company or a Company Subsidiary, has entered into an agreement with the Company or Company Subsidiary that includes provisions acknowledging and agreeing that such confidential or proprietary information shall be maintained in confidence and shall not be used other than as specifically authorized by the Company or Company Subsidiary.

Section 4.14.  Taxes.  Except as set forth in Section 4.14 of the Company Disclosure Schedule:

(a)  The Company and, if applicable, a Company Subsidiary, has timely filed all Tax Returns required to be filed by the Company with any Tax Authority prior to the date hereof, except such Tax Returns which are not individually or in the aggregate material to the Company. All such Tax Returns are true, correct and complete in all material respects. Such Tax Returns reflect accurately all liability for Taxes of the Company or the applicable Subsidiary for the periods covered thereby, other than liabilities which are not, individually or in the aggregate, material. The Company has paid all Taxes shown to be due and payable on such Tax Returns.

(b)  All Taxes that the Company or a Company Subsidiary is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(c)  The Company and each Company Subsidiary is not delinquent in the payment of any material Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company or Company Subsidiary, nor has the Company or a Company Subsidiary executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax which waiver or extension is presently in effect.

(d)  To the Knowledge of the Company, no audit or other examination of any Tax Return of the Company or any Company Subsidiary by any Tax authority is presently in progress nor has the Company been notified of any request for such an audit or other examination.

(e)  No adjustment relating to any Returns filed by the Company or any Company Subsidiary has been proposed in writing, formally or informally, by any Tax authority to the Company or any Company Subsidiary or any representative thereof.

(f)  The Company and its Subsidiaries have no Liability for unpaid Taxes which have not been accrued for or reserved on the Company’s balance sheets included in the Company Financial Statements, other than any Liability for unpaid Taxes that may have accrued since the date of the most recent Company SEC Report in connection with the operation of the business of the Company and its Subsidiaries in the ordinary course of business, none of which is material to the business, results of operations or financial condition of the Company or any of its Subsidiaries.

(g)  The Company and its Subsidiaries have not received approval to make or agreed to a change in any accounting method or has any written application pending with any Tax authority requesting permission for any such change. The Company and its Subsidiaries are not bound by any contractual obligation requiring the indemnification or reimbursement of any Person with respect to the payment of any Tax, other than Taxes which are not, individually or in the aggregate, material to the Company and Company Subsidiaries, taken as a whole. From and after July 1, 2007, no claim has ever been made in writing by any Tax authority in a jurisdiction where the Company or a Company Subsidiary does not file Tax Returns that it is or may be subject to Taxes by that jurisdiction. No issues have been raised by the relevant Tax authorities on audit that are of recurring nature and that would, individually or in the aggregate, have a material effect upon the Taxes of the Company or any Company Subsidiary. No Legal Proceeding is pending by any Tax authority for any audit, examination, deficiency, assessment or collection from the Company or any Company Subsidiary of any Taxes, other than Taxes which are not, individually or in the aggregate, material to the Company and Company Subsidiaries, taken as a whole; no unresolved claim for any deficiency, assessment or collection of any Taxes has been asserted against the Company or any Company Subsidiary. To the Company’s Knowledge

(with the extent of such Knowledge being measured only as of the date of this Agreement and not as of any future date), the Company does not have an existing limitation on its current accumulated federal net operating loss pursuant to Section 382 of the Code. There is no Contract covering any individual or entity treated as an individual included in the business or assets of the Company that could give rise to the payment by the Company or Parent or its Affiliates, of an amount that would not be deductible by reason of Sections 280G or 409A of the Code. There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company. The Company has delivered or made available to Parent complete and correct copies of all material federal, state, local and foreign income or franchise Tax Returns filed by the Company and its Subsidiaries for the three most recent taxable years for which such Tax Returns have been filed immediately preceding the date of this Agreement. All formal or informal Tax sharing, Tax allocation and Tax indemnity arrangements, if any, will terminate prior to Closing and the Company and its Subsidiaries will not have any liability or benefit thereunder on or after Closing. The Company and its Subsidiaries have never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company shall promptly notify Parent of any material proceeding involving Taxes relating to the Company or any Company Subsidiary between the date of this Agreement and the Closing Date. No powers of attorney or other authorizations are in effect that grant to any person the authority to represent the Company or any Company Subsidiary in connection with any Tax matter or proceeding, and any such powers of attorney or other authorizations shall be revoked as of the Closing Date. The Company and the Company Subsidiaries are not a party to or bound by any closing agreement or offer in compromise with any Tax Authority. The Company and its Subsidiaries have not, since March 31, 2008, entered into any transaction that constitutes a reportable transaction within the meaning of Section 6707A(c) of the Code.

Section 4.15.  Title to Property.

(a)  All real property owned by the Company or any of its Subsidiaries (including improvements and fixtures thereon, easements and rights of way) is shown or reflected on the balance sheet of the Company included in the Company Financial Statements and is listed on Section 4.15(a) of the Company Disclosure Schedule. Each of the Company and the Company Subsidiaries has good, valid and marketable fee simple title to the real property owned by it, and except as set forth in the Company Financial Statements or on Section 4.15(a) of the Company Disclosure Schedule, all of such real property is held free and clear of (i) all leases, licenses and other rights to occupy or use such real property and (ii) all Liens, rights of way, easements, restrictions, exceptions, variances, reservations, covenants or other title defects or limitations of any kind, other than Permitted Asset Liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby. Section 4.15(a) of the Company Disclosure Schedule also contains a list of all options or other contracts under which the Company or a Company Subsidiary has a right to acquire any interest in real property.

(b)  All leases of real property held by the Company and the Company Subsidiaries are shown or reflected on the balance sheet included in the Company Financial Statements and are listed on Section 4.15(b) of the Company Disclosure Schedule. All leases pursuant to which the Company or a Company Subsidiary leases from others material real property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of the Company or a Company Subsidiary or, to the Knowledge of the Company, any other party (or any event which with notice or lapse of time, or both, would constitute a material default).

(c)  The Company and the Company Subsidiaries are in possession of, or have valid and effective rights to, all material properties, assets and rights (including Intellectual Property) required for the conduct of the Business in the ordinary course and such properties and assets are adequate for the purposes for which such properties and assets are currently used or held for use (other than such inadequacies that are not, individually or in the aggregate, material to the Company and Company Subsidiaries, taken as a whole) and are in good repair and operating condition (subject to normal wear and tear). The tangible and intangible assets of the Company and each Company Subsidiary are held free and clear of all Liens, other than Permitted Asset Liens or as disclosed on Section 4.15(c) of the Company Disclosure Schedules.

Section 4.16.  Environmental Matters.

(a)  Except as disclosed in Section 4.16 of the Company Disclosure Schedules and except for such matters that, individually or in the aggregate, are not reasonably likely to have a material adverse effect on the Company and the Company Subsidiaries taken as a whole: (i) the Company and the Company Subsidiaries have complied with all applicable Environmental Laws; (ii) there has been no release, discharge or disposal of Hazardous Substance by the Company or the Company Subsidiaries on or from any of the properties currently owned or operated by the Company or the Company Subsidiaries (including soils, groundwater, surface water, air, buildings or other structures); (iii) during the periods that they were owned or operated by the Company or a Company Subsidiary, there was no release, discharge or disposal of Hazardous Substance by the Company or a Company Subsidiary on any of the properties formerly owned or operated by the Company or the Company Subsidiaries; (iv) neither the Company nor the Company Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on or below ground or in the atmosphere or water); (v) neither the Company nor the Company Subsidiaries have received any notice, demand, letter, claim or request for information alleging that the Company or the Company Subsidiaries may be in violation of or liable under any Environmental Law; and (vi) neither the Company nor the Company Subsidiaries are subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b)  All written reports and material documentation relating to environmental studies and investigations that, to the Knowledge of the Company, have been completed with respect to the Company and/or its Subsidiaries or their respective properties or assets, including all phase reports have been provided or made available to Parent.

Section 4.17.  Labor Matters.  Neither the Company nor the Company Subsidiaries are a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries and the Company does not know of any activities or proceedings of any labor union to organize any such employees. Section 4.17(i) of the Company Disclosure Schedule sets forth a complete and accurate list of each employee of the Company and Company Subsidiaries as of the date of this Agreement, his or her immigration status, location of employment, length of service and current annual rates of salary of and other cash compensation (including bonus and commission opportunities), as well as a list of all existing employment, consulting Contracts or severance arrangements which constitute contractual obligations of the Company with respect to its employees. None of the employees of the Company are improperly classified by the Company as independent contractors or leased employees or as being exempt from overtime pay. Except as set forth on Section 4.17(ii) of the Company Disclosure Schedule, as of the date of this Agreement, no person holding title as an officer or senior manager of the Company or a Company Subsidiary (a “Key Employee”) has left the Company or its Subsidiaries since March 31, 2009 and no current Key Employee has indicated any present or future intention to terminate his or her employment with the Company or a Subsidiary or not to engage in employment with the Surviving Company, except as set forth in Section 2.1(c) of the Company Disclosure Schedule.

Section 4.18.  Insurance.  Section 4.18 of the Company Disclosure Schedule sets forth the insurance policies, letters of credit and fidelity bonds of the Company and its Subsidiaries currently in force and covering the assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”). True, complete and correct copies of the Insurance Policies have been made available to Parent. The insurances provided by such Insurance Policies are believed by the Company’s management to be adequate in amount and scope for the Company’s and its Subsidiaries business and operations, including any insurance required to be maintained by Contracts to which the Company or any of its Subsidiaries is a party. The Company and its Subsidiaries have not (a) agreed to modify or cancel any such Insurance Policy, (b) received notice (whether oral or written) of actual or threatened modification or termination of any such policy or bond, (c) failed to pay any premiums with respect to such insurance policies on a timely basis, (d) received any notice of cancellation or termination with respect to any such policy, or (e) failed to give any notice or present any claim thereunder in due and timely fashion. There are no pending claims against such insurance by the Company or any Subsidiary as to which the insurers have denied coverage or otherwise reserved rights. Except as set forth in Section 4.18(i) of the Company Disclosure

Schedule, the Company and its Subsidiaries have not been refused any insurance, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance with which it has carried insurance since April 1, 2008. Section 4.18(ii) of the Company Disclosure Schedule lists all material claims of the Company or its Subsidiaries which are currently pending or which have been made with an insurance carrier, and all losses incurred with respect to self-insured risks, since April 1, 2008.

Section 4.19.  Brokers or Finders.  No investment banker, broker, finder, financial advisor or intermediary, other than EVE Partners LLC and AlixPartners, LLP, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.20.  Vote Required.  The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement and approval of the Transactions (the “Company Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock necessary for the Company to adopt this Agreement and approve the Transactions.

Section 4.21.  Company Board Recommendation.  At a meeting duly called and held, the Company Board has adopted resolutions in which it (i) approved and declared advisable and in the best interests of the Company and its stockholders this Agreement, the Merger and the other Transactions, (ii) resolved to recommend that the Company’s stockholders adopt this Agreement and approve the Merger (collectively (i) and (ii), the “Company Board Recommendation”) and (iii) directed that the adoption of this Agreement be submitted to a vote at the Special Meeting. The Company Board Recommendation has not been amended, rescinded or modified other than as permitted by Section 6.3(d).

Section 4.22.  Proxy Statement.

(a)  The Proxy Statement when filed, distributed or disseminated, as applicable, shall comply as to form in all material respects with the applicable requirements of the Exchange Act.

(b)  The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time of the Special Meeting will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c)  The representations and warranties contained in this Section 4.22 will not be deemed to relate to statements or omissions in the Proxy Statement based upon information furnished or caused to be furnished to the Company in writing by Parent or Merger Sub specifically for use therein.

Section 4.23.  State Takeover Statutes.  Assuming the accuracy of the representations and warranties of Parent contained in Section 5.7, the Company represents and warrants that the Company Board has taken all necessary action so that no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover Law (including the interested stockholder provisions codified in section 203 of the DGCL) or any anti-takeover provision in the Company Charter or Company Bylaws is applicable to this Agreement, the Merger and the other Transactions.

Section 4.24.  Related Party Transactions.  Except as set forth in the Company SEC Reports filed prior to the date hereof, there are no outstanding amounts payable to or receivable from, or advances by the Company or any Company Subsidiary to, and neither the Company nor any Company Subsidiary is otherwise a creditor or debtor to, or party to any material Contract or transaction with, any holder of five percent (5%) or more of the outstanding shares of Company Common Stock or any director, executive officer, employee or Affiliate of the Company or any Company Subsidiary that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act, or with any spouse, sibling, parent, child, first cousin or in-law of any director, executive officer or employee, or any Person controlled by any of the foregoing.

Section 4.25  Minute Books.  The minute books of the Company, as previously made available to Parent and its representatives, contain accurate records in all material respects of all material meetings of and corporate actions or written consents by the Company Stockholders and the Company Board.

Section 4.26  Customers, Resellers and Suppliers.  Section 4.26 of the Company Disclosure Schedule lists the Top 20 Customers and Top 10 suppliers (excluding professional services suppliers) of the Company and Company Subsidiaries taken as a whole for the seven month period ending July 31, 2011. Except as set forth on Section 4.26 of the Company Disclosure Schedule, there are no outstanding disputes with any current customer, reseller or supplier, other than disputes which would not be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, and no material customer, reseller or supplier has stated its intention not to continue to do business with the Company whether as a result of the transactions contemplated hereby or otherwise.

Section 4.27  Opinion.  The Company has received the written opinion of Integgra, dated August 27, 2011, to the effect that, as of such date, the Merger Consideration that may be received by the holders of the Company Common Stock pursuant to the Agreement is fair to such holders from a financial point of view. A true and correct copy of such written opinion has been delivered to Parent.

Section 4.28  Disclosure Generally.  The representations and warranties in this Article 4 and the disclosures of the Company contained in the Company Disclosure Schedule do not contain any untrue statement of material fact or omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make any such representations, warranties or disclosures not misleading.

Section 4.29  No Other Representations or Warranties.  The Company acknowledges that, except for the representations and warranties of Parent expressly set forth in Article V, neither Parent nor any of its respective Affiliates or Representatives makes any representation or warranty, either express or implied, as to Parent or Merger Sub.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PARENT

Except as disclosed in the Parent Disclosure Schedule, Parent hereby represents and warrants to the Company as of the date hereof and as of the Closing Date (except to the extent any such representation or warranty is made as of an earlier date, in which case, as of such earlier date), as follows:

Section 5.1.  Organization; Capitalization and Ownership of Merger Sub.  Parent is a limited liability company and Merger Sub is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and each of Parent and Merger Sub has all requisite limited liability company or corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties require it to be so qualified, licensed or in good standing, except for such jurisdictions where the failure to be so qualified, licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company a copy of the certificate of formation, articles of incorporation or certificate of incorporation, as the case may be, and bylaws or other equivalent organizational documents of Parent and Merger Sub, as currently in effect. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, of which 1,000 shares are issued and outstanding. All of the outstanding shares of Merger Sub’s capital stock are owned of record and beneficially, directly or indirectly, by Parent.

Section 5.2.  Authorization; Validity of Agreement; Parent Action.  Each of Parent and Merger Sub has the requisite limited liability company or corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, approval and adoption of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary limited liability company or corporate action of Parent and Merger Sub, and no other action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions. In its capacity as sole shareholder of Merger Sub, Parent has authorized and directed Merger Sub to execute, deliver and perform this Agreement and has approved and adopted this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.3.  Consents and Approvals; No Violations.  The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions will not, (i) violate any provision of the articles of incorporation or certificate of incorporation, as the case may be, or bylaws (or equivalent organizational documents) of Parent or Merger Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to a right of, or result in, termination, amendment, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any Contract to which Parent or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound, (iii) violate any Law applicable to Parent, any of its Subsidiaries or any of their properties or assets or (iv) other than in connection with or compliance with applicable requirements of (A) the DGCL, (B) the HSR Act and other Antitrust Laws, (C) any applicable Securities Exchange Rules and (D) the Exchange Act, require Parent or Merger Sub to make any filing or registration with or notification to, or require Parent or Merger Sub to obtain any authorization, consent or approval of, any Governmental Entity; except, in the case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.4.  Disclosure Documents.  The information with respect to Parent and any of its Subsidiaries that Parent or Merger Sub furnishes, or causes to be furnished, to the Company in writing specifically for use in the Proxy Statement shall not at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company or at the Special Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 5.5.  Merger Sub’s Operations.  Merger Sub was formed solely for the purpose of engaging in the Transactions and has not owned any assets, engaged in any business activities or conducted any operations other than in connection with the Transactions.

Section 5.6.  Financial Capability.  Parent has the financial capacity to perform its obligations under this Agreement and to cause Merger Sub to perform its obligations under this Agreement. Parent has, and will cause Merger Sub to have, prior to the Effective Time, sufficient funds to pay the aggregate Merger Consideration, the aggregate Option Consideration and the aggregate Incentive Bonuses contemplated by this Agreement and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement (including, without limitation, the obligations in Section 6.15).

Section 5.7.  Share Ownership; No Interested Stockholder.  None of Parent, Merger Sub or any of their “affiliates” or “associates” is, or has been within the last three (3) years, an “interested stockholder” of the Company as those terms are defined in section 203 of the DGCL.

Section 5.8.  No Other Representations or Warranties; Nonreliance.  Each of Parent and Merger Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries. In entering into this Agreement, each of Parent and Merger Sub has relied solely upon its own investigation and analysis (and the representations and warranties set forth herein), and each of Parent and Merger Sub acknowledges that, except for the representations and warranties of the Company expressly set forth in Article IV, none of the Company, the Company Subsidiaries, or any of their respective directors or Representatives makes any representation or warranty, either express or implied, as to the Company or its Subsidiaries or as to the accuracy or completeness of any of the information provided or made available to Parent, Merger Sub or any of their respective Representatives. Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective directors or Representatives or any other Person has made a representation or warranty to Parent or Merger Sub not specifically set forth herein with respect to (i) any projections, estimates, forecasts or budgets for the Company or its Subsidiaries or (ii) any material, documents or information relating to the Company or its Subsidiaries made available to Parent, Merger Sub or their respective Representatives in any “data room,” confidential memorandum, other offering materials or otherwise, except as expressly and specifically covered by a representation or warranty set forth in Article IV. Neither Parent nor Merger Sub has been induced by, or relied upon, any representations, warranties or statements (written or oral), whether express or implied, made by any Person, that are not expressly set forth in Article IV of this Agreement or in any certificates to be delivered pursuant to the terms set forth herein.

Section 5.9.  Brokers or Finders.  No investment banker, broker, finder, financial advisor or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company or any Company Subsidiary may be held liable prior to the Closing.

Section 5.10  Litigation.  There is no Legal Proceeding pending against or, to the Knowledge of Parent, threatened against or affecting, Parent or any of its Subsidiaries or any of their respective assets or any executive officer, director or employee of Parent or any of its Subsidiaries in such capacity that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. There is no Order outstanding against Parent or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

ARTICLE VI.
COVENANTS

Section 6.1.  Interim Operations of the Company.  During the period from the date hereof to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (except (i) as may otherwise be required in connection with applicable Law, (ii) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (iii) as required by this Agreement, or (iv) as set forth in Section 6.1 of the Company Disclosure Schedule), the Company shall and shall cause the Company Subsidiaries to conduct the Business only in the ordinary course of business, and, to the extent consistent therewith, the Company and the Company Subsidiaries shall use commercially reasonable efforts to preserve intact their current business organization and maintain their relationships with customers, resellers, distributors, franchisees (and other similar channel partners), suppliers, employees, licensors, licensees of the Business and others having Business dealings with them. Without limiting the generality of the foregoing (except (i) as may otherwise be required in connection with applicable Law, (ii) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned (but which may be withheld for any reason with respect to clauses (a)-(f) below), (iii) as required by this Agreement or (iv) as set forth in Section 6.1 of the Company Disclosure Schedule), during the period from the date hereof to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1, the Company agrees that it shall not, nor shall it permit any Company Subsidiary to:

(a)  amend its certificate of incorporation or bylaws (or equivalent organizational documents of any Company Subsidiary);

(b)  except for Company Common Stock to be issued upon the exercise or settlement of Company Options outstanding as of the date hereof in accordance with their terms, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of, (i) any shares of capital stock of any class or any other equity interest of the Company or any of its Subsidiaries, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of capital stock or any other equity interest of the Company or any Company Subsidiary, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other equity interest of the Company or any Company Subsidiary or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of capital stock or any other equity interest of the Company or any Company Subsidiary or (ii) any other securities of the Company or any of its Subsidiaries in respect of, in lieu of, or in substitution for, Company Common Stock outstanding on the date hereof;

(c)  redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding Company Common Stock, except for the acquisition of shares of Company Common Stock (and corresponding rights to purchase Company Common Stock) (i) from holders of Company Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Options to the extent required or permitted under the terms of such Company Options or to satisfy related Tax obligations upon exercise or settlement of Company Options, or (ii) as required by the terms of any Benefit Plan;

(d)  (i) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay or agree to pay any dividend or other distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such or (ii) enter into any agreement with respect to the voting or registration of its capital stock;

(e)  merge or consolidate the Company or any Company Subsidiary or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, business combination, recapitalization or other reorganization of the Company or any Company Subsidiary, other than the Transactions, or restructure or reorganize any Business division, operating unit or Subsidiary;

(f)  other than as permitted under Section 6.1(o), acquire (including by merger, consolidation, or acquisition of stock or assets), sell, lease, license or otherwise dispose of, or pledge or encumber any assets, or create, extend, grant or issue any Lien over any of the properties or assets of the Business, other than in the ordinary course of business in connection with the sale of any of the Company’s services to customers;

(g)  incur any Indebtedness in addition to that maintained as of the date hereof or guarantee any such Indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) loans, advances or capital contributions by the Company or any wholly owned Company Subsidiary to the Company or any wholly owned Company Subsidiary, (ii) borrowings under the Company’s existing credit facilities in the ordinary course of business and (iii) trade account payables and similar liabilities arising in the ordinary course of business except for 60 Day Payables exceeding $200,000 in excess of the aggregate amount of 60 Day Payables listed on Schedule 4.5(g) of the Company Disclosure Schedule as of the date of this Agreement;

(h)  (i) grant any increases in the compensation of any of its directors, executive officers or employees, (ii) enter into or amend any employment or severance agreements with any directors, executive officers or employees, (iii) hire or terminate any employee or executive officer, other than (x) terminations with good cause or (y) hiring to replace an employee listed on Section 4.17 of the Company Disclosure Schedule at substantially the same compensation level, (iv) establish or amend any bonus, commission or incentive plan or performance targets under any existing bonus, commission or incentive plan, or (v) retain any consultant or enter into a consulting agreement;

(i)  enter into, terminate or amend any Benefit Plan, except (i) as may be contemplated by this Agreement, or (ii) to the extent required to comply with applicable Law;

(j)  change any of the accounting policies, practices, principles, procedures or methods used by the Company or any Company Subsidiary unless required by GAAP or applicable Law;

(k)  (i) waive, release, or assign any material claims or compromise, settle or agree to settle any Legal Proceeding (including any Legal Proceeding relating to this Agreement or the transactions contemplated hereby) other than waivers, releases, compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $75,000 individually or $150,000 in the aggregate and provide the Company and Company Parties with a full release of Liability, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any Company Subsidiary, or (ii) initiate any Legal Proceeding;

(l)  make, change or revoke any Tax election (which shall include any election under Treasury Regulation section 301.7701-3), (ii) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, (iii) change any annual Tax accounting period, (iv) change (or make a request to any Taxing Authority to change) any method of Tax accounting or enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, (v) settle any Tax claim, audit or assessment, or (vi) knowingly surrender any right to claim a Tax refund;

(m)  with respect to any Company Intellectual Property, (i) encumber, impair, abandon, fail to maintain, transfer, license to any Person (including through an agreement with a reseller, distributor, franchisee or other similar channel partner), or otherwise dispose of any right, title or interest of the Company or any of its Subsidiaries in any Company Intellectual Property (other than in the ordinary course of business consistent with past practice) or (ii) divulge, furnish to or make accessible any material trade secrets within the Company Intellectual Property to any Person who is not subject to an enforceable written agreement to maintain the confidentiality of such trade secrets;

(n)  terminate, cancel, materially amend, renew, or request or agree to any material change in or material waiver under any Specified Contract, or allow expiration, without exercise of renewal options available to the Company or any Company Subsidiary, of any Specified Contract necessary to conduct the Business as currently conducted, or enter into any other transaction outside the ordinary course of business consistent with past practice;

(o)  make or authorize any capital expenditure in excess of the Company’s capital expenditure budget as disclosed to Parent prior to the date hereof, or fail to make any capital expenditure provided for in such capital expenditure budget required to operate the Business in the ordinary course;

(p)  (i) change the methods of collection of any customer accounts receivable or discount, transfer or assign accounts receivable, (ii) fail to pay trade obligations when due or consistent with past practice, other than obligations being contested in good faith, (iii) enter into or amend any material transaction with an Affiliate, (iv) fail to keep intact all existing insurance arrangements, or to renew expiring insurance policies at levels of coverage consistent with past practice, or to submit claims or notifications of loss prior to any deadline imposed by an applicable insurance policy, or (v) make any material revaluation of any of its assets or liabilities, including any material write-offs, material increases or decreases in any reserves or any material write-up of the value of inventory, property, plant, equipment or any other asset;

(q)  take or fail to take any action intended to make any of the Company’s representations or warranties contained in Article IV untrue or incorrect or to cause the Company not to perform one or more of the covenants required hereunder to be performed by it, in each case that would result in the closing conditions set forth in Section 7.2(a) or Section 7.2(b) not being satisfied; or

(r)  enter into or make any enforceable contract, agreement, commitment or arrangement to do any of the foregoing.

Section 6.2.  Access to Information.  From the date hereof until the earlier of the Effective Time and the date of termination of this Agreement, the Company shall (and shall cause each of the Company Subsidiaries to) afford to officers, employees, counsel, investment bankers, accountants and other authorized representatives (“Representatives”) of Parent full access, in a manner not disruptive to the operations of the business of the Company and the Company Subsidiaries, during normal business hours and upon reasonable notice, to the personnel, properties, offices, facilities, books and records, customers, suppliers and Affiliates of the Company and the Company Subsidiaries and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries in each case as may reasonably be requested including, for the avoidance of doubt, (i) internal financial statements and documentation regarding internal controls, (ii) Tax Returns, Tax elections and all other records and workpapers relating to Taxes, (iii) a schedule of any deferred intercompany gain with respect to transactions to which the Company or any of its Subsidiaries has been a party, and (iv) receipts from any Taxes paid to any foreign Taxing Authority; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent if such disclosure would, in the reasonable judgment of the Company, (i) cause significant competitive harm to the Company or its Subsidiaries if the Transactions were not consummated, (ii) violate applicable Law or request or requirement of any Governmental Entity or the provisions of any agreement to which the Company or any of its Subsidiaries is a party or (iii) jeopardize any attorney-client or other legal privilege due to the unavailability of common interest or other doctrines for preserving the privilege; provided further, however, that nothing herein shall authorize Parent or its Representatives to undertake any further environmental investigations or sampling at any of the properties owned, operated or leased by the Company or its Subsidiaries. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.2 for any competitive or other purpose unrelated to the consummation of the Transactions. No access granted, or information provided, pursuant to this Section 6.2 shall affect or be deemed to qualify, modify or limit any representations or warranties made by the Company in this Agreement. The Company for itself and for its Subsidiaries shall retain or cause to be retained such information relating to the Company and its Subsidiaries as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation for any Tax audit or any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters, including the retention of records, powers of attorney or other materials relating to Taxes of the Company and the Company Subsidiaries. The Confidentiality Agreement shall apply with respect to information furnished hereunder by the Company, the Company Subsidiaries and their respective Representatives.

Section 6.3.  Go-Shop Period; Acquisition Proposals.

(a)  Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Eastern time) on the 29th calendar day after the date of this Agreement (the “Go-Shop Period”), the Company and the Company Subsidiaries and their respective Representatives shall have the right to: (i) initiate, solicit and encourage any inquiry or the making of any proposals or offers that constitute Acquisition Proposals, including by way of providing access to non-public information to any Person pursuant to confidentiality agreements on customary terms not materially more favorable to such Person than those contained in the Confidentiality Agreement; provided that the Company shall promptly (and in any event within 24 hours thereafter) make available to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries that the Company provides to any Person given such access that was not previously made available to Parent or Merger Sub, and (ii) engage or enter into, continue or otherwise participate in any discussions or negotiations with any Persons or groups of Persons with respect to any Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals.

(b)  Except as expressly permitted by this Section 6.3 and except as may relate to any Person, group of Persons or group that includes any Person or group of Persons from whom the Company has received during the Go-Shop Period a written Acquisition Proposal that the Board of Directors of the Company or any committee thereof believes in good faith (after consultation with its financial advisor) could reasonably be expected to result in a Superior Proposal (any such Person or group of Persons, an “Excluded Party”), the Company and its Subsidiaries and their respective officers and directors shall (i) at 12:00 a.m. on the 30th calendar day after the date of this Agreement (the “No-Shop Period Start Date”) immediately cease any discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal and (ii) from the No-Shop Period Start Date until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, not (A) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning the Company or its Subsidiaries to any Person relating to, any Acquisition Proposal, (C) enter into any agreement or agreement in principle with respect to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.3(a) or Section 6.3(c)), or (D) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

(c)  Notwithstanding anything in this Agreement to the contrary but subject to the last sentence of this paragraph, at any time following the No-Shop Start Date and prior to the time, but not after, the Company Requisite Vote is obtained, if the Company receives a bona fide written Acquisition Proposal from any Person that did not result from a breach of Section 6.3(b), the Company and its Representatives may contact such Person to clarify the terms and conditions thereof and, subject to compliance with this Section 6.3, (i) the Company and its Representatives may provide non-public information and data concerning the Company and its Subsidiaries in response to a request therefor by such Person if the Company receives from such Person an executed confidentiality agreement on customary terms not materially more favorable to such Person than those contained in the Confidentiality Agreement; provided that the Company shall promptly (and in any event within 24 hours thereafter) make available to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries that the Company made available to any Person given such access which was not previously made available to Parent or Merger Sub, (ii) the Company and its Representatives may engage or participate in any discussions or negotiations with such Person and (iii) after having complied with Section 6.3(d), the Board of Directors of the Company or any committee thereof may authorize, adopt, approve, recommend, or otherwise declare advisable or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (w) prior to taking any action described in clause (i) or (ii) above, the Board of Directors of the Company or any committee thereof determines in good faith (after consultation with its outside legal counsel) that failure to take such action could be inconsistent with the directors’ fiduciary duties under applicable Law; (x) in each such case referred to in clause (i) or (ii) above, the Board of Directors of the Company or any committee thereof has determined in good faith (after consultation with its financial advisor) that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal; (y) the Company has notified Parent in writing of its intention to engage in such discussions or negotiations or to provide such confidential information not less than 24 hours prior to so doing and (z) in the case referred to in clause (iii) above, in accordance with Section 6.3(d), the Board of Directors of the Company or any committee thereof determines in good faith (after consultation with its outside legal counsel and financial advisor) that such Acquisition Proposal is a Superior Proposal and the Agreement has been terminated in compliance with Section 8.1(c)(ii). For the avoidance of doubt, notwithstanding the occurrence of the No-Shop Period Start Date, and in accordance with Section 6.3(d) and Section 6.3(f) as applicable, the Company may continue to engage in the activities described in Section 6.3(a) with respect to any Excluded Parties, including with respect to any amended proposal submitted by any Excluded Parties following the No-Shop Period Start Date, and the restrictions in Section 6.3(b) shall not apply with respect thereto.

(d)  Except as set forth in this Section 6.3(d), Section 6.3(e) or Section 8.1(c)(ii), the Board of Directors of the Company and each committee thereof shall not:

    (i)  withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger or approve or recommend, or propose publicly to approve or recommend, or resolve to approve or recommend, any Acquisition Proposal (it being understood that the Board of Directors may take no position with respect to an Acquisition Proposal until the close of business as of the tenth (10th) Business Day after the commencement of such Acquisition Proposal pursuant to Rule 14d-2 under the Exchange Act without such action being considered an adverse modification), postpone or terminate Merger Solicitation Efforts, or postpone or adjourn the Merger Special Meeting; or

    (ii)  except as expressly contemplated by Section 8.1(c)(ii), and after payment of the amounts required due to action thereunder, cause or permit the Company to enter into any letter of intent, acquisition agreement, merger agreement or similar definitive agreement (other than a confidentiality agreement referred to in Section 6.3(a) or Section 6.3(c)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Requisite Vote is obtained, the Board of Directors of the Company and any committee thereof may withhold, withdraw, qualify or modify, in a manner adverse to Parent, the Company Recommendation or approve, recommend or otherwise declare advisable any Acquisition Proposal that the Board of Directors of the Company or any committee thereof believes in good faith is a Superior Proposal (including any Excluded Party Superior Proposal) made after the date hereof, if the Board of Directors of the Company or any committee thereof determines in good faith, after consultation with outside counsel, that failure to do so could be inconsistent with its fiduciary obligations under applicable Law (in either case, a “Change of Recommendation”) and may also take action pursuant to Section 8.1(c)(ii); provided, however, that the Company shall not effect a Change of Recommendation in connection with a Superior Proposal or take any action pursuant to Section 8.1(c)(ii) with respect to a Superior Proposal unless: (x) the Company notifies Parent in writing, at least five days in advance, that it intends to effect a Change of Recommendation in connection with a Superior Proposal or to take action pursuant to Section 8.1(c)(ii) with respect to a Superior Proposal, which notice shall specify the identity of the party who made such Superior Proposal and all of the material terms and conditions of such Superior Proposal and attach the most current version of such agreement; (y) after providing such notice and prior to making such Change of Recommendation in connection with a Superior Proposal or taking any action pursuant to Section 8.1(c)(ii) with respect to a Superior Proposal, the Company shall negotiate in good faith with Parent during such five day period (to the extent that Parent desires to negotiate) to make such revisions to the terms of this Agreement as would permit the Board of Directors of the Company not to effect a Change of a Recommendation in connection with a Superior Proposal or to take such action pursuant to Section 8.1(c)(ii) in response to a Superior Proposal; and (z) the Board of Directors of the Company shall have considered in good faith any changes to this Agreement offered in writing by Parent in a manner that would form a binding contract if accepted by the Company and shall have determined in good faith that the Superior Proposal would continue to constitute a Superior Proposal if such changes offered in writing by Parent were to be given effect, taking into account the Termination Fee and Parent Expense Reimbursement that would be due to Parent; provided that, for the avoidance of doubt, the Company shall not effect a Change of Recommendation in connection with a Superior Proposal or take any action pursuant to Section 8.1(c)(ii) with respect to a Superior Proposal prior to the time that is five days after it has provided the written notice required by clause (x) above; provided further that in the event that the Acquisition Proposal is thereafter modified by the party making such Acquisition Proposal, the Company shall provide written notice of such modified Acquisition Proposal and shall again comply with this Section 6.3(d), except that the deadline for such new written notice shall be reduced to two Business Days (rather than the five days otherwise contemplated by this Section 6.3(d)) and the time the Company shall be permitted to effect a Change of Recommendation in connection with a Superior Proposal or to take action pursuant to Section 8.1(c)(ii) with respect to a Superior Proposal shall be reduced to the time that is two Business Days after it has provided such written notice (rather than the time that is five days otherwise contemplated by this Section 6.3(d)).

(e)  Nothing contained in this Section 6.3 shall be deemed to prohibit the Company or the Board of Directors of the Company or any committee thereof from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders), or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company).

(f)  Within three (3) Business Days following the No-Shop Period Start Date, the Company shall notify Parent of the number of Excluded Parties and provide Parent with a written summary of the material terms and conditions of any Acquisition Proposal received from any Excluded Party (which material terms and conditions shall include the identity of the Person or group of Persons making the Acquisition Proposal). From and after the No-Shop Period Start Date, the Company agrees that it will promptly (and, in any event, within 48 hours) notify Parent if (i) any proposals or offers with respect to an Acquisition Proposal are received by it or any of its Representatives indicating, in connection with such notice, the identity of the Person making the proposal or offer and the material terms and conditions of any proposals or offers (including, if applicable, copies of any proposals or offers constituting Acquisition Proposals, including proposed agreements) and (ii) any non-public information is requested from, or any discussions or negotiations are sought to be initiated with, it or any of its Representatives indicating, in connection with such notice, the identity of the Person seeking such information or discussions or negotiations, and in each case, thereafter shall keep Parent reasonably informed of the status of any such discussions or negotiations. In the event that any such party modifies its Acquisition Proposal in any material respect, the Company shall notify Parent within 48 hours after receipt of such modified Acquisition Proposal of the fact that such Acquisition Proposal has been modified and the terms of such modification (including, if applicable, copies of any written documentation reflecting such modification). The Company agrees that it and its Subsidiaries will not enter any confidentiality agreement subsequent to the date hereof which prohibits the Company from providing to Parent such material terms and conditions and other information.

Section 6.4.  Employee Benefits.

(a)  As of the Effective Time, and for a period of at least twelve (12) months thereafter, Parent shall or shall cause the Surviving Company to provide or cause its Subsidiaries (including the Surviving Company) to provide each employee of the Company or its Subsidiaries as of the Effective Time (each, an “Employee” and collectively, the “Employees”) for so long as such Employees remain employed during such period by Parent, the Surviving Company or any of their respective Subsidiaries, with cash compensation (including bonus and commission opportunities, but excluding equity incentives) no less favorable than currently provided by the Company or the applicable Company Subsidiary as shown on Section 4.17 of the Company Disclosure Schedule and benefits (excluding equity based benefits) which, are no less favorable than those described on Section 6.4(a) of the Parent Disclosure Schedule.

(b)  As of the Effective Time, Parent shall honor or cause to be honored and assumed (and shall not challenge the validity of), in accordance with their terms, all Benefit Plans that are employment, employment termination or severance agreements, plans or arrangements, including any change-in-control and general severance and retention plans, in each case existing immediately prior to the Effective Time, that cover or are between the Company or any of its Subsidiaries and any current or former executive officer, director or employee thereof or for the benefit of any such current or former executive officer, director or employee. Parent shall not, and shall, following the Closing, cause the Surviving Company not to, terminate any severance plans of the Company or any of its Subsidiaries or amend them in any manner adverse to the participants without the express written consent of the affected current or former executive officer, director or employee for a period of twelve (12) months following the Effective Time, it being understood that the foregoing shall not be construed to amend any restriction on amendment or termination set forth in any such plans. Parent and the Surviving Company agree to abide by the terms of such obligations.

(c)  With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent or its Subsidiaries (including the Surviving Company) following the Effective Time and in which any of the Employees participate (the “Parent Plans”), and except to the extent necessary to avoid duplication of benefits, for purposes of determining eligibility to participate in, and non-forfeitable rights under and for purposes of benefit accrual under the Parent Plans that are paid time off and severance plans, service with the Company and its Subsidiaries (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent and its Subsidiaries. Each applicable Parent Plan shall, to the extent permitted by the plan, waive eligibility waiting periods, evidence of insurability requirements and pre-existing condition limitations to the extent waived or not applicable under the corresponding Benefit Plan in which the applicable Employee participated immediately prior to the Effective Time. To the extent permitted by the Parent Plan, the Employees shall be given credit under the applicable Parent Plan for amounts paid prior to the Effective Time during the plan year in which the Effective Time occurs under a corresponding Benefit Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan.

(d)  With respect to the fiscal year 2011 annual bonus plan or program, Parent shall cause the Surviving Company and its Affiliates to pay when due to the Employees participating in such plan or program in good standing on the date of payment earned annual bonuses for fiscal year 2011 as determined in accordance with the terms of the applicable plan or program.

(e)  Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that all provisions contained in this Section 6.4 shall not be treated as an amendment or other modification of any Benefit Plan, Parent Plan or other employee benefit plan, agreement or other arrangement and, except as provided in this Section 6.4, shall not (i) limit the right of Parent, the Surviving Company or their respective Subsidiaries to amend, terminate or otherwise modify any Benefit Plan or Parent Plan following the Effective Time, (ii) confer any rights or remedies of any kind or description upon any Employee or any other Person other than the Company and Parent and their respective successors and assigns, or (iii) limit the ability of the Parent, the Company, the Surviving Company or any of their respective Subsidiaries to terminate the employment of any Employee at any time.

Section 6.5.  Publicity.  The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be mutually acceptable to Parent and the Company. Prior to the Effective Time, neither the Company nor Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the Transactions without the prior agreement of the other party, except as may be required by applicable Law or by any applicable Securities Exchange Rule, in which case the party proposing to issue such press release or make such public announcement shall use commercially reasonable efforts to consult in good faith with the other party before making any such public announcements and endeavor to provide at least 24 hours prior notice; provided, however, that the Company shall not be required to obtain the prior agreement of or consult with Parent in connection with any such press release or public announcement if the Company Board has effected a Change of Recommendation.

Section 6.6.  Indemnification and Insurance.

(a)  Each of the parties hereto agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time in favor of each present and former director and officer of the Company or any of its Subsidiaries, and each such individual who is serving or has served at the request of the Company as a director, officer or trustee of another Person, in each case determined as of the Effective Time (each such individual, an “Indemnified Party”), as provided in the Company’s and the Company Subsidiaries’ respective certificates of incorporation or bylaws (or comparable organizational documents) or any indemnification or other agreements of the Company or any of its Subsidiaries, in each case as in effect on the date hereof, (i) shall be assumed by the Surviving Company in the Merger, without further action, at the Effective Time, (ii) shall survive the Transactions, (iii) shall continue in full force and effect in accordance with their terms and (iv) shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by applicable Law.

(b)  Unless the Company shall have purchased “tail” insurance coverage prior to the Effective Time as provided below, the Surviving Company shall, and Parent shall cause the Surviving Company to, purchase “tail” insurance coverage that provides coverage identical in all material respects to the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability policies (collectively, the “D&O Insurance” and the individuals covered under such policies immediately prior to the Effective Time, the “Insured Parties”), for a period of not less than six (6) years after the Effective Time, and so long as the premium required to cover the Insured Parties is not more than 200% per annum of the Company’s current D&O Insurance, from insurance carriers with the same or better rating as the Company’s current applicable insurance carriers, that provides coverage for events occurring at or prior to the Effective Time (including the Transactions) that is no less favorable than the existing D&O Insurance or, if substantially equivalent insurance coverage is unavailable, the best available coverage. Notwithstanding anything in this Agreement to the contrary, the Company may, at its option prior to the Effective Time, purchase fully prepaid “tail” insurance coverage providing coverage for a period of six (6) years that provides coverage identical in all material respects to the coverage described above with respect to matters occurring at or prior to the Effective Time.

(c)  This Section 6.6 (i) is intended to benefit and be enforceable by the Indemnified Parties and their heirs and representatives, and shall be binding on all successors and assigns of Parent, Merger Sub, the Company and the Surviving Company; and (ii) is in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have by Contract or otherwise. Parent shall cause the Surviving Company to comply with all obligations under this Section 6.6.

(d)  In the event that Parent, the Surviving Company or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Company or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.6.

Section 6.7.  Reasonable Best Efforts.

(a)  Subject to the terms and conditions hereof, and except with regard to the Antitrust Laws which shall be governed by Section 6.7(c) and the Proxy Statement which shall be governed by Section 2.3, the Company, Parent shall, and the Company and Parent shall cause their respective Subsidiaries to, each use their reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Transactions as promptly as practicable, including:

    (i)  obtaining from any Governmental Entity and, to the extent reasonably requested by Parent, any other third party consents, licenses, permits, waivers, approvals, authorizations or orders, making any filings and sending any notices, in each case, which are material and required to be obtained, made or sent by the Company or Parent or any of their respective Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions (including under the HSR Act or any applicable Antitrust Laws, if necessary); provided, however, that in connection therewith none of the Company or its Subsidiaries, nor Parent, Merger Sub or any of their Affiliates shall be required to make or agree to make any payment or accept any material conditions or obligations, including amendments to existing conditions and obligations;

    (ii)  executing or delivering any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement; and

    (iii)  preparing and filing all forms, registrations and notices required to be filed to consummate the Transactions.

(b)  The Company and Parent shall cooperate with each other in connection with making all filings, submissions, applications and requests. The Company and Parent shall each use their reasonable best efforts to furnish to each other (on an outside counsel basis if appropriate) all information required for any filing, submission, application or request to be made pursuant to applicable Law in connection with the Transactions.

Section 6.8.  Section 16 Matters.  Prior to the Effective Time, the Company shall take such steps as are necessary in order to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.9.  Obligations of Merger Sub.  Parent shall take all corporate action necessary as the sole shareholder for Merger Sub to enable the parties hereto to consummate the Transactions on the terms and conditions set forth in this Agreement.

Section 6.10.  Takeover Statutes.  The Company and the Company Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any of the Transactions or this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Transactions or this Agreement, take all action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other Transactions.

Section 6.11.  Notification of Certain Matters.  Subject to applicable Law, (a) the Company shall give prompt notice to Parent of, to the Knowledge of the Company and (b) Parent shall give prompt notice to the Company of, to the Knowledge of Parent (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be reasonably likely to cause either (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (B) any condition to the Merger to be unsatisfied at the Effective Time and (ii) any material failure of the Company or Parent, as the case may be, or any officer, director, employee, agent or Representative of the Company or Parent as applicable, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.11 shall not limit or otherwise affect the remedies available under this Agreement to the party giving or receiving such notice. The Company shall promptly notify Parent if the Company or any Company Subsidiary suffers any material damage, destruction or loss, whether or not covered by insurance.

Section 6.12.  Stockholder Litigation.  The Company shall promptly advise Parent orally and in writing of any stockholder litigation against the Company and/or its directors relating to this Agreement, the Merger and/or the Transactions and shall keep Parent fully informed regarding any such stockholder litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation, shall give due consideration to Parent’s advice with respect to such stockholder litigation and shall not settle any such litigation prior to such consultation and consideration; provided, however, that the Company shall not, without Parent’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed in the case of monetary damages or in the case of any material remedy or restriction upon the Company or any Company Subsidiary that applies only to, and only has effects on, the Company or such Company Subsidiary, as applicable, prior to the Closing), settle any stockholder litigation that (a) involves or has the effect of imposing any material remedy or restriction upon the Company or any Company Subsidiary other than monetary damages, (b) requires the Company, any Company Subsidiary, the Surviving Company, Parent or any of Parent’s Affiliates to pay any monetary damages, (c) does not include a full release of Parent and its Affiliates or (d) imposes any remedy or restriction, or an injunction or other equitable relief upon Parent or any of its Affiliates (including, after the Effective Time, the Surviving Company). Notwithstanding the foregoing in this Section 6.12, the Company shall not be required to provide access to, or to disclose, information regarding any stockholder litigation to the extent such access or disclosure would reasonably be expected to jeopardize the Company’s attorney-client privilege.

Section 6.13.  No Control of Other Party’s Business.  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Closing Date, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Closing Date. Prior to the Closing Date, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its respective Subsidiaries’ operations.

Section 6.14.  Existing Indebtedness.  Simultaneously with the Closing, Parent shall, if the consent of the Company’s lenders is obtained by Parent, extend or refinance, or, if such consent is not obtained, or if such consent is obtained but Parent shall nevertheless elect, Parent shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, any outstanding Indebtedness of the Company and its Subsidiaries listed in Section 6.14 of the Company Disclosure Schedule. Repayment, if required or elected, shall be made by wire transfer of immediately available funds pursuant to payoff letters provided to Parent by the Company at least two (2) Business Days prior to the Closing Date, which further provide for the release of all liens on the assets of the Company held by the applicable lenders. As of the Closing, if the existing Indebtedness is not refinanced, with respect to each of the letters of credit of the Company and its Subsidiaries issued pursuant to agreements governing Indebtedness of the Company and its Subsidiaries, Parent shall (i) cause such letter of credit to be returned to the issuers thereof and provide to the beneficiary of such letter of credit a letter of credit on terms satisfactory to the beneficiary of such letters of credit or (ii) otherwise satisfy the issuers and beneficiaries of such letters of credit as to the disposition or retention of such letters of credit under the applicable credit facilities (e.g., cash collateralizing such obligations). After the date hereof, at the request of Parent, and subject to Parent’s obligations under the Confidentiality Agreement, the Company shall use reasonable efforts to provide information and documents as Parent’s proposed lenders may reasonably require. The Company shall in furtherance thereof use reasonable efforts to make its personnel available at reasonable times and following reasonable advance notice, for management presentations, and allow customary background checks, if requested by Parent. Nothing in this Section 6.14 is intended to modify the conditions to Closing set forth in Sections 7.1 and 7.2.

Section 6.15.  Fee Payments at Closing.  Simultaneously with the Closing, Parent shall pay, or cause to be paid, on behalf of the Company and its Subsidiaries, by wire transfer of immediately available funds, the unpaid fees and expenses of each of EVE Partners LLC, AlixPartners, LLP, the Company’s legal counsel and such parties identified (or persons providing the services/goods specified) on Section 6.15 of the Company Disclosure Schedule as of the Closing Date that have been confirmed and approved in writing by the Company’s chief executive officer, including any fees payable in connection with the consummation of the Transactions, subject to receipt of invoices indicating that the amounts will have been paid in full.

Section 6.16.  Supplementation of Schedules.  On the Closing Date, the parties shall supplement or amend the Company Disclosure Schedules and the Purchaser Disclosure Schedules (the “Disclosure Schedules”) being delivered concurrently with the execution of this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. Notwithstanding any such amendment or supplementation, for purposes of Sections 7.2(a) and 7.3(a), the representations and warranties of the parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement, subject to changes expressly contemplated by this Agreement.

ARTICLE VII.
CONDITIONS

Section 7.1.  Conditions to Each Party’s Obligation to Effect the Merger.  The obligations of the Company, on the one hand, and Parent and Merger Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company and Parent, if permissible under Law) at or prior to the Closing of the following conditions:

(a)  the Company Stockholder Approval shall have been obtained;

(b)  no Governmental Entity of competent jurisdiction shall have enacted or issued any Law or Order or taken any other action enjoining or otherwise prohibiting consummation of the Transactions; and

(c)  the waiting period (and any extensions thereof) applicable to the consummation of the Transactions under the HSR Act, if any, shall have expired or otherwise been terminated.

Section 7.2.  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction (or waiver by Parent, if permissible under Law) at or prior to the Closing of the following conditions:

(a)  (i) the representations and warranties of the Company contained in each of Section 4.2(a) and (b) (Capitalization) (except for any de minimis inaccuracies therein), Section 4.3 (Authorization; Validity of the Agreement; Company Action), Section 4.4 (Consents and Approvals; No Violations), Section 4.19 (Brokers and Finders), Section 4.20 (Vote Required), Section 4.21 (Company Board Recommendation), and Section 4.23 (State Takeover Statutes) shall be true and accurate in all respects both when made and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), and (ii) all other representations and warranties of the Company set forth in Article IV shall be true and accurate in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) both when made and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such other representations and warranties to be so true and accurate would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b)  the Company shall have, in all material respects, performed or complied with all agreements or covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time;

(c)  since the date of this Agreement, no Company Material Adverse Effect shall have occurred;

(d)  the Company shall have delivered to Parent a certificate, dated the Closing Date, signed by an officer of the Company certifying to the effect that the conditions set forth in Sections 7.2(a), (b) and (c) have been satisfied; and

(e)  Except as disclosed on Schedule 4.10, there shall not be pending or, to the Knowledge of the Company, threatened any Legal Proceeding that could reasonably be expected to have a Company Material Adverse Effect, not otherwise covered by insurance, following the Closing.

Section 7.3.  Conditions to Obligation of the Company.  The obligation of the Company to consummate the Merger is further subject to the satisfaction (or waiver by the Company, if permissible under Law) at or prior to the Closing of the following conditions:

(a)  the representations and warranties of Parent set forth in Article V shall be true and accurate in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) both when made and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and accurate would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

(b)  Parent shall have, in all material respects, performed or complied with all agreements or covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time; and

(c)  Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by an officer of Parent certifying to the effect that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

Section 7.4.  Frustration of Closing Conditions.  Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 7.2 to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Transactions, as required by and subject to Section 6.7. The Company may not rely on the failure of any condition set forth in Section 7.3 to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Transactions, as required by and subject to Section 6.7.

ARTICLE VIII.
TERMINATION

Section 8.1.  Termination.  Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a)  by the mutual consent of the Company and Parent; or

(b)  by either the Company or Parent:

    (i)  if the Merger shall not have been consummated on or before 5:00 p.m. Eastern Time on December 31, 2011 (such date, the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date; or

    (ii)  if any Governmental Entity of competent jurisdiction shall have enacted or issued any final and non-appealable Law or Order or taken any other final and non-appealable action enjoining or otherwise prohibiting consummation of the Transactions, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have complied with its obligations under Section 6.7; or

    (iii)  if the Company Stockholder Approval shall not have been obtained at the Special Meeting duly convened therefor or at any adjournment or postponement thereof; or

(c)  by the Company:

    (i)  upon a breach of any covenant or agreement on the part of Parent, or any failure of any representation or warranty of Parent to be true and accurate, in any case such that a condition set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and such breach or failure is incapable of being cured, or if capable of being cured, shall not have been cured within thirty (30) days following receipt by Parent of written notice of such breach or failure (or, if earlier, the End Date); provided, however, that the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available to the Company if it is then in breach of any representation or warranty that would result in the closing condition set forth in Section 7.2(a) not being satisfied or any covenant or agreement that would result in the closing condition set forth in Section 7.2(b) not being satisfied; or

    (ii)  prior to the receipt of the Company Stockholder Approval, in order to concurrently enter into a definitive Alternative Acquisition Agreement with respect to a Superior Proposal, provided that the Company shall have complied with all applicable provisions of Section 6.3 and shall have paid the amounts due to Parent under Section 8.2; or

    (iii)  after no less than ten (10) Business Days written notice to Parent, during which time Parent may cure any alleged default, if (A) the Applicable Conditions are satisfied and (B) the Company has irrevocably confirmed that all conditions set forth in Section 7.3 have been satisfied or that it is willing to waive all conditions in Section 7.3 and, notwithstanding that clauses (A) and (B) are true, the Merger shall not have been consummated on the date provided for the occurrence of the Closing pursuant to Section 2.2; or

(d)  by Parent:

    (i)  upon a breach of any covenant or agreement on the part of the Company, or any failure of any representation or warranty of the Company to be true and accurate, in any case such that a condition set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied and such breach or failure is incapable of being cured, or if capable of being cured, shall not have been cured within thirty (30) days following receipt by the Company of written notice of such breach or failure (or, if earlier, the End Date); provided, however, that the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to Parent if it is then in breach of any representation or warranty that would result in the closing condition set forth in Section 7.3(a) not being satisfied or any covenant or agreement that would result in the closing condition set forth in Section 7.3(b) not being satisfied; or

    (ii)  if the Company Board or any committee thereof shall have made a Change of Recommendation, if the Company has materially breached any of the provisions of Section 2.3(a), or if the Company shall have entered into, or publicly announced its intention to enter into, a definitive agreement or an agreement in principle with respect to an Acquisition Proposal; or

    (iii)  if the Company shall have materially breached its obligations under Section 6.3.

Section 8.2.  Effect of Termination.

(a)  In the event of the termination of this Agreement in accordance with Section 8.1, written notice thereof shall forthwith be given to the other party or parties hereto specifying the provision hereof pursuant to which such termination is made and a reasonably detailed description of the basis therefor. Upon termination of this Agreement in accordance with Section 8.1, this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective Affiliates, directors, executive officers, employees, stockholders, Representatives, agents or advisors other than, with respect to Parent, Merger Sub and the Company, this Section 8.2, Article IX and the last sentence of Section 6.2.

(b)  If:

(i)  this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii);

(ii)  this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii);

(iii)  this Agreement is terminated by either Parent or the Company pursuant to the provisions of Section 8.1(b)(i) or Section 8.1(b)(iii), or by Parent pursuant to Section 8.1(d)(i) and (A) after the date of this Agreement and prior to such termination any Person shall have been made for the first time and not withdrawn prior to the Special Meeting or the termination, as applicable, an Acquisition Proposal, or the Company shall have made a public announcement of an Acquisition Proposal, and (B) at any time on or prior to the twelve (12) month anniversary of such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to an Acquisition Proposal with such Person and the transactions contemplated by such Acquisition Proposal are consummated;

then the Company shall pay to Parent (i) a termination fee of $194,000, in cash (the “Termination Fee”), (A) in the case of Section 8.2(b)(i), prior to such termination, (B) in the case of Section 8.2(b)(ii), within two (2) Business Days after such termination; (C) in the case of Section 8.2(b)(iii), upon the earlier of the time that (1) the Company or any of its Subsidiaries enters into a definitive agreement with respect to the Acquisition Proposal and (2) the consummation of the transactions contemplated by the Acquisition Proposal, and (ii) the Parent Expense Reimbursement, in cash (it being understood that in no event shall the Company be required to pay the Termination Fee and Parent Expense Reimbursement on more than one occasion). All payments contemplated by this Section 8.2(b) shall be made by wire transfer of immediately available funds to an account designated by Parent.

(c)  If the Company terminates this Agreement pursuant to (i) Section 8.1(c)(i) or (ii) Section 8.1(c)(iii), then Parent shall pay to the Company a termination fee of $194,000, in cash (the “Parent Termination Fee”). The Parent Termination Fee shall be made by wire transfer of immediately available funds within two (2) Business Days after the termination of this Agreement to an account designated by the Company (it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion).

(d)  If Parent or the Company terminates this Agreement pursuant to any of the clauses of Section 8.1(b), or if Parent terminates this Agreement pursuant to Section 8.1(d)(i), and no Person shall have been made for the first time and not withdrawn prior to the Special Meeting an Acquisition Proposal, nor shall the Company or a third party have made a public announcement of an Acquisition Proposal, then the Company shall pay the Parent Expense Reimbursement, by wire transfer of immediately available funds to an account designated by Parent.

(e)  The parties hereto agree that the agreements contained in Section 8.2 are an integral part of the Transactions, and that without these agreements, no party would enter into this Agreement; accordingly, if a party fails to pay in a timely manner any amount due pursuant to Section 8.2 and, in order to obtain such payment, the party entitled to such payment commences a claim, action, suit or other proceeding that results in a judgment against the breaching party, the breaching party shall pay to the other party interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made plus four percent (4%), together with reasonable legal fees and expenses incurred in connection with such claim, suit, proceeding or other action.

(f)  Other than in the case of a material breach by the Company of Section 6.3, in the event of fraud, or in the event of an intentional breach by the Company of any representation, warranty, covenant or agreement, the parties agree that the payment of the Termination Fee and the Parent Expense Reimbursement by the Company shall be the sole and exclusive remedy available to Parent, Merger Sub or any Buyer Party in the event of termination of this agreement as provided in Section 8.2(b) or Section 8.2(d), and upon payment of the Termination Fee and Parent Expense Reimbursement, none of the Company or any Company Party shall have further liability to the Parent, Merger Sub or any Buyer Party hereunder. The parties agree that the payment of the Parent Termination Fee by the Parent shall be the sole and exclusive remedy available to the Company or any Company Party in the event of termination of this agreement as provided in Section 8.2(c), and upon payment of the Parent Termination Fee, none of Parent, Merger Sub or any Buyer Party shall have further liability to Company hereunder.

ARTICLE IX.
MISCELLANEOUS

Section 9.1.  Amendment and Modification.  Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto; provided, however, that after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration or adversely affect the rights of the Company’s stockholders hereunder without the approval of such stockholders.

Section 9.2.  Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time.

Section 9.3.  Notices.  All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt, provided that any notice received on any Business Day after 5:00 p.m., local time, or on any non-Business Day, shall be deemed to have been received at 9:00 a.m., local time, on the next Business Day) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed facsimile transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

(a)  if to Parent or Merger Sub, to:

Gores Logistics Holdings, LLC
c/o The Gores Group, LLC
6260 Lookout Road
Boulder, CO 80301
Facsimile: (303) 531-1001
Attention: CFO/Managing Director

(b)  if to the Company, to:

Clark Holdings Inc.
121 New York Avenue
Hillside Avenue Building
Trenton, New Jersey 08638
Facsimile: (609) 844-0490
Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Graubard Miller
The Chrysler Building
405 Lexington Avenue, 19th Floor
New York, New York 10174
Facsimile: (212) 818-8881
Attention: David Alan Miller, Esq.

or to such other address or facsimile number for a party as shall be specified in a notice given in accordance with this Section 9.3.

Section 9.4.  Interpretation.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this

Agreement. The inclusion of any item in the Company Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

Section 9.5.  Counterparts.  This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart.

Section 9.6.  Entire Agreement; Third-Party Beneficiaries.  This Agreement (including the Company Disclosure Schedule, Parent Disclosure Schedule and the exhibits, schedules and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) are not intended to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder, except, in the case of clause (b), for (i) the rights of the Company’s stockholders to receive the Merger Consideration, the holders of the Company Options to receive the Option Consideration and the Employees set forth in Section 3.2(b) of the Company Disclosure Schedule to receive the Incentive Bonuses, as the case may be, following the Effective Time, and (ii) as provided in Section 6.6 (which is intended for the benefit of the Insured Parties and the Indemnified Parties, all of whom shall be third-party beneficiaries of Section 6.6, and which may not be waived without their consent) and Section 6.15 (which is intended for the benefit of EVE Partners LLC, AlixPartners, LLP and the Company’s legal counsel, all of whom shall be third-party beneficiaries of Section 6.15, and which may not be waived without their consent.

Section 9.7.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable, such term, provision, covenant or restriction shall be deemed to be modified to the extent necessary to render it valid, effective and enforceable, and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 9.8.  Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 9.9.  Jurisdiction.

(a)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Transactions or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal court of the United States of America sitting in the State of Delaware), (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware), and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware), and (iv) waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware). Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9(b).

Section 9.10.  Service of Process.  Each party hereto irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.9 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.3, with a copy provided by reputable overnight courier. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.11.  Specific Performance; Limitation on Liability.  The parties agree that irreparable damage, for which monetary damages, even if available, may not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms, or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. If Parent, Merger Sub or any Buyer Party shall seek money damages in respect of this Agreement or the Transactions, then, absent a willful and intentional breach, or fraud, or a material breach by the Company of Section 6.3, the maximum aggregate liability of the Company and any Company Party shall be limited to an aggregate amount equal to the sum of the Termination Fee and Parent Expense Reimbursement.

Section 9.12.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties and any attempt to do so will be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns.

Section 9.13.  Expenses.  Except as otherwise set forth herein, all costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such costs and expenses, whether or not any of the Transactions are consummated. In the event the Closing occurs, the Surviving Company shall pay the costs and expenses incurred by or on behalf of Parent and Merger Sub.

Section 9.14.  Headings.  Headings of the articles and sections of this Agreement and the table of contents, schedules, annexes and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 9.15.  Waivers.  Any failure of any of the parties hereto to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the Company, Parent and Merger Sub has caused this Agreement to be signed by its duly authorized officer as of the date first written above.

CLARK HOLDINGS INC.

By:	/s/ Gregory E. Burns
Name:	Gregory E. Burns
Title:	Chief Executive Officer

GORES LOGISTICS HOLDINGS, LLC

By:	/s/ Thomas A. Waldman
Name:	Thomas A. Waldman
Title:	Vice President and Secretary

GORES LOGISTICS SUB, INC.

By:	/s/ Thomas A. Waldman
Name:	Thomas A. Waldman
Title:	Vice President and Secretary

Annex B

INTEGGRA ADVISORY SERVICES

August 27, 2011

Board of Directors
Clark Holdings Inc.
121 New York Avenue
Trenton, NJ, 08638

Re: Fairness Opinion

Board of Directors:

You have requested that Integgra Advisory Services, LLC (“Integgra”) provide you with its opinion as to the fairness, from a financial point of view, of the merger consideration paid by a newly-formed company (“Purchaser”) organized by The Gores Group, LLC (“TGG”) in its merger with Clark Holdings Inc. (“Clark” or the “Company”) pursuant to an Agreement and Plan of Merger (the “Agreement”) to be dated on or about August 29, 2011 between the Purchaser and the Company.

The Company through its subsidiaries, is engaged in the business of providing transportation management and logistics services to the print media industry in the United States and internationally (hereafter “the Business”). The Company offers contract logistics, customs clearances, distribution, inbound logistics, truckload brokerage and other supply chain management services, as well as ground, air and ocean freight forwarding. It also provides domestic newsstand magazine distribution services; and operates a hub and spoke network of operating centers and professional traffic management services, which comprise the pick-up at printing plants, break-bulk and sorting of individual wholesaler orders by title, consolidation of multi titles to common wholesaler delivery points, and preparation of manifests, advance shipping notices, and completion of shipment notifications to national distributors. In addition, the Company offers ground-based transportation services, including the transportation of specialized media products, such as magazines, mass market books, newspaper inserts, drop ship mail and motion picture film through a network of six distribution centers and relationships with approximately 600 third-party transportation providers. Further, it provides consolidation and import/export transportation management and logistics services to print media publishers, distributors and to their import partners. The Company serves its customers through a network of contract logistics providers and distribution centers. Clark was founded in 1957 and is headquartered in Trenton, New Jersey.

Under the Agreement, the Purchaser is merging with the Company in a going-private transaction. The Purchaser is prepared to fund the transaction entirely with an equity investment provided by Gores Capital Partners III, L.P., its affiliated private equity fund having a total of $2.1 billion in committed capital. There will be no financing condition to close the transaction between Buyer and the Company. Based on the Purchaser’s structure, the Purchaser’s internal approval of the transaction will require no more than one day’s time after completion of confirmatory due diligence and substantial progress having been made towards a final definitive agreement. No external approvals are required. The purchaser intends to operate the business as a standalone portfolio company.

The final merger consideration is $.46 per share of capital stock, as stated in the Agreement.

In arriving at the opinion set forth below, Integgra has completed the following tasks:

1)	Reviewed the financial statements of Clark for the several years ended December 31, 2010, as well as the approximately seven months period available prior to the valuation date of August 24, 2011 (the “Valuation Date”), and various closing documents, accounting and other records as of the Valuation Date.
2)	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flows and assets of the Business, furnished to us by or on behalf of Clark.
3)	Conducted discussions with members of the management of Clark, Blue Line Advisors, Inc. and EVE Partners concerning the business and prospects of the Business; discussions were also conducted with other industry participants.

4)	Compared the results of operations of the Business with that of certain companies that we deemed relevant.
5)	Conducted a financial review of the financial condition of Clark with respect to its liquidity and capital position as of the Valuation Date.
6)	Compared the financial terms of the purchase with the financial terms of certain other transactions that we deemed relevant.
7)	Reviewed the Agreement and ancillary agreements thereto.
8)	Performed such other analyses and reviewed and analyzed such other information as Integgra deemed appropriate.

In rendering this opinion, Integgra did not assume responsibility for independently verifying, and did not independently verify, any financial or other information concerning Clark, or the publicly available information regarding other companies.

Integgra has assumed that all such financial and other information is accurate and complete. Integgra has further relied on the assurances of Clark management that they are not aware of any facts that would make such financial or other information inaccurate, incomplete or misleading. With respect to forecasts and financial projections of Clark provided by management, Integgra has assumed, for the purpose of this opinion, that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of Company management at the time of their preparation as to the future performance of the Business, and Integgra has expressed no opinion with respect to such forecasts and projections or the assumptions on which they are based. Integgra has further assumed, with your consent, that any material liabilities (contingent or otherwise, known or unknown) of the Business are as set forth in the financial statements.

In performing its analyses, Integgra considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the written opinion. No company, transaction or business used in Integgra’s analyses for comparative purposes is identical to the Company or the proposed transaction. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Integgra did not make separate or quantifiable judgments regarding individual analyses. The implied reference range of values indicated by Integgra’s analyses (presented to the Company’s Board of Directors on August 27, 2011) are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities may be sold, which may depend on a variety of factors, many of which are beyond the control of Integgra. Much of the information used in, and accordingly the results of, Integgra’s analyses are inherently subject to substantial uncertainty.

Integgra has not been engaged to make, nor have we made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Business nor have we been furnished with any such evaluation or appraisals except for the 2010 intangible asset appraisal, a 2010 royalty rate assessment and a 2010 discount rate assessment performed by the Company. Our opinion is based upon regulatory, economic, market and monetary conditions existing on the date hereof.

Neither Integgra, nor its contractors nor the individuals involved with this Opinion, has any present or future contemplated interest in the Company or any other interest that might tend to prevent making a fair and unbiased Opinion. We certify that the compensation received for this Opinion is in no way contingent upon the results expressed herein.

This opinion has been prepared for your information in connection with the Agreement and, with the exception of the proxy statement and other public documents associated with the Proposed Transaction, shall not be reproduced, summarized, described or referred to or provided to any person or otherwise made public without the prior consent of Integgra.

On the basis of, and subject to the foregoing, we are of the opinion that the merger consideration paid by the Purchaser is fair to the shareholders of the Company from a financial point of view.

Yours very truly,

INTEGGRA ADVISORY SERVICES, LLC
Gregg Ficery President

Encl.

Annex C

SECTION 262 OF THE GENERAL CORPORATION LAW OF
THE STATE OF DELAWARE

§262.  Appraisal Rights.

(a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §255, §256, §257, §258, §263 or §264 of this title:

(1)  Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in §251(f) of this title.

(2)  Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.  Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.  Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.  Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.  Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 or §267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)  Appraisal rights shall be perfected as follows:

(1)  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who receive notice in accordance with §255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)  If the merger or consolidation was approved pursuant to §228, §253, or §267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)  After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)  From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the stockholder meeting date.

Clark Holdings Inc.

INTERNET
http://www.proxyvoting.com/gla
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO#
07930

▼ **FOLD AND DETACH HERE** ▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please mark your votes as indicated in this example ☒

	FOR	AGAINST	ABSTAIN
1. To adopt the Agreement and Plan of Merger, dated as of September 1, 2011, by and among Clark Holdings Inc., Gores Logistics Holdings, LLC and Gores Logistics Sub, Inc., as such agreement may be amended from time to time.	☐	☐	☐
2. To adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, proposal 1 has not been approved.	☐	☐	☐
3. To approve, on a non-binding, advisory basis, the "golden parachute" arrangements and compensation for certain of our named executive officers in connection with the merger.	☐	☐	☐

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted "FOR" proposals 1, 2 and 3.

I plan on attending the Special Meeting. ☐

Mark Here for Address Change or Comments SEE REVERSE ☐

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature ______________________ Signature ______________________ Date ____________

Choose **MLink**SM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect®** at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

▼ FOLD AND DETACH HERE ▼

CLARK HOLDINGS INC.
PROXY

The stockholder(s) of Clark Holdings Inc., a Delaware corporation ("Company"), whose signature(s) appear(s) on the reverse side ("Stockholder(s)") hereby appoint(s) Gregory E. Burns and Brian Bowers, or either of them, with full power of substitution and to act without the other, as the agents, attorneys and proxies of the Stockholder(s), to vote the shares of the Company's common stock standing in the name of Stockholder(s) at the Special Meeting of Stockholders of the Company to be held on November 3, 2011 and at all adjournments or postponements thereof. **The proxies shall vote in accordance with the instructions given on the reverse side, and the proxies are authorized to vote in their discretion upon other business as may properly come before the meeting and any adjournments or postponements thereof. If no instructions are given, this proxy will be voted "FOR" all of the proposals on the reverse side.**

Address Change/Comments (Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the reverse side)

WO#
07930